Exhibit 10.1

POST-PETITION CREDIT AGREEMENT

by and among

FRED’S, INC.

AND ITS SUBSIDIARIES,

JOINTLY AND SEVERALLY,

as the “Borrowers”

and

THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME,

as the “Lenders”

and

REGIONS BANK

as the “Administrative Agent”

REGIONS BANK and BANK OF AMERICA, N.A.,

as the “Co-Collateral Agents”

and

REGIONS CAPITAL MARKETS, a division of Regions Bank,

as Sole Book Runner and Sole Lead Arranger

September 11, 2019

Table of Contents

SECTION 1 DEFINITIONS; RULES OF CONSTRUCTION		1

1.1	Definitions	1
1.2	Accounting Terms	49
1.3	Uniform Commercial Code	49
1.4	Rules of Construction	50

SECTION 2 THE CREDIT FACILITIES		51

2.1	Revolving Commitment	51
2.2	[Reserved]	53
2.3	Swing Line Loans; Settlement	54
2.4	Letter of Credit Facility	56
2.5	Bank Product Obligations	61
2.6	Section 364(c)(1) and 503(b) Priority	61

SECTION 3 INTEREST, FEES, AND CHARGES		61

3.1	Interest	61
3.2	Fees	62

SECTION 4 LOAN ADMINISTRATION		64

4.1	Manner of Borrowing and Funding Revolving Loans	64
4.2	Defaulting Lender	65
4.3	Borrower Representative	67
4.4	One Obligation	67
4.5	Effect of Termination	68
4.6	Cash Collateral	68

SECTION 5 PAYMENTS		69

5.1	General Payment Provisions	69
5.2	Repayment of Revolving Loans	69
5.3	[Reserved]	70
5.4	Payment of Other Obligations	70
5.5	Post-Default Allocation of Payments	70
5.6	Sharing of Payments	72
5.7	Nature and Extent of Each Borrower’s Liability	73

SECTION 6 CONDITIONS PRECEDENT		76

6.1	Conditions Precedent to Initial Loans	76
6.2	Conditions Precedent to All Extensions of Credit	79

SECTION 7 REPRESENTATIONS AND WARRANTIES		80

7.1	Organization and Qualification	80
7.2	Power and Authority	80
7.3	Enforceability	80
7.4	Capital Structure	81
7.5	Title to Properties; Priority of Liens	81
7.6	Licenses and Permits	81
7.7	Real Estate; Pharmacies	81
7.8	Casualties; Taking of Properties; etc.	82
7.9	Deposit Accounts; Securities Accounts; Commodity Accounts	82

i

7.10	Intellectual Property	82
7.11	Financial Statements; DIP Budget	83
7.12	Credit Card Receivables and Pharmacy Receivables	84
7.13	Taxes	85
7.14	Insurance	85
7.15	Reserved	85
7.16	Litigation	85
7.17	Material Contracts and Restrictive Agreements	86
7.18	Surety Obligations	86
7.19	Governmental Approvals	86
7.20	Brokers	86
7.21	Compliance with Laws	86
7.22	ERISA	86
7.23	Environmental Matters	87
7.24	Regulated Entity	88
7.25	Labor Relations and Related Matters	90
7.26	[Reserved]	90
7.27	Use of Proceeds	90
7.28	Accuracy and Completeness of Information	90
7.29	No Defaults	91
7.30	Senior Debt	91
7.31	Chapter 11 Cases	91
7.32	DIP Financing Orders	91

SECTION 8 AFFIRMATIVE COVENANTS AND CONTINUING AGREEMENTS		91

8.1	Use of Proceeds	91
8.2	Maintenance of Existence and Rights; Conduct of Business	92
8.3	Insurance	93
8.4	Inspections; Appraisals	94
8.5	Adequate Books and Records	94
8.6	Borrowing Base Reporting; Financial and Other Information	94
8.7	Compliance with Laws	99
8.8	ERISA	99
8.9	Environmental	100
8.10	Margin Stock	101
8.11	Taxes; Claims	101
8.12	Cash Management; Deposit Accounts	101
8.13	Covenants Regarding Collateral and Property	102
8.14	[Reserved]	102
8.15	Further Assurances	102
8.16	DIP Milestones, Rx Sale Milestones and Real Estate Sale Milestones	103
8.17	Compliance with Bankruptcy Code, Rules and Orders	103
8.18	Bankruptcy Case Notices	103
8.19	Retention of Consultants	103
8.20	Compliance with Terms of Leaseholds	104

SECTION 9 NEGATIVE COVENANTS		105

9.1	Debt	105
9.2	Liens	105
9.3	Restricted Payments	106
9.4	Investments	106

9.5	Disposition of Assets	106
9.6	Restrictions on Payment of Certain Debt	106
9.7	Fundamental Changes	107
9.8	Restrictive Agreements; Certain Restrictions; Inconsistent Agreements	108
9.9	Affiliate Transactions	108
9.10	Plans	108
9.11	Sales and Leasebacks	109
9.12	Certain Agreements	109
9.13	Disqualified Equity Interests	109
9.14	Finance Insurance Premiums	109
9.15	Modifications to DIP Financing Orders	109
9.16	Filing of Motions and Applications	109
9.17	Certain Bankruptcy Covenants	109
9.18	DIP Budget	109

SECTION 10 FINANCIAL COVENANTS		110

10.1	Financial Covenants	110

SECTION 11 EVENTS OF DEFAULT; REMEDIES UPON DEFAULT		110

11.1	Events of Default	110
11.2	Remedies upon Default	115
11.3	License	116
11.4	Receiver	116
11.5	Deposits; Insurance	116
11.6	Remedies Cumulative	117

SECTION 12 ADMINISTRATIVE AGENT		117

12.1	Appointment, Authority, and Duties of Administrative Agent and Co-Collateral Agents; Professionals	117
12.2	Guarantors and Collateral; Intercreditor Agreements; and Field Examination Reports	119
12.3	Reliance By Administrative Agent and Co-Collateral Agents	120
12.4	Action Upon Default	121
12.5	Indemnification of Administrative Agent Indemnitees	121
12.6	Limitation on Responsibilities of Administrative Agent	121
12.7	Resignation; Successor Administrative Agent	122
12.8	Separate Collateral Agent	122
12.9	Due Diligence and Non-Reliance	123
12.10	Remittance of Payments	123
12.11	Administrative Agent in its Individual Capacity; Each Co-Collateral Agent in its Individual Capacity	124
12.12	Administrative Agent Titles	124
12.13	Bank Product Providers	124
12.14	No Third Party Beneficiaries	125
12.15	Certifications From Lenders and Participants; PATRIOT Act; No Reliance	125
12.16	Credit Bidding	126

SECTION 13 ASSIGNMENTS AND PARTICIPATIONS		127

13.1	Successors and Assigns	127

SECTION 14 YIELD PROTECTION		130

14.1	LIBOR Index Rate Unavailability	130
14.2	Increased Costs	132
14.3	Taxes	133
14.4	Mitigation Obligations; Designation of a Different Lending Office	137

SECTION 15 MISCELLANEOUS		137

15.1	Notices	137
15.2	Amendments	139
15.3	Indemnity; Expenses	142
15.4	Reimbursement Obligations	142
15.5	Performance of Credit Parties’ Obligations	143
15.6	Setoff	143
15.7	Independence of Covenants; Severability	144
15.8	Cumulative Effect; Conflict of Terms	144
15.9	Counterparts	144
15.10	Fax or Other Transmission	144
15.11	Entire Agreement	145
15.12	Relationship with Lenders	145
15.13	No Advisory or Fiduciary Responsibility	145
15.14	Confidentiality; Credit Inquiries	145
15.15	Governing Law	146
15.16	Submission to Jurisdiction	147
15.17	Waivers; Limitation on Damages; Limitation on Liability	147
15.18	Limitation on Liability; Presumptions	148
15.19	PATRIOT Act Notice	149
15.20	Powers	149
15.21	No Tax Advice	149
15.22	Judgment Currency	149
15.23	Survival of Representations and Warranties, etc.	150
15.24	Revival and Reinstatement of Obligations	150
15.25	Acknowledgement of and Consent to Bail-In of EEA Financial Institutions	150
15.26	Certain ERISA Matters	151
15.27	Time of Essence	151
15.28	Section Headings	152
15.29	Qualified Financial Contracts	152

APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swing Line Note
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D	[Reserved]
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of DIP Budget Variance Report
Exhibit H	Form of Secured Party Designation Notice

SCHEDULES

Schedule 1.1	Existing Letters of Credit
Schedule 1.2	Permitted Variances
Schedule 7.4	Capital Structure
Schedule 7.7	Real Estate; Pharmacies
Schedule 7.9	Deposit Accounts, Securities Accounts and Commodity Accounts
Schedule 7.10	Intellectual Property
Schedule 7.14	Insurance
Schedule 7.16	Commercial Tort Claims
Schedule 7.17	Material Contracts and Restrictive Agreements
Schedule 7.20	Brokers
Schedule 7.22	ERISA Plans
Schedule 7.23	Environmental Matters
Schedule 7.25	Labor Relations and Related Matters
Schedule 8.16	Required DIP Milestones, Rx Sale Milestones and Real Estate Sale Milestones

v

POST-PETITION CREDIT AGREEMENT

THIS POST-PETITION CREDIT AGREEMENT (this “Agreement”) dated as of September 11, 2019, is made by and among (A) FRED’S, INC., a Tennessee corporation (“Parent”), (B) the Subsidiaries of Parent identified on the signature pages hereto as Borrowers (each of such Subsidiaries, together with Parent, jointly and severally, “Borrowers” and, each, a “Borrower”); (C) the financial institutions from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”); (D) REGIONS BANK, an Alabama bank (as further defined below, “Regions Bank”), in its capacities as a Lender, a Co-Collateral Agent (as defined below), the Swing Line Lender (as defined below) and a LC Issuer (as defined below); (E) BANK OF AMERICA, N.A., in its capacity as a Lender, a Co-Collateral Agent and a LC Issuer; and (F) REGIONS BANK, in its capacities as administrative agent and collateral agent for Lenders, LC Issuers and other Secured Parties (defined below) (Regions Bank, acting in such latter capacities, and as further defined below, “Administrative Agent,” “Collateral Agent” or “Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers are parties with Regions Bank, as collateral agent and administrative agent (Regions Bank, in such capacities, the “Pre-Petition Agent”), Regions Bank and Bank of America, N.A., as LC Issuers (as defined therein), and certain financial institutions as lenders (collectively, the “Pre-Petition Lenders”) to a certain Credit Agreement dated April 9, 2015, as amended and supplemented from time to time and as in effect on the Closing Date (as so amended and supplemented and together with all schedules and addenda thereto, the “Pre-Petition Credit Agreement”), pursuant to which Pre-Petition Lenders have made loans and other extensions of credit to certain Borrowers, which loans and credit extensions are secured by certain assets of Borrowers;

WHEREAS, each Borrower is a debtor-in-possession (each a “Debtor” and, collectively, Debtors”) under Chapter 11 of the Bankruptcy Code in a case (each a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Chapter 11 Cases or any proceedings therein from time to time, the “Bankruptcy Court”), jointly administered as Case No. 19-11984-CSS;

WHEREAS, in connection with the filing of the Chapter 11 Cases, Borrowers have requested that Administrative Agent and the Lenders establish a revolving credit facility in favor of Borrowers, and that LC Issuers establish a letter of credit sub-facility for the account of Borrowers, all for the purposes set forth herein; and

WHEREAS, Administrative Agent, the Co-Collateral Agents, the Lenders, and LC Issuers are willing to provide such revolving credit facility and letter of credit sub-facility to Borrowers subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each Credit Party, Administrative Agent, each Co-Collateral Agent, each Lender, and each LC Issuer, each intending to be legally bound, hereby covenant and agree as follows:

SECTION 1

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms that are not otherwise defined herein or, as applicable, any other Loan Documents, shall have the meanings set forth in this Section 1.1 or, in the case of Financial Covenants, in Section 10.1, as applicable. As used in this Agreement (including in the introductory paragraph, the recitals, and the Annexes, Exhibits and Schedules hereto) and, as applicable, any other Loan Documents, the following terms shall have the following meanings:

“363 Sale” means a sale of property by a Credit Party pursuant to Section 363 of the Bankruptcy Code.

“Acceptable Plan” means a Chapter 11 Plan that (i) provides for (a) allowance of all Claims in favor of Administrative Agent, Co-Collateral Agents, LC Issuers, Lenders, Pre-Petition Agent and Pre-Petition Lenders as fully secured Claims; (b) Payment in Full of all Obligations and Pre-Petition Lender Debt on the effective date of such Chapter 11 Plan; (c) an effective date no later than forty-five (45) days after the date of entry of the Confirmation Order with respect to such Chapter 11 Plan; and (d) a full and complete release of any and all claims that each Credit Party or its Estate might have or assert against Administrative Agent, Co-Collateral Agents, any LC Issuer, any Lender, Pre-Petition Agent or any Pre-Petition Lender (in each case whether arising before or after the Petition Date), including all claims that arise under any provision in Chapter 5 of the Bankruptcy Code; and (ii) is otherwise acceptable to Administrative Agent and the Required Lenders in their discretion.

“Accounts Receivable Report” has the meaning given such term in Section 8.6.

“Accounts Payable Report” has the meaning given such term in Section 8.6.

“ACH” has the meaning given such term in the definition of “Bank Products.”

“Acquisition” means any acquisition (whether by purchase, exchange, issuance of stock, or other equity or Debt securities, merger, Division, reorganization, amalgamation, or any other method and whether by a single transaction or a series of related or unrelated transactions) by any Credit Party or Subsidiary of (a) any Voting Equity Interests issued by any other Person, but only if such acquisition results in such Credit Party or Subsidiary’s owning fifty percent (50%) or more of such Voting Equity Interests or otherwise obtaining Control of such Person; (b) all or substantially all of the assets of any other Person; or (c) assets which constitute all or any substantial part of any division, line of business or other operating unit of the business of any other Person.

“Adequate Protection Payment” means the right of the holder of a secured claim to receive from any Credit Party periodic payment as adequate protection under Section 361 or Section 363 of the Bankruptcy Code pursuant to an order of the Bankruptcy Court.

“Administrative Agent,” “Collateral Agent” or “Agent” means Regions Bank, in its capacity as administrative agent, collateral agent or agent for Lenders, LC Issuers and each other Secured Party, together with its successors and assigns.

“Administrative Agent Indemnitees” means Administrative Agent, its Related Parties and all Administrative Agent Professionals.

“Administrative Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Administrative Agent at any time or from time to time in accordance with the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire provided by each Lender to Administrative Agent in connection herewith in a form supplied or approved by Administrative Agent for such purpose.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Credit Party or any of its Subsidiaries, threatened in writing, in each case, against any Credit Party or any of its Subsidiaries or any material Property of any Credit Party or any of its Subsidiaries (including an Insolvency Proceeding or appellate proceeding).

“Affected Lender” has the meaning set forth in Section 14.1(b).

“Affected Loan” has the meaning set forth in Section 14.1(b).

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with the Person specified, or that is a director, officer, manager or partner of such Person. Without limitation of the foregoing, for purposes of this definition, “Control,” when used with respect to any Person, includes the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Voting Equity Interests issued by such Person in addition to the power to control, or have a controlling influence over, the management or policies of such Person or any of its Property, whether by ownership, the voting of such Equity Interests, by contract or otherwise.

“Agent Party” and “Agent Parties” have the respective meanings given such terms in Section 15.1(d)(i).

“Aggregate Revolving Obligations” means, at any time of determination, the sum (without duplication) of (a) the outstanding principal amount of all Revolving Loans (including Swing Line Loans, Over Advance Loans and Protective Advances) and (b) the outstanding amount of all LC Obligations.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” has the meaning given such term in Section 15.22.

“Allocable Amount” has the meaning given such term in Section 5.7(c)(ii).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any laws relating to the prevention of terrorism or money laundering, including the PATRIOT Act and all OFAC rules and regulations, including Executive Order 13224.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, agreement, or matter in question, including all applicable statutory law, common law, and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, and decrees of Governmental Authorities. Without limitation of the foregoing, “Applicable Law” includes all Anti-Corruption Laws, Anti-Terrorism Laws, the Beneficial Ownership Regulation, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Code, the Commodity Exchange Act, all Debtor Relief Laws, the Bail-In Legislation, ERISA, Health Care Laws, the Exchange Act, FATCA, the FDPA, the FLSA, OSHA, the UCC, and the WARN Act.

“Applicable Margin” means three and one quarter percent (3.25%) per annum.

“Applicable Reserve Requirement” means, at any time, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks that are Lenders with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors, as in effect from time to time) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to any category of liabilities which includes deposits by reference to which the LIBOR Index Rate or any other interest rate of a Loan is to be determined, without benefit of credit for pro ration, exception or offsets that may be available from time to time to the applicable Lender. The LIBOR Index Rate component of the Base Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Entity that (a) is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities and (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an Entity or an Affiliate of an Entity that administers or manages a Lender.

“Arranger” means RCM, acting in its capacity as sole book runner and sole lead arranger.

“Article 9 Control” means, with respect to any asset, right, or Property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that Administrative Agent or a Lender, as the case may be, has “control” of such asset, right, or Property in accordance with the terms of Article 9 of the UCC. Without limitation of the foregoing, so long as Regions Bank is Administrative Agent, Administrative Agent shall be deemed to be have “control” of any Collection Account, Securities Account, Commodity Account, Deposit Account into which proceeds of Loans are funded or other Deposit Account maintained with Regions Bank or any Affiliate of Regions Bank, including any maintained by or through Regions Bank or any agents or correspondents acting on behalf of Regions Bank without the necessity of having an Article 9 Control Agreement executed in connection therewith; provided, that, without limiting the generality of the foregoing, each Credit Party owning any Deposit Accounts, Commodity Accounts or Securities Accounts shall promptly, upon request from Administrative Agent or any Co-Collateral Agent (but in any event not later than thirty (30) days after receipt of such request, unless otherwise approved by Administrative Agent and the Co-Collateral Agents), execute and deliver to Administrative Agent an Article 9 Control Agreement in its favor, in its capacities as secured party and depository institution, regarding such Deposit Accounts, Commodity Accounts and Securities Accounts.

“Article 9 Control Agreement” means an agreement among Administrative Agent or a Lender, as the case may be, any one or more of Credit Parties and another Person pursuant to which Article 9 Control is established in favor of Administrative Agent or such Lender with respect to any asset, right or Property of a Credit Party, or Credit Parties, including any Deposit Account, Commodity Account or Securities Account, or any funds or securities, respectively, on deposit therein, situated at or with such Person(s).

“Asset Disposition” means, with respect to any Person, a sale, issuance, assignment, Division, lease, license, Consignment, transfer, abandonment, or other disposition of such Person’s Property, including a disposition of Property in connection with a sale-leaseback transaction, synthetic lease, securitization or similar arrangement.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of each other party hereto whose consent is required by Section 13.1(b)) and accepted by Administrative Agent, in substantially the form of Exhibit B or any other form (including electronic documentation generated by MarkitClear or other electronic Platform) requested or approved by Administrative Agent in its discretion from time to time.

“Avoidance Claim” means any claim that could be asserted by or on behalf of any Credit Party or its Estate against a Person under Sections 502(b), 544, 545, 546, 547, 548, 549, 550 or 553 of the Bankruptcy Code.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreement” means any agreement between one or more Obligors and a Bank Product Provider evidencing the making available of any Bank Product by such Bank Product Provider to such Obligor. The foregoing includes, without limitation, Swap Agreements.

“Bank Product Obligations” means, without duplication, (i) all Debts, liabilities and other obligations of any Obligor to any Bank Product Provider arising under, pursuant to or in connection with Bank Products, and (ii) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to any Bank Products provided by such Bank Product Provider to a Credit Party or any of its Subsidiaries.

“Bank Product Provider” means (a) any of Regions Bank and its Affiliates, (b) Bank of America, N.A. and its Affiliates, and (c) any other Person that (i) at the time it enters into a Bank Product Agreement, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Bank Product Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or becomes, within thirty (30) days thereafter, a Lender or an Affiliate of a Lender. For purposes hereof, the term “Lender” shall be deemed to include Administrative Agent.

“Bank Product Reserve” means an amount determined from time to time by Administrative Agent in its discretion as a Reserve for Bank Product Obligations.

“Bank Products” means all bank, banking, financial, and other similar or related products, services, and facilities offered or provided by any Bank Product Provider to any Obligor, including (a) merchant card services, credit or stored value cards and corporate purchasing cards; (b) cash management, treasury, and related products and services, including depository and checking services, Deposit Accounts (whether operating, money market, investment, collections, payroll, trust, disbursement, or other Deposit Accounts), Securities Accounts, automated clearinghouse (“ACH”) transfers of funds and any other ACH services, remote deposit capture, lockboxes, account reconciliation and information reporting, controlled disbursements, wire and other electronic funds transfers, e-payable, overdraft protection, stop payment services and fraud protection services (all of the products and services described in this clause (b), collectively, “Treasury Services”); and (c) bankers’ acceptances, drafts, documentary services, foreign currency exchange services; (d) Swap Obligations and other Obligations arising under Swap Agreements; (e) supply chain finance arrangements; and (f) other similar banking products or services, other than Letters of Credit.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” has the meaning given such term in the Recitals of this Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus one-half of one percent (1/2%) per annum; and (c) the LIBOR Index Rate in effect on such day plus one percent (1%) per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Index Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Index Rate, respectively, automatically and without notice to any Person. Notwithstanding anything contained herein to the contrary, if the Base Rate, as so determined, is ever less than zero (0), then, the Base Rate shall be deemed to be zero (0).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of any Credit Party as required by the Beneficial Ownership Regulation, and otherwise to be in form and substance satisfactory to Administrative Agent.

“Beneficial Ownership Regulation” means 31 CFR Section 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble hereto.

“Borrower Representative” has the meaning given such term in Section 4.3.

“Borrowing” means a group of Loans that are made on the same day.

“Borrowing Base” means, on any date of determination, an amount, calculated in Dollars, equal to:

(a) ninety percent (90%) of the total amount of Eligible Credit Card Receivables; plus

(b) eighty-five percent (85%) of the total amount of Eligible Pharmacy Receivables; plus

(c) ninety percent (90%) of the NOLV Percentage of Eligible Inventory (provided that no more than Fifteen Million Three Hundred Fifty Thousand and No/100 Dollars ($15,350,000.00) of the amount in this clause (c) may be attributable to Pharmacy Inventory); plus

(d) Pharmacy Scripts Availability; minus

(e) Reserves.

“Borrowing Base Borrowers” means, collectively, Parent, Fred’s Stores of Tennessee, Inc., a Delaware corporation, National Pharmaceutical Network, Inc., a Florida corporation, and Reeves-Sain Drug Store, Inc., a Tennessee corporation.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit E or such other form as may be requested by or acceptable to Administrative Agent from time to time in its discretion.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Jurisdiction State or the States of Alabama or Tennessee or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) in the case of determinations of the Index Rate and the LIBOR Index Rate, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means any lease which, in accordance with GAAP, is required to be capitalized for financial reporting purposes.

“Cardinal” means, collectively, Cardinal Health 110, LLC, a Delaware limited liability company, Cardinal Health 112, LLC, a Delaware limited liability company, and any other subsidiaries and affiliates of Cardinal Health, Inc. that become parties to the Cardinal Supply Agreement.

“Cardinal Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of April 5, 2018, between Administrative Agent and Cardinal, and acknowledged by Credit Parties.

“Cardinal Obligations” means, collectively, (i) trade payables owing to Cardinal under the Cardinal Supply Agreement from time to time in the Ordinary Course of Business that are not more than 26.5 DSO payment terms (Weekly statement (M-F), due 31 days from the Friday of the applicable week) and are paid not more than 31 days from the Friday of the week such trade payables were properly invoiced in the normal course of business, and (ii) any other trade payables owing to Cardinal under the Cardinal Supply Agreement from time to time that are being disputed in good faith and by appropriate measures or that are otherwise acceptable to Administrative Agent in its discretion.

“Cardinal Supply Agreement” means that certain Amended and Restated Prime Vendor Agreement dated as of June 18, 2018, among Cardinal and Borrowers, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the Cardinal Intercreditor Agreement.

“Carve-Out” has the meaning given it in the Interim Financing Order (or, when applicable, the Final Financing Order).

“Carve-Out Reserve” means, on any date, an amount determined by Administrative Agent and Co-Collateral Agents to be the “Reserve” (as defined in, and calculated in accordance with, the DIP Financing Orders). On the Closing Date, the Carve-Out Reserve will be One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00), as such amount will be adjusted by the Administrative Agent and the Co-Collateral Agents from time to time in accordance with the DIP Financing Orders.

“Carve-Out Trigger Event” has the meaning given such term in the Interim Financing Order (or, when applicable, the Final Financing Order).

“Cash Collateral” has the meaning given such term in the definition of “Cash Collateralize.”

“Cash Collateralize” means, to pledge and deposit with or deliver to Administrative Agent, an LC Issuer or Swing Line Lender, as applicable, as collateral for the LC Obligations or Swing Line Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or Deposit Account balances or, if Administrative Agent, an LC Issuer or Swing Line Lender, as applicable, may agree, each in its discretion, other credit support, in each case pursuant to documentation in form and substance, and in an amount (but not less than one hundred five percent (105%) of the obligated amount), in each case, satisfactory to Administrative Agent, such LC Issuer and/or Swing Line Lender, as applicable, in its or their discretion. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support including any cash and any interest or other income earned thereon.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally Guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million and No/100 Dollars ($100,000,000.00); and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than Five Hundred Million and No/100 Dollars ($500,000,000.00), and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Order” means a First Day Order presented to the Bankruptcy Court on or about the Petition Date that authorizes the continuation of the Credit Parties’ Pre-Petition cash management relationship with Administrative Agent, Bank of America, N.A. and any other banks identified in such order (collectively, the “Cash Management Banks”), which order shall include, among other things, provisions authorizing each Cash Management Bank to set off against amounts held in Deposit Accounts maintained by any Credit Party with such Cash Management Bank all fees and expenses for cash management services provided to such Credit Party by such Cash Management Bank, Bank Product Obligations, analysis charges, and other fees, expenses and indebtedness arising or incurred in connection therewith, in each case, whether the foregoing are incurred or arise before or after the Petition Date, and which order shall be in form and substance satisfactory to each such Cash Management Bank in its discretion.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. Section 225.8 or a Governmental Authority’s assessment thereof, shall, in each case of clauses (i), (ii) or (iii) above, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Parent to any Person or “group” (within the meaning of the Exchange Act as in effect), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act as in effect) of forty percent (40%) or more of the outstanding shares of the Voting Equity Interests of Parent, or (iii) occupation of a majority of the seats of the board of directors (other than vacant seats) by Persons who were neither (a) nominated by the current board of directors or (b) appointed by directors so nominated.

“Chapter 11 Cases” has the meaning given such term in the Recitals of this Agreement.

“Chapter 11 Plan” means a plan of reorganization or liquidation filed in any of the Chapter 11 Cases under Section 1121 of the Bankruptcy Code.

“CIP Regulations” has the meaning given such term in Section 12.15.

“Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs, disbursements, and expenses of any kind (including fees, costs, and expenses of attorneys and paralegals, experts, agents, consultants, and advisors, and Extraordinary Expenses) at any time (including before or after the Closing Date, after Payment in Full of the Obligations, or resignation or replacement of Administrative Agent) incurred by or asserted against or imposed on any Indemnitee as a result of, or arising from or in connection with, (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto; (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or Applicable Law; or (e) failure by any Credit Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any Adverse Proceeding, whether or not the applicable Indemnitee is a party thereto.

“Closing Date” means the date first inscribed hereinabove, unless pursuant to Section 6.1 the date on which the initial Loan is made or initial Letter of Credit is issued occurs after such date, in which case the term “Closing Date” shall mean such later date unless otherwise elected by Administrative Agent.

“Co-Collateral Agent Rights Agreement” shall mean that certain letter agreement by and among Administrative Agent, Co-Collateral Agents and Credit Parties dated on or about the Closing Date.

“Co-Collateral Agents” shall mean those Persons party to the Co-Collateral Agent Rights Agreement from time to time as “Co-Collateral Agents,” which, as of the Closing Date, consist solely of Regions Bank and Bank of America, N.A.

“Co-Collateral Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by a Co-Collateral Agent at any time or from time to time in accordance with the Loan Documents.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property described in any Security Documents or DIP Financing Order as security for any Obligations, and all other Property which now or hereafter secures (or is intended to secure) any Obligations.

“Collateral Disclosure Certificate” shall have the meaning set forth in the Security Agreement.

“Collection Account” means a Deposit Account established or maintained by a Credit Party at Regions Bank, Bank of America, N.A. or another bank acceptable to Administrative Agent and Co-Collateral Agents, which Deposit Account shall be utilized solely for purposes of receiving or collecting payments made by such Credit Party’s Account Debtors and other Proceeds of Collateral and over which Administrative Agent shall have exclusive Article 9 Control to withdraw or otherwise direct the disposition of funds on deposit therein.

“Commitment” means, for any Lender, the amount of such Lender’s Revolving Commitment. “Commitments” means the aggregate amount of all Revolving Commitments.

“Commitment Termination Date” means the earliest to occur of the following: (a) the Stated Revolving Commitment Termination Date; (b) the date on which Borrowers terminate the Revolving Commitments pursuant to Section 2.1(c); (c) the date on which the Revolving Commitments are terminated pursuant to Section 11.2; (d) thirty-five (35) days after the entry of the Interim Financing Order if the Final Financing Order has not been entered on or before such date (unless such date has been amended or extended in writing by Administrative Agent and Co-Collateral Agents in their discretion); (e) the effective date of any confirmed Acceptable Plan or the date of entry of a Confirmation Order with respect to any other Chapter 11 Plan; (f) the date of filing by any Credit Party of a Chapter 11 Plan that is not an Acceptable Plan; (g) the date of entry of a Confirmation Order with respect to a Chapter 11 Plan filed by a Person other than a Credit Party if such Chapter 11 Plan is not an Acceptable Plan; (h) the date of closing of any sale of all or any substantial part of the assets of Credit Parties taken as a whole; (i) the date on which Administrative Agent is granted relief from the automatic stay (after giving effect to any notice required for Administrative Agent to enforce its Liens as described in any DIP Financing Order); (j) the date on which Payment in Full of the Obligations and Pre-Petition Lender Debt has occurred; and (k) the date on which any of the Chapter 11 Cases is dismissed or converted to Chapter 7.

“Committee” means a creditors’ or equity security holders’ committee appointed in the Chapter 11 Cases by the U.S. Trustee.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning given such term in Section 15.1(d).

“Compliance Certificate” means a certificate in the form of Exhibit F or such other form as may be requested or approved by Administrative Agent from time to time.

“Confirmation Order” means an order entered by the Bankruptcy Court in any of the Chapter 11 Cases confirming a Chapter 11 Plan.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consultants” means the Investment Banker and Berkeley Research Group.

“Control” (and any correlative terms, including “common control,” “controlling” and “controlled by”) means the power to control, or have a controlling influence over, the management or policies of a Person or any Property, whether by ownership, the voting of Equity Interests, by contract or otherwise.

“Credit Card Agreements” shall have the meaning set forth in the Security Agreement.

“Credit Card Issuer” shall have the meaning set forth in the Security Agreement.

“Credit Card Processor” shall have the meaning set forth in the Security Agreement.

“Credit Card Receivables” shall have the meaning set forth in the Security Agreement.

“Credit Party” means each Borrower.

“Debt” means, with respect to any Person and without duplication as to such Person, any indebtedness, obligation or liability, whether or not contingent, (a) which (i) arises in respect of borrowed money, (ii) is evidenced by bonds, notes, debentures, or similar instruments, or (iii) accrues interest or is a type upon which interest or finance charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), (b) representing the balance deferred and unpaid of the purchase price of any Property or services (other than an account payable to a trade creditor incurred in the Ordinary Course of Business of such Person and payable in accordance with customary trade practices), (c) representing obligations of a lessee under leases which have been, or should be, in accordance with GAAP, recorded as Capital Leases, (d) representing any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any Debt described in this definition of another Person, including any such Debt, directly or indirectly Guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such debt, or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition, (e) representing obligations with respect to redeemable stock and redemption or repurchase obligations under any Equity Interests or other equity securities issued by such Person, except to the extent such obligations can be satisfied with Equity Interests of such Person, (f) representing reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance, or otherwise), letters of credit, bankers’ acceptances, drafts or similar documents or instruments issued for such Person’s account, (g) representing any indebtedness, obligation or liability, whether or not contingent, of such Person in respect of any indebtedness, obligation or liability, whether or not contingent, of another Person, including any such indebtedness, obligation or liability of another Person secured by any Lien on any Property of such Person, whether or not such indebtedness, obligation or liability is assumed by or is a personal liability of such Person, (h) representing any net obligations, liabilities, and debt of such Person (marked-to-market) arising under Swap Agreements, (i) representing any indebtedness, obligation or liability of any partnership or joint venture in which such Person is a general partner or a joint venture member to the extent such Person is liable therefor as a result of such Person’s ownership interest in such

Entity, except to the extent that the terms of such arrangement expressly provide that such Person is not liable therefor or such Person has no liability therefor under Applicable Law, (j) representing the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (k) representing indebtedness, liabilities or obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (k) representing obligations of such Person under any “take or pay” or similar arrangements, and (m) representing Earn-Outs.

“Debtor” and “Debtors” have the meaning given such terms in the Recitals of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar laws providing debtor relief or otherwise affecting the enforcement of creditors’ rights generally, of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event or condition that, with the lapse of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” means (a) with respect to Loans, the Base Rate plus the Applicable Margin plus an additional two percent (2%) per annum, and (b) with respect to any other Obligations, the interest rate otherwise specified in regard thereto after default (or, if no interest rate is specified, the Base Rate plus the Applicable Margin) plus an additional two percent (2%) per annum. The Default Rate applicable to Letter of Credit Fees is specified in Section 3.2(c).

“Defaulting Lender” means, subject to Section 4.2(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any LC Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days after the date when due, (b) has notified Borrower Representative, Administrative Agent, any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower Representative, to confirm in writing to Administrative Agent and Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a

Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.2(b)) upon delivery of written notice of such determination to Borrower Representative, each LC Issuer, each Swing Line Lender and each Lender.

“Dilution” means, as of any date of determination, an amount, expressed as a percentage, equal to (a) the Dollar amount of non-cash reduction to Borrowers’ Accounts or Payment Intangibles, including bad debt write-downs, discounts, advertising allowances, rebates, credits, or other dilutive items during the most recently ended period of twelve (12) Fiscal Months, divided by (b) Borrowers’ billings with respect to Accounts or Payment Intangibles during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Credit Card Receivables and Eligible Pharmacy Receivables by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%), or such lesser (or greater) amount as Administrative Agent, in its discretion shall determine from time to time.

“DIP Budget” means, as applicable, (a) an initial 13-week cash forecast and budget commencing with the week during which the Petition Date occurs, of Borrowers’ and their Subsidiaries’ consolidated (i) projected cash receipts, (ii) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including an amount of Professional Expenses and expenses for each Professional Person), expenses incurred in connection with any Asset Disposition and any other fees and expenses related to the Loan Documents and the DIP Facility) for such 13-week period, on a weekly basis (which such forecasts of cash receipts and cash operating disbursements shall be in form and substance satisfactory to Administrative Agent and Co-Collateral Agents), (iii) operating cash flow for such 13-week period, (iv) projected net cash flow, (v) projected Inventory receipts and levels, (vi) projected Borrowing Base and Excess Availability and (vii) a statement of the actual amounts of each line item for the preceding week together with a variance analysis from the first previously delivered cash forecast and budget covering such period, together with an explanation of any material variances or material prospective changes to such cash forecast and budget on a line item by line item basis, (b) back-up schedules and supporting information consistent with past practice (and, in any event, breaking out each such category described in clause (a) by Stores being closed or proposed to be closed), and (c) an updated cash forecast and budget for each successive 13-week period thereafter (as, and to the extent, required to be delivered pursuant to Section 8.6(h)), which shall, in each case, include each of the items described in clause (a), together with supporting schedules and information as shall be requested by Administrative Agent or any Co-Collateral Agent, and which budget shall have been prepared (or approved) by the Consultant. The cash forecast and budget (including the initial cash forecast and budget and any updated cash forecast and budget) shall be in form and substance acceptable to Administrative Agent and Co-Collateral Agents and certified by the chief financial officer of each Borrower. The DIP Budget in effect on the Closing Date is attached to the Interim Financing Order.

“DIP Budget Variance Report” means a variance report, in the form of Exhibit G to this Agreement (or such other form approved by the Administrative Agent and Co-Collateral Agents) and otherwise acceptable to Administrative Agent and Co-Collateral Agents from time to time, delivered on a weekly basis on Thursday of each week, commencing on September 26, 2019 (for the period ended on September 21, 2019), setting forth the variance for the applicable period specified in Schedule 1.2 ending on the last day of the immediately preceding calendar week against the DIP Budget for each line item in the DIP Budget for such period.

“DIP Facility” means the credit facility established pursuant to the Commitments and this Agreement.

“DIP Financing Orders” means, collectively, the Interim Financing Order and the Final Financing Order.

“DIP Milestones” means each of the “DIP Milestones” under (and as defined in) Schedule 8.16.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures or is subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holder thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior Payment in Full of the Obligations and termination of the Commitments); (b) is convertible into or exchangeable or exercisable for Debt or any Disqualified Equity Interest at the option of the holder thereof; (c) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, in each case on or before the date that is one hundred twenty (120) days after the Stated Revolving Commitment Termination Date; or (d) provides for scheduled payments of dividends to be made in cash.

“Division,” in reference to any Person which is an Entity, means the division of such Person into two (2) or more separate such Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other Entity. The word “Divide,” when capitalized, shall have a correlative meaning.

“Dollars” or “$” means lawful money of the United States.

“Earn-Outs” means unsecured liabilities of a Credit Party arising under an agreement to make any deferred payment as a part of the aggregate consideration payable for an Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any Entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee of a Lender under Section 13.1, subject to any consents and representations, if any, as may be required therein.

“Eligible Credit Card Receivables” means, at the time of any determination thereof, each Credit Card Receivable of a Borrowing Base Borrower that at all times satisfies the criteria set forth below, has been earned by performance and represents the bona fide amounts due to a Borrowing Base Borrower from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the Ordinary Course of Business of such Borrowing Base Borrower. Without limiting the foregoing, in order to be an Eligible Credit Card Receivable, an Account or Payment Intangible shall indicate no Person other than a Borrowing Base Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account or Payment Intangible shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees, discounts, claims or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, Credit Card Processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account or Payment Intangible but not yet applied by Borrowing Base Borrowers to reduce the amount of such Credit Card Receivable. Except as otherwise determined by Administrative Agent in its Permitted Discretion, Eligible Credit Card Receivables shall not including any Credit Card Receivable:

(a) that is unpaid more than five (5) Business Days after the date of determination of eligibility thereof;

(b) where such Credit Card Receivable or the underlying Credit Card Agreement contravenes any laws, rules or regulations applicable thereto, including rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying Credit Card Agreement is in violation of any such laws, rules or regulations;

(c) that is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(d) that is disputed, is with recourse due to the creditworthiness of the cardholder, or with respect to which a claim, chargeback, offset, deduction, counterclaim, or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction or counterclaim, dispute or other defense);

(e) that is not subject to a perfected first priority Lien in favor of Administrative Agent, or with respect to which a Borrowing Base Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to Administrative Agent pursuant to the Security Agreement;

(f) that does not conform in all material respects to all representations, warranties and other provisions in this Agreement and the other Loan Documents relating to Credit Card Receivables;

(g) that does not constitute an Account or a Payment Intangible;

(h) as to which the Credit Card Issuer or Credit Card Processor has asserted the right to require a Credit Party to repurchase such Credit Card Receivable from such Credit Card Issuer or Credit Processor;

(i) which is due from a Credit Card Issuer or Credit Card Processor that is the subject of an Insolvency Proceeding;

(j) that is evidenced by Chattel Paper or an Instrument unless such Chattel Paper or Instrument, as applicable, is in the possession of Administrative Agent and, to the extent necessary or appropriate, endorsed to Administrative Agent;

(k) that is a Pharmacy Receivable;

(l) that arises from a private label credit card of a Credit Party or any other proprietary credit card of a Credit Party where such Credit Party has liability for the failure of the card holder to make payment thereunder as a result of the financial condition of such card holder;

(m) that is payable in any currency other than Dollars;

(n) that does not direct payment thereof to be sent to a Collection Account; or

(o) that Administrative Agent, in its Permitted Discretion, deems not to be an Eligible Credit Card Receivable.

“Eligible Inventory” means, as to Inventory owned only by Borrowing Base Borrowers, the value of such Inventory determined on the basis of the lower of (x) cost (as determined in accordance with GAAP) or, in the case of front-store, non-pharmacy inventory located in retail store locations, retail (as determined by Borrowing Base Borrowers and acceptable to Administrative Agent) or (y) market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Parent and its Affiliates, but excluding therefrom, without duplication, any Inventory:

(a) that constitutes raw materials or work-in-process or which does not constitute finished goods;

(b) that is not subject to a valid, duly perfected, first priority Lien in favor of Administrative Agent, or with respect to which a Borrowing Base Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to Administrative Agent pursuant to the Security Agreement and Liens of Cardinal, so long as such Liens are subject to the Cardinal Intercreditor Agreement;

(c) as to which any of the covenants, representations, and warranties in this Agreement or the other Loan Documents respecting Inventory shall in any material respect be untrue, misleading, or in default; provided, however, that this clause (c) shall not (i) be deemed a waiver by the Required Lenders of any Default or Event of Default which occurs under this Agreement or any other Loan Document as a result of any such representation, warranty, or covenant being untrue, misleading, or in default or (ii) limit the ability of Administrative Agent to institute Reserves in connection therewith to the extent provided in this Agreement and the other Loan Documents;

(d) that is on Consignment (i.e., where such Borrowing Base Borrower is the Consignee) from any seller, vendor, or supplier or subject to any agreement whereby the seller, vendor, or supplier has retained any title to such Inventory or the right to repurchase such Inventory;

(e) that is on Consignment (i.e., where such Borrowing Base Borrower is the Consignor) to any other Person;

(f) that (in each case, as determined by Administrative Agent) (i) is not new; (ii) is not in good and saleable condition; (iii) is damaged, defective, unserviceable, or otherwise unmerchantable; (iv) constitutes returned or repossessed Goods; (v) constitutes obsolete or slow moving Goods; (vi) as applicable, fails to meet standards of any Governmental Authority or Applicable Law regarding manufacture, storage, use, or sale of such Inventory, including FLSA; or (vii) has been acquired from a Sanctioned Person or Sanctioned Country;

(g) that is subject to any negotiable Document;

(h) that is subject to any License with any Third Party Claimant which materially limits or restricts or is likely to limit or restrict any Borrower or Administrative Agent’s right to sell or otherwise dispose of such Inventory (unless such Third Party Claimant has entered into a Third Party Claimant Agreement) or that constitutes or is alleged to constitute infringing Goods or which has been manufactured or sold in a manner which violates the Intellectual Property rights of any Person;

(i) that (x) is not located at a Permitted Location in the continental United States or (y) is in transit within the Continental United States between Permitted Locations;

(j) with respect to warehouse locations, that is located at a Permitted Location not owned and Controlled by a Borrowing Base Borrower, unless (i) Administrative Agent has received from the Person owning or in Control of such Permitted Location a Third Party Claimant Agreement or (ii) if Administrative Agent agrees to do so in lieu of a Third Party Claimant Agreement, Administrative Agent has instituted a Rent and Charges Reserve in an amount determined by Administrative Agent in its Permitted Discretion;

(k) that consists of any packaging or shipping materials, supplies, spare parts, catalysts, catalogs, labels, samples, display items or floor models, tooling, or promotional materials;

(l) that consists of Pharmacy Inventory with respect to any pharmacy that (i) is not being marketed for sale or (ii) is being marketed for sale and for which there are no identified buyers as determined by Co-Collateral Agents in their Permitted Discretion (it being understood that Co-Collateral Agents’ determination may include consideration of whether there is an active letter of intent for the sale of such property or other activities being taken by Borrowers to cause such sale); or

(m) that Administrative Agent, in its Permitted Discretion, deems not to be Eligible Inventory.

“Eligible Pharmacy Receivables” means, at the time of any determination thereof, each Pharmacy Receivable of a Borrowing Base Borrower that at all times satisfies the criteria set forth below and which has been earned by performance, and in each case originated in the Ordinary Course of Business of such Borrowing Base Borrower. In determining the amount to be so included, the face amount of a Pharmacy Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (1) any and all returns, accrued rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Pharmacy Receivable at such time, and (2) the aggregate amount of all customer deposits, unapplied cash, and bonding subrogation rights to the extent not Cash Collateralized. Except as otherwise determined by Administrative Agent in its Permitted Discretion, Eligible Pharmacy Receivables shall be non-recourse and adjudicated and shall not include any Pharmacy Receivable:

(a) that is unpaid within the earlier of sixty (60) days following its original due date or ninety (90) days following its original invoice date;

(b) that is the obligation of an Account Debtor (or its Affiliates) if fifty percent (50%) or more of the dollar amount of all Pharmacy Receivables owing by that Account Debtor (or its Affiliates) are ineligible under the criteria listed in clause (a) above;

(c) where such Pharmacy Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto, including rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations;

(d) that is not a valid, legally enforceable obligation of the applicable Account Debtor with respect thereto;

(e) that is disputed, or with respect to which a claim, chargeback, offset, deduction, counterclaim, or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction, counterclaim or other defense);

(f) that is not subject to a perfected first priority Lien in favor of Administrative Agent, or with respect to which a Borrowing Base Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to Administrative Agent pursuant to the Security Agreement;

(g) that does not conform in all material respects to all representations, warranties and other provisions in this Agreement and the other Loan Documents relating to Pharmacy Receivables;

(h) that does not constitute an Account or a Payment Intangible;

(i) that is due from an Account Debtor which is the subject of an Insolvency Proceeding;

(j) where the Account Debtor obligated upon such Pharmacy Receivable suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(k) that is evidenced by Chattel Paper or an Instrument of any kind unless such Chattel Paper or Instrument, as applicable, is in the possession of Administrative Agent and, to the extent necessary or appropriate, endorsed to Administrative Agent;

(l) that is a Credit Card Receivable;

(m) that does not direct payment thereof to be sent to a Collection Account;

(n) that is payable in any currency other than Dollars;

(o) for which the Account Debtor is (i) any Governmental Authority or Fiscal Intermediary (including, without limitation, with respect to Medicare, Medicaid and food assistance programs) or (ii) any Credit Card Issuer or Credit Card Processor;

(p) for which the Account Debtor is not a Third Party Payor;

(q) that does not arise from the sale of medication, medical equipment or other medical items by such Borrowing Base Borrower in the Ordinary Course of Business;

(r) (i) with respect to Express Scripts Holding Company and its Affiliates whose total obligations owing to Borrowing Base Borrowers exceed twenty percent (20%) of all Eligible Pharmacy Receivables, to the extent of the obligations owing by such Account Debtor in excess of such percentage, or (ii) with respect to any other Account Debtor whose total obligations owing to Borrowing Base Borrowers exceed fifteen percent (15%) of all Eligible Pharmacy Receivables, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

(s) (i) upon which such Borrowing Base Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, or (ii) as to which Pharmacy Receivable the Account Debtor is located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrowing Base Borrower to use the courts of such state or to otherwise seek judicial enforcement of payment of such Pharmacy Receivable, in each case unless such Borrowing Base Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report (or equivalent report, as applicable) for the most recent year for which such qualification or report is required (in each case to the extent that Administrative Agent has determined to render such Pharmacy Receivable ineligible), or (iii) if the Pharmacy Receivable represents a progress billing or is subject to the equitable lien of a surety bond issuer;

(t) to the extent any Borrowing Base Borrower or any Subsidiary thereof is (i) liable for goods sold or services rendered by the applicable Account Debtor to any Borrowing Base Borrower or any Subsidiary thereof, or (ii) liable for accrued and actual discounts, claims, unpaid fees, credit or credits pending, promotional program allowances, price adjustment, finance charges or other allowances (including any amount that any Borrowing Base Borrower or any Subsidiary thereof, as applicable, may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (whether written or oral), but in each such case only to the extent of the potential offset resulting therefrom;

(u) that is the obligation of an Account Debtor located in a foreign country unless payment thereof is supported by an irrevocable letter of credit satisfactory to Administrative Agent in its Permitted Discretion as to form, substance and issuer or domestic confirming bank or is covered by credit insurance in form, substance and amount, and by an insurer, reasonably satisfactory to Administrative Agent;

(v) with respect to which an invoice has not been sent to the applicable Account Debtor or such invoice does not include a true and correct statement of the bona fide payment obligation incurred in the amount of the Pharmacy Receivable for medication, medical equipment or other medical items sold to and accepted by the applicable Account Debtor;

(w) in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by an Account Debtor may be conditional;

(x) as to which Pharmacy Receivable any check, draft or other items of payment has previously been received which has been returned unpaid or otherwise dishonored;

(y) to the extent such Pharmacy Receivable consists of finance charges as compared to obligations to such Borrowing Base Borrower for goods sold;

(z) that has terms which have been modified, impaired, waived, altered, extended or renegotiated since its origination in any way in any material respect; or

(aa) that Administrative Agent, in its Permitted Discretion, deems not to be an Eligible Pharmacy Receivable.

“Eligible Pharmacy Scripts” means, at the time of any determination thereof, each Pharmacy Script of a Borrowing Base Borrower that at all times satisfies the criteria set forth below and which arises and is maintained in the Ordinary Course of Business of such Borrowing Base Borrower and which is of a type included in an appraisal of Pharmacy Scripts received by Administrative Agent in accordance with the requirements of Administrative Agent (including Pharmacy Scripts acquired by such Borrowing Base Borrower after the date of such appraisal). Except as otherwise determined by Administrative Agent in its Permitted Discretion, Eligible Pharmacy Scripts shall not include any Pharmacy Script:

(a) at premises other than those owned, leased or licensed and in each case controlled by a Borrowing Base Borrower;

(b) that is not subject to a first priority Lien in favor of Administrative Agent, or with respect to which a Borrowing Base Borrower does not have good, valid and marketable title thereto, free and clear of any Lien other than Liens granted to Administrative Agent pursuant to the Security Agreement;

(c) that is not in a form that may be sold or otherwise transferred or is subject to regulatory restrictions on the transfer thereof that are not acceptable to Administrative Agent in its Permitted Discretion;

(d) that relate to any pharmacy that (i) is not being marketed for sale or (ii) is being marketed for sale and for which there are no identified buyers as determined by Co-Collateral Agents in their Permitted Discretion (it being understood that Co-Collateral Agents’ determination may include consideration of whether there is an active letter of intent for the sale of such property or other activities being taken by Borrowers to cause such sale); or

(e) that Administrative Agent, in its Permitted Discretion, deems not to be an Eligible Pharmacy Script.

“Enforcement Action” means any action to collect any Obligations or enforce any Loan Document or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

“Entity” means any Person that is not a natural Person.

“EnTrust Earnout Debt” shall mean the Debt of FSOT, guaranteed by Parent, evidenced by the EnTrust Earnout Notes.

“EnTrust Earnout Notes” shall mean, collectively, the Non-Negotiable Subordinated Adjustable Promissory Notes, each dated April 10, 2015 and each in the original face amount of Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00), issued by FSOT to each of Richard H. Sain and Bradley Wooldridge, each an individual resident of the State of Tennessee.

“Environmental Laws” means any law, regulation, or rule now or in the future enacted or amended relating to protection, regulations, management or human health, safety, the environment or natural resources or relating to manufacture, possession, presence, use, sale, labeling, registration, generation, transportation, treatment, storage, emission, management, disposal, discharge, release, threatened discharge or release, abatement, removal, remediation, processing, or handling of or exposure to a Hazardous Material, including the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, (“CERCLA”), the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person (including any Credit Party) of any possible non-compliance with, investigation of a possible violation of, Adverse Proceeding relating to, or potential fine or liability under any Environmental Law or with respect to any Environmental Release or Hazardous Materials, including any complaint, summons, citation, order, claim, demand, or request for investigation or remediation.

“Environmental Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability of any Credit Party or its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability pursuant to Section 4062(a) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability of any Credit Party or its ERISA Affiliates; (g) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability of any Credit Party or its ERISA Affiliates, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such insolvency or termination is reasonably likely to result in material liability of any Credit Party or its ERISA Affiliates; (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability of any Credit Party or its ERISA Affiliates; (i) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan other than a Multiemployer Plan such Person sponsors or maintains reasonably likely to result in material liability of any Credit Party or its ERISA Affiliates; (j) receipt from the IRS of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a lien on the assets of any Credit Party or its ERISA Affiliates pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA.

“Estate” means the estate created in a Borrower’s (or, if applicable, any other Credit Party’s) Chapter 11 Case pursuant to Section 541(a) of the Bankruptcy Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given such term in Section 11.1.

“Excess Availability” means, at any time of determination, the amount, if any, by which (a) the Loan Limit exceeds (b) the Aggregate Revolving Obligations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of any Guarantee of such Credit Party of, or the grant under a Loan Document by such Credit Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 5.7 and any and all guaranties of such Credit Party’s Swap Obligations by other Credit Parties) at the time the Guarantee of such Credit Party, or grant by such Credit Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guarantee or Lien becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Principal Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 14.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 14.3(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the Letters of Credit originally issued under the Pre-Petition Credit Agreement and described on Schedule 1.1.

“Extraordinary Expenses” means all costs, expenses, or advances that Administrative Agent or any Co-Collateral Agent may incur during a Default or Event of Default or during the pendency of an Insolvency Proceeding of a Credit Party, including those relating to (a) any audit, inspection, field examination, repossession, storage, repair, appraisal, insurance, manufacture, preparation, or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Co-Collateral Agent, any Lender, any Credit Party, any representative of creditors of a Credit Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority, or avoidability of Administrative Agent’s or any Secured Party’s Liens with respect to any Collateral), Loan Documents, Letters of Credit, or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges, or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any amendment, restatement, supplement, modification, waiver, workout, restructuring, or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses, and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees (including all costs of internal counsel or, in lieu thereof, a documentation fee comparable in amount thereto), appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, turnaround and financial consultants and experts’ fees, environmental study fees and remedial response costs, wages and salaries paid to employees of any Credit Party or independent contractors in liquidating any Collateral, and travel expenses incurred in relation thereto.

“Extraordinary Receipts” means any cash proceeds received by a Credit Party or any of its Subsidiaries not in the Ordinary Course of Business (other than from the incurrence of Debt, the disposition of Collateral or any insured casualty Loss), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any adjustment received in connection with any purchase price in respect of an Acquisition.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal and regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDPA” means the Flood Disaster Protection Act of 1973, as amended, including all requirements imposed relative thereto by the National Flood Insurance Program.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means each fee letter agreement (or series thereof) at any time existing made between or among Regions Bank or Bank of America, N.A., on one hand, and Borrowers (or Borrower Representative), and/or Parent, on the other hand, concerning any fees or charges payable to Regions Bank and/or Bank of America, N.A. in respect of the transactions contemplated under this Agreement.

“Final Financing Order” means with respect to the Chapter 11 Cases, an order entered by the Bankruptcy Court that is not subject to any stay on appeal or otherwise, in substantially the form of the Interim Financing Order and otherwise in form and substance satisfactory to Administrative Agent and Co-Collateral Agents in their respective discretion, authorizing and approving on a final basis, among other things, the transactions described in the Interim Financing Order, and providing that, (a) in the event of a dismissal, conversion or substantive consolidation of any of the Chapter 11 Cases, (i) this Agreement and the other Loan Documents shall remain valid and enforceable against all Obligors, (ii) the rights and remedies of any of Administrative Agent, any Co-Collateral Agent, any LC Issuer, any Lender or any other Secured Party under the Loan Documents, the DIP Financing Orders and Applicable Law shall not be adversely affected, and (iii) the Liens granted to any of the Secured Parties under the Loan Documents and the DIP Financing Orders shall remain valid and perfected and shall enjoy the same priority as such Liens enjoyed prior to such dismissal, conversion or substantive consolidation of such Chapter 11 Cases, (b) any right of surcharge existing under Section 506(c) of the Bankruptcy Code and any right of any Borrower under the “equities of the case” exception under Section 552(b) of the Bankruptcy Code are waived by Credit Parties, (c) the Liens granted thereunder shall include Liens on the proceeds of Avoidance Claims, and (d) Lenders may make Revolving Loans for the purpose of, and in amounts sufficient to, pay or cash collateralize all or any part of (and to cause Payment in Full of) the Pre-Petition Lender Debt.

“Financial Covenants” means, collectively, all those financial covenants set forth in Section 10, together with such other covenants appearing in this Agreement or in any other Loan Document as Administrative Agent may designate as “Financial Covenants” from time to time.

“Financing Statement” has the meaning given such term in the UCC and includes, in addition thereto, as applicable, any other similar filing or public record or notice relating to the perfection of Liens.

“First Day Orders” means all orders entered or to be entered by the Bankruptcy Court (including the Cash Management Order and the Wage Order) granting the relief requested in the motions filed with the Bankruptcy Court on or about the Petition Date, which orders shall each be in form and substance satisfactory to Administrative Agent and Co-Collateral Agents.

“Fiscal Intermediary” shall have the meaning given such term in the Security Agreement.

“Fiscal Year,” “Fiscal Quarter,” and “Fiscal Month” mean each of Credit Parties’ fiscal years, fiscal quarters, and fiscal months, as applicable.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreclosed Borrower” has the meaning assigned to such term in Section 5.7(h).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the laws of the United States or any State or district thereof.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Credit Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Credit Party or Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each LC Issuer, such Defaulting Lender’s Pro Rata Share of outstanding LC Obligations with respect to Letters of Credit issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSOT” shall mean Fred’s Stores of Tennessee, Inc., a Delaware corporation, a Borrower.

“Funded Debt” means, with respect to any Person and without duplication, (a) Debt arising from the lending of money by another Person to such Person (regardless of whether the same is with or without recourse to the credit of such Person); (b) Debt evidenced by notes, drafts, bonds, debentures, credit documents, or similar instruments; (c) Debt which accrues interest or is of a type upon which interest or finance charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business, including the Cardinal Obligations); (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of Guarantee; (e) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (f) the Swap Termination Value of all Swap Agreements; (g) all mandatory obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Equity Interest of such Person; (h) Debt which was issued or assumed as full or partial payment for Property or services; (i) the principal and interest portions of all rental obligations of such Person under either (i) any Capital Lease, or (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing where such transaction is considered borrowed money Debt for tax purposes but is classified as an operating lease in accordance with GAAP; (j) Earn-Outs, to the extent earned; and (k) guaranties by such Person of any Debt of the foregoing types described in clauses (a) through (i) above owing by another Person.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in effect in the United States from time to time.

“Governing Body” means (a) in the case of a corporation, its board of directors or shareholders, as applicable, (b) in the case of a limited liability company, its managers or members, as applicable, (c) in the case of a limited partnership, its general partner(s), and (d) in any other case, the Person(s) that Control(s) such Person.

“Governmental Approvals” means all authorizations, consents, approvals, licenses, and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, municipal, foreign, or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other Entity or officer exercising executive, legislative, judicial, regulatory, taxing or administrative powers or functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign Entity or government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Guaranteeing Person in Good Faith. The term “Guarantee” when used as a verb shall have a corresponding meaning.

“Guarantor Payment” has the meaning given such term in Section 5.7(c)(ii).

“Guarantors” means each Borrower, as to each other Borrower, pursuant to the operation and effect of Section 5.7(a).

“Guaranty” means the guaranty set forth in Section 5.7(a) executed by a Guarantor in favor of Administrative Agent, for the benefit of the Secured Parties, in respect of the payment or performance of any Obligations.

“Hazardous Materials” means those substances, chemicals, wastes and/or other materials which are listed, defined or otherwise identified as “hazardous” or “toxic” under any Environmental Law or otherwise governed or regulated under any Environmental Law, or which are otherwise hazardous or toxic to human health or the environment, including any “hazardous waste,” as defined under 40 C.F.R. Parts 260-270, and any gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Health Care Laws” shall have the meaning given such term in the Security Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Law relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Law, which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Law now allow.

“Historical Financial Statements” means (a) the audited financial statements of the Tested Companies for the Fiscal Year ended February 2, 2019; and (b) the interim unaudited financial statements of the Tested Companies for the Fiscal Month ended June 1, 2019, and the Fiscal Year to date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee Obligations” means all payment obligations (whether for any loss, damage, cost or expense, or otherwise) owing to Indemnitees in such capacity to the extent arising under this Agreement or any other Loan Document.

“Indemnitees” means, individually and collectively, any and all Administrative Agent Indemnitees, Lender Indemnitees, LC Issuer Indemnitees, Regions Bank Indemnitees and the Co-Collateral Agents; and, for each of them, without limitation, all Related Parties.

“Index Rate” means, for any Index Rate Determination Date, (a) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to LIBOR as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date. Notwithstanding anything contained herein to the contrary, the Index Rate shall not be less than zero.

“Index Rate Determination Date” means the date of determination of the Base Rate.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal, or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, Debt adjustment or other Debtor Relief Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator, or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” means all intellectual and similar Property of a Person including (a) inventions (whether or not patentable), designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases, blueprints, drawings, data, customer lists, uniform resource locators (URLs) and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind; (b) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (c) all licenses or other rights to use any of the foregoing; and (d) all books and records relating to the foregoing.

“Intercompany Debt” means Debt owing at any time or from time to time by any Borrower to any other Borrower or any other Credit Party.

“Intercreditor Agreement” means; (i) the Cardinal Intercreditor Agreement and (ii) any other intercreditor agreement made among Administrative Agent and one or more holders of any Debt owing by Borrowers or any other Credit Party, and acknowledged by the Borrowers and the other Credit Parties, or the Borrower Representative on their collective behalf, to be in form and substance satisfactory to Administrative Agent, setting forth the agreements of such parties in respect of their respective Liens and Debt claims on Borrowers and the other Credit Parties.

“Interest Payment Date” means (a) the first Business Day of each calendar month, commencing on the first such date to occur after the Closing Date and (b) the Commitment Termination Date.

“Interim Financing Order” means an interim order (or orders) of the Bankruptcy Court entered in the Chapter 11 Cases that:

(a) authorizes and approves, among other things, on an interim basis, this Agreement, the other Loan Documents, the DIP Facility, the extensions of credit to Borrowers in accordance with the terms thereof, and the transactions contemplated thereby, granting Liens on the Collateral, with the applicable priority contemplated therein, and the Superpriority Claims in favor of Administrative Agent for the ratable benefit of the Secured Parties;

(b) limits Borrowings to amounts set forth in the DIP Budget (subject to Permitted Variances) and this Agreement;

(c) approves the payment by Borrowers of all the fees provided for in this Agreement, in the other Loan Documents and under the DIP Facility;

(d) finds that Lenders are extending credit to Borrowers in good faith within the meaning of Section 364(e) of the Bankruptcy Code;

(e) lifts the automatic stay to permit each Credit Party to perform its respective obligations, and Administrative Agent to exercise its remedies with respect to the Collateral and the DIP Facility;

(f) permits the use of Revolving Loans under the DIP Facility solely to pay expenditures pursuant to the DIP Budget (subject to Permitted Variances), this Agreement and otherwise on terms satisfactory to Administrative Agent;

(g) contains findings, subject to typical reservation of rights for non-debtor interested parties, that the Pre-Petition Lender Debt is due and owing and not subject to any defense, counterclaim, or setoff, that the Liens securing the Pre-Petition Lender Debt are valid, duly-perfected and not avoidable, and that any challenge must be brought by any party in interest having or obtaining requisite standing on or before the following deadlines, as applicable or be forever barred (i) within seventy-five (75) days after the Petition Date, in the case of any such party other than a Committee, (ii) within sixty (60) days after the date on which notice of the appointment of such Committee is filed with the Bankruptcy Court, in the case of any Committee, (iii) on or before any such later date agreed to in writing by Administrative Agent and Co-Collateral Agents, or (iv) on or before any such later date ordered by the Bankruptcy Court for cause shown after notice and an opportunity to be heard; and

(h) has such other findings, orders, and relief typical for financings of the type contemplated in this Agreement and is otherwise in form and substance satisfactory to Administrative Agent and Co-Collateral Agents in their discretion.

“Interim Period” means the period commencing on the date that the Interim Financing Order is entered by the Bankruptcy Court and ending on the sooner to occur of (a) the date that the Final Financing Order is entered by the Bankruptcy Court or (b) the date that is thirty-five (35) days after the date that the Interim Financing Order is entered by the Bankruptcy Court.

“Inventory” has the meaning given such term in the UCC and, in any event, includes (a) all Goods intended for sale, lease, display, or demonstration and (b) all work in process and all raw materials and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease, or furnishing of such Goods, or Goods otherwise used or consumed in a Borrower’s business (but excluding Equipment), all regardless whether any of the foregoing at any time constitutes Eligible Inventory.

“Inventory Report” has the meaning given such term in Section 8.6.

“Inventory Reserve” means, without duplication of any other reserve or any item that is otherwise excluded through eligibility criteria, an amount determined from time to time by Administrative Agent in its Permitted Discretion as a Reserve for changes in the merchantability of any Eligible Inventory in the Ordinary Course of Business or such other factors that may negatively impact the value of Eligible Inventory, including changes in salability, obsolescence, seasonality, theft, shrinkage, imbalance, changes in composition or mix, markdowns, vendor chargebacks, damage, or, if such Inventory consists of Goods, the price of which is ascertainable from, published by, or quoted by one or more recognized exchanges, any decrease in any such exchange’s price therefor, or, if such Inventory is Pharmacy Inventory, such Inventory is located at a pharmacy that is closed.

“Investment” means, with respect to any Person, any loan, advance, or extension of credit by such Person to, or any Guarantee with respect to the Equity Interests, Funded Debt, or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase, or other acquisition by such Person of any Equity Interests of any other Person, other than any Acquisition. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a Guarantee shall be the higher of (i) the stated or determinable amount of the Debt or other obligation Guaranteed and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee (and, if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by the Person providing such Guarantee in Good Faith); (b) there shall be deducted in respect of each such Investment any amount received as a return of principal or capital (including by repurchase, redemption, retirement, repayment, liquidating, or other dividend or distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest, or otherwise; (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof; and (e) the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, forgiveness or conversion to equity of Debt, or write-ups, write-downs, or write-offs with respect to such Investment.

“Investment Banker” has the meaning set forth in Schedule 8.16.

“Investment Property” has the meaning given such term in the UCC and, in any event, includes the following (regardless of whether classified as “investment property” under the UCC): (a) all of each Credit Party’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Credit Party, regardless of class or designation, in any Person, including in each of the other Credit Parties, and all substitutions therefor and replacements thereof, all Proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing; (b) all of each Credit Party’s rights, powers and remedies under any limited liability company in which such Credit Party is a member; and (c) all of each Credit Party’s rights, powers and remedies under any partnership agreement in which such Credit Party is a general (or limited) partner.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit issued by an LC Issuer, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc., or such later version thereof as may be in effect at the time of issuance of such Letter of Credit, if and to the extent such later version has been approved for use by such LC Issuer.

“Judgment Currency” has the meaning given such term in Section 15.22.

“Jurisdiction State” means the State of Georgia.

“LC Application” means an application by Borrower Representative to an LC Issuer for issuance of a Letter of Credit, in form and substance satisfactory to such LC Issuer and Administrative Agent.

“LC Conditions” means each of the following conditions precedent with respect to the issuance of a Letter of Credit, unless and except to the extent otherwise approved by an LC Issuer and, as applicable, Administrative Agent: (a) each of the conditions precedent to the issuance of such Letter of Credit set forth in Section 6 shall have been satisfied; (b) such LC Issuer shall have received an LC Request, an LC Application, and such other instruments, documents, or agreements as such LC Issuer customarily requires for the issuance of letters of credit of similar purpose and amount, in each case, at least eight (8) Business Days before the requested date of issuance of such Letter of Credit (or such shorter period as such LC Issuer may permit in writing in its discretion); (c) after giving effect to the issuance of such

Letter of Credit, the LC Obligations shall not exceed the LC Sublimit, no Over Advance shall exist and the Aggregate Revolving Obligations shall not exceed the Revolving Commitments (less the Pre-Petition Revolving Obligations Reserve; the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve); (d) the expiration date of such Letter of Credit shall be (i) in the case of a standby Letter of Credit, no more than three hundred sixty-five (365) days from issuance; (ii) in the case of a documentary Letter of Credit, no more than one hundred twenty (120) days from issuance; and (iii) for all Letters of Credit, at least thirty (30) days before the Stated Revolving Commitment Termination Date; (e) the date on which such Letter of Credit is to be issued shall be at least thirty (30) days before the Stated Revolving Commitment Termination Date; (f) such Letter of Credit and payments thereunder shall be denominated in Dollars; (g) the purpose, form and substance of such Letter of Credit shall be acceptable to each of Administrative Agent and such LC Issuer in their respective discretion; and (h) in the event that any Lender is at such time a Defaulting Lender, such LC Issuer shall have entered into arrangements satisfactory to such LC Issuer (in its discretion) with Borrowers or such Defaulting Lender to eliminate such LC Issuer’s Fronting Exposure with respect to such Lender (after giving effect to Section 4.2(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding amount of LC Obligations in a form, manner and substance satisfactory to Administrative Agent in its discretion.

“LC Documents” means all documents, instruments, certificates and agreements (including LC Requests and LC Applications) delivered by any Borrower, Borrower Representative or any other Person to a LC Issuer or Administrative Agent in connection with the issuance, amendment, extension or renewal of, or payment under, any Letter of Credit.

“LC Issuer” means, as the context may require, any of Regions Bank or an Affiliate of Regions Bank or Bank of America, N.A. or an Affiliate of Bank of America, N.A., in each case in its capacity as the issuer of a Letter of Credit, together with their respective successors and permitted assigns acting in such capacity.

“LC Issuer Indemnitees” means each LC Issuer and its Related Parties.

“LC Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have occurred but have not been reimbursed by Borrowers or otherwise in accordance herewith and with the LC Documents. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 2.4(a)(v), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Request” means each request for issuance of a Letter of Credit provided by Borrower Representative to Administrative Agent and an LC Issuer, in form and substance satisfactory to Administrative Agent and an LC Issuer.

“LC Sublimit” means, as of any date of determination, the lesser of (a) Eight Million Seven Hundred Seventy-Nine Thousand Six Hundred Seventy-Two and No/100 Dollars ($8,779,672.00) and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Lender Group Consultant” has the meaning set forth in Section 8.19.

“Lender Indemnitees” means the Lenders and each of their respective Related Parties.

“Lenders” has the meaning given such term in the preamble to this Agreement and, in any event, further includes (a) Swing Line Lender in its capacity as a provider of Swing Line Loans, (b) Administrative Agent in its capacity as a maker of Protective Advances, and (c) and any other Person who hereafter becomes a “Lender” pursuant to an Assignment Agreement. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A hereto.

“Lending Office” means, with respect to any Lender or the Administrative Agent, the office designated by such Lender or the Administrative Agent as its “Lending Office” as set forth on Appendix B hereto at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower Representative.

“Letter of Credit” means any standby or documentary letter of credit issued by a LC Issuer for the account of a Borrower, including, to the extent authorized by any DIP Financing Order, the Existing Letters of Credit.

“Letter of Credit Fee” has the meaning set forth in Section 3.2(c).

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Index Rate” means, for any Index Rate Determination Date, the rate per annum obtained by dividing (a) the Index Rate by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.

“License” means any license or agreement under which a Credit Party is authorized to use Intellectual Property in connection with (a) any marketing, distribution, or disposition of Collateral, (b) the provision of any service or (c) any other use of Property or conduct of its business.

“LIBOR Replacement Rate” has the meaning set forth in Section 14.1(h).

“LIBOR Scheduled Unavailability Date” has the meaning set forth in Section 14.1(h).

“Lien” means any lien (whether statutory, by contract, under common law or otherwise), mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, trust arrangement, security deed, financing lease, collateral assignment, encumbrance, Consignment, conditional sale or title retention agreement, or any other interest in Property designed to secure the repayment or performance of any obligation, whether arising by agreement or under any statute or law or otherwise. Without limitation of the foregoing, in the case of Real Estate, or interests therein, the term “Lien” also extends to and includes exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting such Real Estate.

“Loan” means a Revolving Loan.

“Loan Documents” means this Agreement, the Fee Letters, each Note, the Security Agreement, each Financing Statement, each other Security Document, each Guaranty, LC Document, Third Party Claimant Agreement, Collateral Disclosure Certificate, Co-Collateral Agent Rights Agreement, any Subordination Agreement in respect of any Subordinated Debt, any Intercreditor Agreement, Borrowing Base Certificate, Compliance Certificate, Assignment Agreement, financial statement, Projection, report, and any and all other documents, instruments, agreements, certificates, and Schedules executed or delivered pursuant to or in connection herewith or with any other Loan Document, or the transactions contemplated herein or therein, whether now existing or hereafter arising (but, in any event, specifically excluding any Bank Product Agreement unless, by its express terms (or equivalent language), it is deemed to be a “Loan Document” hereunder), together with all exhibits, schedules, annexes, addenda, and other attachments thereto, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Loan Limit” means, as at any date of determination, the lesser of (a) the Borrowing Base (based on the then most recent Borrowing Base Certificate delivered to Administrative Agent by Borrowers (adjusted for any declines or increases in Reserves established by Administrative Agent (in its Permitted Discretion or as directed by any Co-Collateral Agent in its Permitted Discretion pursuant to the Co-Collateral Agent Rights Agreement))), and (b) the Revolving Commitments in effect on such date less the sum of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve.

“Loan Year” means each twelve-month period commencing on the Closing Date and ending on each anniversary of the Closing Date.

“Local Rules” means the rules of procedure adopted by the Bankruptcy Court.

“Loss” means, with respect to any Property, (a) the loss, theft, damage, or destruction thereof or other casualty with respect thereto or (b) the condemnation or taking by eminent domain thereof by any Governmental Authority.

“Margin Stock” has the meaning given such term in Regulation U of the Board of Governors.

“Material Adverse Effect” means the effect of any event, circumstance or condition that, taken alone or in conjunction with other events, circumstances or conditions, (a) has or could reasonably be expected to have a material adverse effect on (i) the business, operations, Properties, prospects, or financial condition of Credit Parties taken as a whole (other than as a result of the commencement of the Chapter 11 Cases), (ii) the value of any Collateral, (iii) the legality, binding effect or enforceability of any Loan Documents, (iv) the validity or priority of Administrative Agent’s Liens on any Collateral; or (b) otherwise impairs the ability of any Credit Party to pay or perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Administrative Agent, any Lender or any Secured Party to enforce or collect any Obligations or to collect or otherwise realize upon any Collateral or any other right, remedy or Claim arising hereunder, under any other Loan Document or under Applicable Law.

“Material Contract” means any agreement or arrangement to which a Credit Party is party (other than the Loan Documents) (a) for which the breach, termination, non-performance or failure to renew could reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole; or (b) which relates to any Material Indebtedness.

“Material Indebtedness” shall mean (i) any Debt (other than the Loans) of Parent or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding One Million and No/100 Dollars ($1,000,000.00), (ii) any Subordinated Debt of any amount, and (iii) any Cardinal Obligations of any amount.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“DIP Milestones” means each of the “DIP Milestones” under (and as defined in) Schedule 8.16.

“Minimum Availability Reserve” means a reserve in the amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall have the meaning set forth in the Security Agreement.

“Mortgage Documents” shall have the meaning set forth in the Security Agreement.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to or was required to contributed to, and still has liability.

“Net Proceeds (Asset Dispositions)” means, in connection with any Permitted Asset Disposition (other than the sale of Inventory in the Ordinary Course of Business), the difference between (a) the aggregate amount of cash or Cash Equivalents received by a Credit Party or Subsidiary in connection with such Permitted Asset Disposition, and (b) the sum of (i) all reasonable and customary closing costs incurred in connection with such Permitted Asset Disposition and approved by the Bankruptcy Court (other than the fees and expenses of Professional Persons retained by a Borrower or Committee to close, review or oversee such Permitted Asset Disposition); and (ii) amounts applied to repayment of Debt, if any, secured by a Permitted Lien senior to Administrative Agent’s Liens on assets sold.

“Net Proceeds (Loss)” means, in connection with the receipt by a Credit Party or Subsidiary, or by Administrative Agent as “lender’s loss payee” by endorsement as provided in Section 8.3, of any cash proceeds (including proceeds of insurance paid with respect to or awards or compensation arising from any Loss) the difference between (a) the aggregate amount of cash or Cash Equivalents received by such Credit Party or Subsidiary or Administrative Agent in connection with such Loss and (b) the sum of (i) all reasonable and customary costs and expenses incurred in connection with collection thereof that are approved by the Bankruptcy Court, and (ii) any amounts applied to repayment of Debt, if any, secured by a Permitted Lien senior to Administrative Agent’s Liens with respect to the Property suffering such Loss.

“NOLV” means, as to any Property, the expected dollar amount to be realized at an orderly, negotiated sale of such Property, net of all operating expenses, commissions and other liquidation expenses, as determined by Administrative Agent from time to time based on the most recent Qualified Appraisal of such Property.

“NOLV Percentage” means, at any time of determination, with respect to any Eligible Inventory and expressed as a percentage, the amount of the value of such Eligible Inventory expected to be realized at an orderly, negotiated sale of such Eligible Inventory, net of all operating expenses, commissions and other liquidation expenses, divided by the value of such Eligible Inventory set forth in Credit Parties’ inventory perpetual listing prepared at a SKU level, as determined by Administrative Agent from time to time based on the most recent Qualified Appraisal stating the NOLV of such Eligible Inventory and, with respect to the value of such Eligible Inventory, determined on the basis of the lower of cost or retail (as applicable) and market, recognizing that different categories of Inventory may have different NOLV Percentages, including, without limitation, as a result of the impact of a category or categories being valued at the lower of cost or market, while another category or categories may be valued at the lower of retail or market.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Ordinary Course Proceeds” means proceeds derived from the sale, collection or other disposition of Collateral, other than (i) proceeds consisting of collections of Accounts or Payment Intangibles arising in the Ordinary Course of Business of a Borrower and (ii) proceeds from the sale of Inventory in the Ordinary Course of Business of a Borrower.

“Non-Ordinary Course Proceeds Reserve” means, on any date, a reserve equal to the sum of (i) the amount by which the portion of Non-Ordinary Course Proceeds attributable to Credit Card Receivables, Pharmacy Receivables, Pharmacy Scripts and Inventory that are included in any 363 Sale (as such allocation is agreed to in writing with Borrower Representative by Administrative Agent and the Co-Collateral Agents) exceeds the Borrowing Base Value (as defined below) of those Credit Card Receivables that are Eligible Credit Card Receivables, Pharmacy Receivables that are Eligible Pharmacy Receivables, Pharmacy Scripts that are Eligible Pharmacy Scripts and Inventory that is Eligible Inventory, plus (ii) amounts paid under any insurance policy in respect of any Collateral, plus (iii) any tax refunds, plus (iv) all other Non-Ordinary Course Proceeds received by any Credit Party, Administrative Agent or any Lender after the Petition Date, in each case whether or not applied to the Obligations or Pre-Petition Lender Debt. As used herein, the term “Borrowing Base Value” means, with respect to any Credit Card Receivables, Pharmacy Receivables, Pharmacy Scripts and Inventory that are included in a 363 Sale, the sum of the amount by which such Credit Card Receivables that are Eligible Credit Card Receivables, Pharmacy Receivables that are Eligible Pharmacy Receivables, Pharmacy Scripts that are Eligible Pharmacy Scripts and such Inventory that is Eligible Inventory contributed to the Borrowing Base as of the date of the closing of such 363 Sale.

“Notes” means each Revolving Note, the Swing Line Note and any other promissory note executed by Borrowers, or any of them, to evidence any Obligations, as amended, restated, supplemented, or otherwise modified from time to time.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C or such other form requested by or acceptable to Administrative Agent in its discretion from time to time.

“Obligations” means all Debts, obligations and other liabilities of every kind and nature of each Obligor (and all Obligors, jointly and severally) at any time or from time to time owed or owing to Administrative Agent (including any former Administrative Agent in its capacity as such), any LC Issuer, any Lender (including any former Lender in its capacity as such), any Co-Collateral Agent, and any Bank Product Provider under this Agreement, any Note or any other Loan Document or Bank Product Agreement (including Swap Obligations, subject to the proviso set forth below), together with all renewals, extensions, modifications or re-financings (other than re-financing by any third party) of any of the foregoing, whether arising from an extension of credit, issuance of a Letter of Credit, acceptance, Loan, Guaranty, indemnification, or otherwise, and whether direct or indirect (including any acquired by assumption), absolute or contingent, due or to become due, primary or secondary, joint or several, and specifically including, but without limitation, (a) all principal of and premium, if any, on the Loans; (b) all LC Obligations and other obligations of the Credit Parties with respect to Letters of Credit; (c) all interest, expenses, fees, Claims and other sums payable by the Credit Parties, or any of them, under this Agreement or the other Loan Documents; (d) all Indemnitee Obligations; (e) all Bank Product Obligations; (f) all obligations of Obligors to make reimbursements hereunder, including in regard to Extraordinary Expenses, and (g) all obligations of the Obligors under or in respect of any Claims; provided, however, that the term “Obligations” shall expressly exclude any Excluded Swap Obligations.

“Obligor” means a Person that is or becomes liable for payment of any Obligations or that has granted or grants a Lien in favor of Administrative Agent on any of its Properties to secure the payment or performance of any Obligations.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“Ordinary Course of Business” means the ordinary course of business of any Credit Party or Subsidiary, consistent with past practices and undertaken in Good Faith.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“OSHA” means the Occupational Safety and Health Act of 1970.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4).

“Over Advance” means, at any time of determination, the amount, if any, by which the Aggregate Revolving Obligations at such time exceed the Borrowing Base at such time.

“Over Advance Loan” means a Revolving Loan made when an Over Advance exists or is caused by the funding of such Revolving Loan.

“Paid in Full,” “Pay in Full,” “Payment in Full” (and words of similar import) means: (i) with respect to the Obligations or, as applicable, the Pre-Petition Lender Debt (in each case, or any portion thereof), the full and indefeasible payment thereof, including any interest, fees, and other charges thereon (including any thereof accruing during an Insolvency Proceeding, whether or not allowed in such proceeding), in immediately available collected funds (other than those contingent obligations that are Cash Collateralized pursuant to clause (ii) of this definition); plus (ii) if (a) such Obligations are LC

Obligations or (b) such Obligations or, as applicable, the Pre-Petition Lender Debt otherwise are inchoate or contingent in nature, the Cash Collateralization (as defined herein or, as applicable, as defined in the Pre-Petition Credit Agreement) thereof (or delivery of a standby letter of credit acceptable to Administrative Agent and Co-Collateral Agents in their discretion, in an amount at least equal to the otherwise required Cash Collateral (as defined herein or, as applicable, as defined in the Pre-Petition Credit Agreement)); plus (iii) in connection with the payment of all, or substantially all, Obligations (excepting therefrom any Obligations described in and governed by clause (ii) above), the termination of all Commitments relative to such Obligations, plus (iv) the release of all Claims of all Credit Parties against Administrative Agent, Co-Collateral Agents, LC Issuers and the Lenders or, in the case of Pre-Petition Lender Debt, Pre-Petition Agent, Pre-Petition Lenders and the other Secured Parties under and as defined in the Pre-Petition Credit Agreement arising on or before the full payment date in respect of such Obligations or, as applicable, the Pre-Petition Lender Debt plus (v) the expiration of the Challenge Deadline under (and as such term is defined in) the DIP Financing Orders without any challenge having been timely asserted.

“Parent” has the meaning set forth in the preamble hereto.

“parent” means, in relation to any Subsidiary, a Person that owns or Controls at least fifty percent (50%) of issued and outstanding capital stock or other Equity Interests of such Subsidiary, either directly or indirectly.

“Participant” has the meaning given such term in Section 13.1(d).

“Participant Register” has the meaning given such term in Section 13.1(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Item” means each check, draft, or other item of payment payable to a Credit Party, including those constituting Proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or ERISA Affiliate or to which the Credit Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five (5) plan years.

“Permits” has the meaning given such term in Section 7.23(a).

“Permitted Asset Disposition” means, as long as (i) no Default or Event of Default exists or would result therefrom and (ii) all Net Proceeds (Asset Dispositions) are remitted to Administrative Agent to the extent required hereby, an Asset Disposition that constitutes or is:

(a) a sale of Inventory in the Ordinary Course of Business (excluding Rx Sales (as defined on Schedule 8.16));

(b) a disposition in the Ordinary Course of Business of Equipment or Inventory that is obsolete, un-merchantable, or otherwise unsalable;

(c) a sale or other disposition of Intellectual Property that is no longer used in the conduct of the Credit Parties and Subsidiaries’ business, provided that Administrative Agent and Co-Collateral Agents consent in writing to such transaction and such transaction is authorized by the Bankruptcy Court;

(d) a write-off, discount, sale, or other disposition of defaulted or past due Accounts and similar obligations in the Ordinary Course of Business and (for avoidance of any doubt) not part of any financing of Accounts or Payment Intangibles; provided that Administrative Agent and Co-Collateral Agents consent in writing to such transaction and such transaction is authorized by the Bankruptcy Court;

(e) rejections of leases of Property in connection with retail store closures (i) pursuant to the lease rejection motion in form and substance satisfactory to Administrative Agent and Co-Collateral Agents filed on the Petition Date (solely as such motion relates to retail stores that were closed prior to the Petition Date) or (ii) that are consented to by Administrative Agent, the Co-Collateral Agents and Required Lenders in writing and approved by the Bankruptcy Court;

(f) the voluntary termination of any Swap Agreement to which an Obligor is party; and

(g) a 363 Sale of any other Property of a Credit Party, provided that such sale is authorized by the Bankruptcy Court and is consented to in writing by Administrative Agent, the Co-Collateral Agents and Required Lenders;

provided, that in no event shall any Inventory be returned to any supplier, vendor or other Person for any reason (other than because such Inventory is defective and unmerchantable and Borrowers’ receive a credit against the account payable for such Inventory or receive new Inventory in exchange for such return), unless Administrative Agent and Co-Collateral Agents consent in writing to such return and such return is authorized by the Bankruptcy Court.

“Permitted Discretion” means a determination made in Good Faith and in the exercise of reasonable business judgment (from the perspective of a secured, asset-based lender extending credit of similar amounts and types to similar businesses operating as debtors-in-possession, considered without regard to any course of dealing).

“Permitted Lien” has the meaning given such term in Section 9.2.

“Permitted Location” shall have the meaning set forth in the Security Agreement.

“Permitted Third Party Bank” shall mean (a) any Lender or Affiliate of a Lender or any Person that was a Lender or an Affiliate of a Lender at the time an Article 9 Control Agreement was entered into with such Person and (b) any other bank or other financial institution acceptable to Administrative Agent and Co-Collateral Agents, in their discretion, in the case of each of clauses (a) and (b) above, with whom any Credit Party maintains a Deposit Account subject to the Article 9 Control of Administrative Agent and with whom an Article 9 Control Agreement has been executed.

“Permitted Variances” means, on the last day of any calendar week, a variance from the DIP Budget not exceeding (or, as applicable, not less than) the applicable amount for each applicable line item as reflected in Schedule 1.2 (it being understood that no variance shall apply to any payments required to be made to the Lenders or Pre-Petition Lenders pursuant to this Agreement or the DIP Financing Orders). All variances shall be tested weekly on the last calendar day of each week for the period specified on Schedule 1.2 then ending, beginning with the week following the week in which the Closing Date occurs.

“Person” means any natural person or Entity.

“Petition Date” means the precise date and time on which Credit Parties commenced the Chapter 11 Cases.

“Pharmacy Inventory” means Inventory consisting of prescription pharmaceutical products or products that may be dispensed only on order of a licensed pharmacist or similar professional.

“Pharmacy Receivables” has the meaning given such term in the Security Agreement.

“Pharmacy Script” has the meaning given such term in the Security Agreement.

“Pharmacy Scripts Availability” means, at any time, twenty percent (20%) of (i) the product of the average per-Pharmacy Script NOLV of Pharmacy Scripts based on the most recent Qualified Appraisal thereof, multiplied by (ii) the number of Eligible Pharmacy Scripts for the period of twelve (12) calendar months most recently ended.

“Plan” means, as applicable to any one or more Obligors or ERISA Affiliates, a Benefit Plan, a Pension Plan, a Multiemployer Plan or a Foreign Plan.

“Platform” has the meaning given such term in Section 15.1(d).

“Post-Petition” means any date and time on or after the Petition Date.

“Pre-Petition” means any date and time prior to the Petition Date.

“Pre-Petition Agent” shall have the meaning given to it in the Recitals to this Agreement.

“Pre-Petition Collateral” means the “Collateral” as such term is defined by the Pre-Petition Credit Agreement, to the extent such Property was in existence on the Petition Date.

“Pre-Petition Credit Agreement” has the meaning given to it in the Recitals to this Agreement.

“Pre-Petition Debt” means Debt that is incurred Pre-Petition.

“Pre-Petition Lender Debt” means all of the “Obligations” under (and as defined in) the Pre-Petition Credit Agreement, whether existing or accruing before, on or after the Petition Date.

“Pre-Petition Lenders” has the meaning given to it in the Recitals to this Agreement.

“Pre-Petition Loan Documents” means the Loan Documents under (and as defined in) the Pre-Petition Credit Agreement.

“Pre-Petition Permitted Liens” means Liens arising prior to the Petition Date that are permitted under Section 7.2 of the Pre-Petition Credit Agreement and are legal, valid, enforceable, and not avoidable.

“Pre-Petition Revolving Obligations” means all of the “Obligations” in respect of Revolving Loans under (and as defined in) the Pre-Petition Credit Agreement.

“Pre-Petition Revolving Obligations Reserve” means on any date, the aggregate of all Pre-Petition Revolving Obligations outstanding on such date.

“Prime Rate” means the per annum rate which Administrative Agent, acting in its individual capacity as a bank, publicly announces from time to time to be its prime lending rate, as in effect from time to time. Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to its customers.

“Principal Office” means, for Administrative Agent, the Swing Line Lender and any LC Issuer, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to Borrower Representative and each Lender.

“Pro Rata” means, with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolving Commitments are outstanding, by dividing the amount of such Lender’s Revolving Commitment by the aggregate Revolving Commitments and (b) at any other time, by dividing the aggregate outstanding principal amount of such Lender’s Loans and LC Obligations by the aggregate outstanding principal amount of all Loans and LC Obligations; provided, that, if all of the Revolving Loans have been Paid in Full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, “Pro Rata” under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination; and, provided, further, that, if all Loans have been Paid in Full and all Commitments have been terminated, and all LC Obligations have been terminated, Paid in Full or Cash Collateralized, the term “Pro Rata” as used under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination or in such other manner as Administrative Agent shall determine, its discretion, then to be fair and equitable.

“Pro Rata Share” means, with respect to any amount and in reference to any Lender, the portion of such amount allocable to such Lender on a Pro Rata basis. The initial Pro Rata Shares of the Lenders, based on their respective Revolving Commitments is set forth on Appendix A.

“Professional Expenses” means the fees and reimbursable expenses of a Professional Person.

“Professional Person” means a Person who is an attorney, financial advisor, accountant, appraiser, auctioneer or other professional person and who is retained, with Bankruptcy Court approval, by (a) a Borrower pursuant to Section 327 or Section 363 of the Bankruptcy Code or (b) a Committee pursuant to Section 1103(a) of the Bankruptcy Code.

“Projections” means, for any fiscal period, projections of the Tested Companies’ consolidated balance sheets, results of operations, cash flow, Financial Covenant compliance and Excess Availability for such period, all of which shall be in form and substance satisfactory to Administrative Agent.

“Properly Contested” means, with respect to any Post-Petition Debt, liability or other obligation of any Person, (a) such Debt, liability or other obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) such Debt, liability or other obligation is being properly contested in Good Faith by appropriate proceedings timely instituted and diligently pursued; (c) appropriate reserves in regard thereto have been established in accordance with GAAP; (d) non-payment of such Debt, liability or other obligation could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Person; (e) no Lien is imposed on assets of such Person, unless bonded and stayed to the satisfaction of Administrative Agent and, in any event, junior to Administrative Agent’s Liens on any or all of such assets; and (f) if such Debt, liability or other obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property,” for any Person, means any right, title or interest of such Person in any type or kind of property or asset, whether Real Estate or personal Property, or tangible or intangible Property. “Properties” refers, collectively, thereto.

“Proprietary Rights” has the meaning given such term in Section 7.10.

“Protective Advances” has the meaning given such term in Section 2.1(e).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning given such term in Section 15.1(d)(iii).

“Qualified Appraisal” means, with respect to any Property, an appraisal of such Property conducted in a manner and with such scope and using such methods as are acceptable to Administrative Agent in its Permitted Discretion, by an appraiser selected by, or acceptable to, Administrative Agent in its Permitted Discretion, the results of which are acceptable to Administrative Agent in all respects in its Permitted Discretion.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time its Guarantee (or grant of Lien, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding Ten Million Dollars ($10,000,000) or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCM” means Regions Capital Markets, a division of Regions Bank.

“Real Estate” means all right, title, and interest (whether as owner, lessor, or lessee) of a Person in any Property which constitutes real estate (including Fixtures), or any interest therein (including a leasehold estate) and all improvements thereon or thereto.

“Real Estate Sale Milestones” means each of the “Real Estate Sale Milestones” under (and as defined in) Schedule 8.16.

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any LC Issuer, as applicable.

“Refunded Swing Line Loans” has the meaning given such term in Section 2.3(b)(iii).

“Regions Bank” means Regions Bank, an Alabama bank, and its successors and assigns.

“Regions Bank Indemnitees” means Regions Bank and its Related Parties.

“Register” has the meaning given such term in Section 13.1(c).

“Reimbursement Date” has the meaning given such term in Section 2.4(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, attorneys, accountants, consultants, advisors and representatives of such Person and of such Person’s Affiliates.

“Rent and Charges Reserve” means, without duplication, (a) with respect to any leased retail store location, if the Inventory of a Credit Party located at such leased retail store location is subject to the Lien of a Third Party Claimant that arises by operation of law and that is pari passu with or superior to the Lien of Administrative Agent, a reserve equal to two (2) months’ rent at such leased retail store location, and (b) with respect to any other location of a Credit Party, without duplication, an amount determined from time to time by Administrative Agent in its Permitted Discretion as a reserve for (i) rent, fees, Royalties, charges, and other amounts owing by a Borrower to any Third Party Claimant, unless such Person has executed and delivered a Third Party Claimant Agreement, and (ii) the amount of all accrued but unpaid or past due Post-Petition rent, fees, Royalties, charges, or other amounts owing by a Borrower to Third Party Claimants.

“Report” has the meaning given such term in Section 12.2(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, subject to Section 4.2, at least two (2) Lenders that are not Affiliates (unless there is only one (1) Lender, in which case, such Lender) having (a) Revolving Commitments collectively (or individually) in excess of fifty percent (50%) of the aggregate Revolving Commitments or (b) if the Revolving Commitments have terminated, Aggregate Revolving Obligations collectively (or individually) in excess of fifty percent (50%) of all outstanding Aggregate Revolving Obligations; provided, however, that the Commitments and Aggregate Revolving Obligations held by a Defaulting Lender shall be disregarded for purposes of determining Required Lenders.

“Reserves” means the sum of (without duplication) (a) the Minimum Availability Reserve; (b) the Inventory Reserve; (c) the Rent and Charges Reserve; (d) the Bank Product Reserve; (e) reserves for Royalties; (f) the aggregate amount of liabilities secured by Liens upon any Collateral which are senior to Administrative Agent’s Liens (but the imposition of any such reserve shall not waive a Default or an Event of Default arising therefrom); (g) the Dilution Reserve; (h) reserves for price adjustments and damages, to the extent such reserve relates to Accounts, General Intangibles or Inventory included in Eligible Credit Card Receivables, Eligible Pharmacy Receivables, Eligible Pharmacy Scripts or Eligible Inventory, as applicable, including returns, discounts, claims (including warranty claims), credits, and allowances of any nature which are not paid pursuant to the reduction of accounts; (i) reserves for special order goods and deferred shipment sales, to the extent such reserve relates to Accounts, General Intangibles or Inventory included in Eligible Credit Card Receivables, Eligible Pharmacy Receivables, Eligible Pharmacy Scripts or Eligible Inventory, as applicable; (j) reserves for accrued but unpaid ad valorem, excise, and Property tax liability and for sale, use, or similar taxes; (k) reserves for accrued but unpaid interest on the Obligations; (l) reserves for any portion of the Obligations which Administrative Agent or any Lender pays in accordance with authority granted in this Agreement or any of the other Loan Documents (except to the extent such payment is made with the proceeds of a deemed Revolving Loan); (m) reserves for all customer deposits or other prepayments held by a Borrower; (n) reserves to reflect events, conditions, contingencies, or risks which, as determined by Administrative Agent, adversely effect, or would have a reasonable likelihood of adversely affecting either (i) the Collateral, its value, or the amount that might be received by Administrative Agent from the sale or other disposition or realization upon such Collateral; (ii) the obligations or liabilities of any Credit Party; or (iii) the Liens and other rights of Administrative Agent or any Secured Party in the Collateral (including the enforceability, perfection, and priority thereof); (o) reserves to reflect Administrative Agent’s belief that any collateral report or financial information furnished by or on behalf of a Credit Party to Administrative Agent is or may have been incomplete, inaccurate, or misleading in any material respect; (p) reserves in respect of any state of facts which Administrative Agent determines constitutes a Default or an Event of Default; (q) reserves to reflect testing variances identified as part of Administrative Agent’s periodic field examinations or to adjust the value of any Inventory or Pharmacy Scripts based on the results of, or failure to obtain, a Qualified Appraisal; (r) the Pre-Petition Revolving Obligations Reserve; (s) the Non-Ordinary Course Proceeds Reserve; (t) the Carve-Out Reserve, and (u) such other reserves that Administrative Agent may establish from time to time for such purposes as Administrative Agent shall deem necessary in its Permitted Discretion. Except to the extent otherwise qualified (either in this definition or any related definition used in this definition) or otherwise expressly provided in this Agreement, Administrative Agent may implement Reserves and establish the amounts thereof (from time to time) in its Permitted Discretion. Administrative Agent may establish Reserves as a percentage of any applicable amount or as an amount of money.

“Responsible Officer” means, with respect to any Credit Party or Subsidiary, the chairman of the board, president, chief executive officer, chief financial officer, treasurer, chief operating officer, general counsel or other officer, partner, member or representative having the same or similar responsibilities (regardless of title) of such Person.

“Restricted Payment” means each of the following, individually, or, if more than one or all, then, collectively: (a) any payment of (or declaration to pay) a dividend or other distribution (whether in cash, securities, or other Property), whether direct or indirect, on account of any Equity Interests issued by any Credit Party or any of its Subsidiaries, as the case may be, whether now or hereafter outstanding (including any such payment, or declaration of payment, made in connection with any merger or consolidation or otherwise as part of any Acquisition); (b) any return of capital, redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by any Credit Party or any of its Subsidiaries, whether now or hereafter outstanding (including any such payment, or declaration of payment, made in connection with any merger or consolidation or otherwise as part of any Acquisition), except for any redemption, retirement, sinking fund or similar payment made solely in such other shares or units of the same class of Equity Interests or any class of Equity Interests which are junior to that class of Equity Interests; or (c) any cash payment made to redeem, purchase, repurchase, or retire, or obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Equity Interests issued by any Credit Party or any of its Subsidiaries, whether now or hereafter outstanding.

“Restrictive Agreement” means an agreement (other than this Agreement or the other Loan Documents) that conditions or restricts the right of any Credit Party or Subsidiary to (a) incur or repay or Guarantee any Funded Debt; (b) relocate, sell, lease, transfer, dispose of, or grant Liens on, any assets or Property (including by way of a so-called “negative pledge” or similar agreement; (c) declare or make Restricted Payments; (d) modify, extend, or renew this Agreement, any other Loan Document or any other agreement evidencing or securing Funded Debt or any Material Contract; or (e) repay any Intercompany Debt or intercompany payables.

“Revolving Commitment” means, at any time of determination and with respect to each Lender, such Lender’s obligation to make Revolving Loans, participate in Swing Line Loans, and participate in LC Obligations. “Revolving Commitments” means, at any time of determination, the aggregate amount of such commitments of all Lenders. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement or any other agreement pursuant to which such Lender becomes a party hereto, subject to any reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is Thirty-Five Million and No/100 Dollars ($35,000,000.00).

“Revolving Commitment Period” has the meaning set forth in Section 2.1.

“Revolving Credit Exposure,” on any date, means, for each Lender, the aggregate amount (without duplication) of such Lender’s outstanding Revolving Loans and its participation in (a) Swing Line Loans (or in the case of Swing Line Lender, its Swing Line Loans (net of any participations therein by other Lenders) and (b) outstanding LC Obligations on such date.

“Revolving Lender” means a Lender that has issued a Revolving Commitment or, at any time after the Revolving Commitments have been terminated or have expired, that holds any Revolving Loan or LC Obligation.

“Revolving Loan” means a loan made pursuant to Section 2.1, and any Swing Line Loan, Over Advance Loan or Protective Advance.

“Revolving Note” means a promissory note executed by Borrowers in favor of a Lender in the form of Exhibit A-1, or such other form as may be requested or approved by Administrative Agent from time to time, which promissory note shall be in the amount of such Lender’s Revolving Commitment and shall evidence the Revolving Loans made by such Lender.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Credit Party under a License.

“Rx Sale Milestones” means each of the “Rx Sale Milestones” under (and as defined in) Schedule 8.16.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale” means an “Rx Sale” or a “Real Estate Sale,” each as defined in Schedule 8.16.

“Sale Agreement” means an asset purchase agreement by and among Borrowers and a third party purchaser, that is in form and substance satisfactory to Administrative Agent and Co-Collateral Agents in their respective discretion and, among other terms and conditions, that evidences a Sale, as such purchase agreement may be amended, supplemented or otherwise modified at any time with the prior written consent of Administrative Agent and Co-Collateral Agents.

“Sale Approval Order” means an order of the Bankruptcy Court that grants any Sale Motion and approves any Sale pursuant to Sections 363(f) and 363(m) of the Bankruptcy Code and a Sale Agreement, that is in form and substance satisfactory to Administrative Agent and Co-Collateral Agents in their respective discretion, and that (a) includes provisions that require payment in immediately available collected funds of the proceeds of the purchase price of the Sale to Administrative Agent and Pre-Petition Agent at closing for application to the Obligations and the Pre-Petition Lender Debt, (b) provides that all of Administrative Agent’s and Pre-Petition Agent’s Liens shall attach to all proceeds, letter of credit rights and other consideration at any time payable to or received by any Borrower in connection therewith, and (c) does not amend or otherwise modify the terms of such Sale Agreement in a manner unacceptable to Administrative Agent in its discretion.

“Sale Motion” means the “Rx Sale Procedures Motion” or the “Real Estate Sale Procedures Motion,” each as defined in Schedule 8.16.

“Sale Procedures Order” means an order of the Bankruptcy Court that approves the auction process and bid procedures for a proposed Sale, is in form and substance satisfactory to Administrative Agent and Co-Collateral Agents in their respective discretion, provides for qualification of competing bidders, bid increments, expense reimbursement and break-up fees, if any, of the Stalking Horse Bidder, if any, and otherwise satisfies the requirements set forth on Schedule 8.16.

“Sanctioned Country” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization directly or indirectly owned or Controlled by a country, territory or its government, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Secured Party” means Administrative Agent, each Co-Collateral Agent, each LC Issuer, each Lender, each Bank Product Provider, each Indemnitee and any other Person at any time entitled to receive the benefit of a Lien on any Collateral under the Loan Documents; and “Secured Parties” means all of such Persons.

“Secured Party Designation Notice” means a notice in the form of Exhibit H or such other form as may be requested or approved by Administrative Agent from time to time, to the extent required to be given by Section 12.13, from a Bank Product Provider to Administrative Agent to the effect that such Bank Product Provider holds Bank Product Obligations entitled to be secured by the Collateral, (a) describing and setting forth therein its Good Faith determination of the estimated maximum amount thereof to be created or incurred (which such Bank Product Provider may increase or decrease in respect of such Bank Product by subsequent Secured Party Designation Notice), and (b) agreeing to be bound by Section 12.13.

“Security Agreement” means the Post-Petition Security Agreement, dated as of the Closing Date, made between Credit Parties and Administrative Agent.

“Security Documents” means the Security Agreement, together with any Financing Statements, Mortgages and other Mortgage Documents, all other security agreements and notices of security interests in Intellectual Property filed or to be filed with any applicable filing office or registry, Article 9 Control Agreements, any pledge agreement and all other documents, instruments, and agreements now or hereafter executed or delivered by a Credit Party to any Secured Party for purposes of securing (or intending to secure), or perfecting (or intending to perfect) Liens securing, any Obligations.

“Setoff Parties” has the meaning given such term in Section 15.6.

“Social Security Act” means the Social Security Act of 1965.

“Solvent” means, as to any Person, that such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its Debts (including contingent, subordinated, un-matured, and unliquidated liabilities); (b) owns Property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, un-matured, and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its Debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. For purposes of this definition, “fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specified Credit Party” means any Credit Party that is, at the time on which the Guarantee (or grant of Lien, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other Entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 5.7(f).

“Stalking Horse Bidder” means a Person who is the proposed purchaser under a Sale Agreement that is the subject of, and annexed to, a Sale Motion, which seeks Bankruptcy Court approval of the proposed Sale subject to higher and better bids in accordance with a Sale Procedures Order (with any bids deemed higher and better to be determined by Borrowers’ in consultation with Administrative Agent and Co-Collateral Agents, and, in the event of disagreement, as determined by the Bankruptcy Court).

“Stated Revolving Commitment Termination Date” means March 11, 2020.

“Store” means any retail store (including any pharmacy) operated, or to be operated, by any Credit Party.

“Subordinated Debt” means Debt (including Intercompany Debt) incurred by a Credit Party that is expressly subordinate and junior in right of payment to Payment in Full of all Obligations on terms (including maturity, interest, fees, repayment, covenants, and subordination) satisfactory to Administrative Agent and subject to an acceptable Subordination Agreement, including the EnTrust Earnout Debt.

“Subordination Agreement” means an agreement (including, as applicable, this Agreement) among Administrative Agent, a Credit Party and the holder of any third party Debt owing to such Person by a Credit Party pursuant to which such Debt is made Subordinated Debt and any Liens on Collateral securing the payment thereof otherwise permitted to exist pursuant to Section 9.2 are made subordinate to the Lien of Administrative Agent thereon, in each case, on terms and conditions satisfactory to Administrative Agent in its discretion (it being understood that the subordination terms set forth in the EnTrust Earnout Notes are satisfactory to Administrative Agent).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business Entity of which more than fifty percent (50%) of the Voting Equity Interest is at the time owned or Controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person Controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Any unqualified reference to a Subsidiary in this Agreement or in any other Loan Document means a Subsidiary of the applicable Credit Party or a Credit Party if not otherwise stated or implied by context.

“Superpriority Claim” means a claim in any of the Chapter 11 Cases under Section 364(c)(i) of the Bankruptcy Code, which claim has priority and right to payment over all administrative expenses and other unsecured claims of any kind or nature against an Obligor of any kind or nature, whether now existing or hereafter arising, including all administrative expenses of the kind specified in or arising or ordered under Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any “International Foreign Exchange Master Agreement”, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any such Master Agreement.

“Swap Obligation” means with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Regions Bank, together with its successors and assigns.

“Swing Line Loan” means any Borrowing funded with Swing Line Lender’s own funds pursuant to Section 2.3.

“Swing Line Note” means a promissory note executed by Borrowers in favor of Swing Line Lender in the form of Exhibit A-2, or such other form as may be requested or approved by Administrative Agent from time to time, which note shall be in the maximum amount of Swing Line Loans which Swing Line Lender has agreed to make to Borrowers pursuant to Section 2.3(a) and shall evidence Swing Line Loans made by Swing Line Lender.

“Swing Line Rate” means the Base Rate plus the Applicable Margin.

“Swing Line Sublimit” means, at any time of determination, the lesser of (a) Five Million and No/100 Dollars ($5,000,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tested Companies” means Parent and its Subsidiaries, including all Credit Parties, on a consolidated basis in accordance with GAAP.

“Third Party Claimant” shall have the meaning set forth in the Security Agreement.

“Third Party Claimant Agreement” shall have the meaning set forth in the Security Agreement.

“Third Party Payor” shall have the meaning given such term in the Security Agreement.

“Transferee” means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“Treasury Services” has the meaning given such term in the definition of “Bank Products.”

“UCC” means the Uniform Commercial Code as in effect in the Jurisdiction State or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such other jurisdiction (except that any terms used herein which are defined in the Uniform Commercial Code as in effect in the Jurisdiction State as of the Closing Date shall continue to have the same meanings notwithstanding any replacement or amendment of such statute that changes any such meanings except as Administrative Agent may otherwise determine).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable Pension Plan year.

“United States” or “U.S.” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 14.3(g)(ii)(B)(iii).

“U.S. Trustee” means the United States Trustee for the District of Delaware.

“Voidable Transfer” has the meaning given such term in Section 15.24.

“Voting Equity Interest” means, with respect to any Person, those classes of Equity Interests issued by such Person (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors, managers (or persons performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency.

“Wage Order” means an order of the Bankruptcy Court entered (or to be entered) in the Chapter 11 Cases, which, among other matters, authorizes and directs the Credit Parties to pay certain Pre-Petition wages, benefits and other amounts owing to employees.

“WARN Act” means The Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§ 2101 et. seq, together with any implementing regulations and any analogous state or local law or regulation.

“Withholding Agent” means any Credit Party or Administrative Agent.

“Workers United Action” means Workers United, Southern Regional Joint Board, Pltf. vs. Fred’s Inc., Dft., United States District Court-Western District of Tennessee, TN Case #2:19CV02566JFTDKV.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Tested Companies delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if the Tested Companies’ certified public accountants concur in such change; provided, however, that, despite the adoption of any such change, Borrower Representative shall (a) in addition to delivery of financial statements pursuant to Section 8.6(b) or (c), and on each date such financial statements are required to be delivered, furnish the adjustments and reconciliations necessary to enable Borrowers and Administrative Agent to determine compliance with each of the Financial Covenants, all of which shall be determined in accordance with GAAP but without giving effect to such change, and (b) the Borrowing Base shall continue to be calculated without giving effect to such change (if the effect of such change would be to increase the amount of Excess Availability); provided, further, that Borrower Representative shall not be required to deliver such adjustments and reconciliations and may apply such change in the calculation of the Borrowing Base and its related terms if (a) the change is disclosed to Administrative Agent and (b) Section 10, the definition of “Borrowing Base” and any terms used therein or bearing on the amount of Excess Availability derived therefrom, as applicable, and any other Section of this Agreement or any other Loan Document which is affected thereby is amended in a manner satisfactory to Administrative Agent and Required Lenders to take into account the effects of the change). Notwithstanding the foregoing or any other provision contained herein or in any other Loan Document to the contrary, (i) all financial statements delivered hereunder shall be prepared, and all Financial Covenants shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, and (ii) any obligations related to a lease (whether now or hereafter existing) that would be accounted for by such Person as an operating lease in accordance with GAAP as of the Closing Date (whether or not such lease exists as of the Closing Date or is thereafter entered into) shall be accounted for as an operating lease and not a capital lease for all purposes under this Agreement and the other Loan Documents. The term “unqualified opinion,” as used herein or in any Loan Document, in reference to any opinion given by accountants in a financial statement or report, means an opinion which (i) is unqualified, and (ii) does not include any explanation, supplemental comment or other comment calling into question the ability of the applicable Person to continue as a going concern or concerning the scope of the audit or report.

1.3 Uniform Commercial Code. Any term used in this Agreement or in any other Loan Document (including any Financing Statement filed in connection herewith) which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given such term in the UCC, including, without limitation, the following (portions of which terms may be further defined, or supplemented, elsewhere in this Agreement): “Accessions,” “Account,” “Account Debtor,” “As-extracted Collateral,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Consignee,” “Consignment,” “Consignor,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Farm Products,” “Financing Statement,” “Fixture Filing,” “Fixtures,” “General Intangibles,” “Good Faith,” “Goods,” “Instrument,” “Letter of Credit Right,” “Payment Intangible,” “Proceeds,” “Securities Account” and “Supporting Obligation”; provided, however, that, if and to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4 Rules of Construction. The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any Loan Document. All Schedules, Exhibits, Annexes, Appendices and attachments referred to herein are hereby incorporated herein by this reference. All references in any Loan Document to: (i) any statutes, rules or regulations (including any Bankruptcy Rules and any Local Rules) shall include any amendments or other modifications of same made from time to time, and any successor statutes, rules and regulations even if words to such effect are included in some instances and not in others; (ii) any agreement, instrument or other documents (including any of the Loan Documents) shall include any and all amendments, restatements, supplements, modifications, extensions, or renewals thereof or thereto, even if words to such effect are included in some instances and not in others (but this clause shall not be construed as any consent to any such amendments, restatements, supplements, modifications, extensions, and renewals); (iii) any order of the Bankruptcy Court shall include such order, as extended, amended, supplemented or modified in a manner satisfactory to the Administrative Agent and Co-Collateral Agents in their discretion from time to time; (iv) any Person (including an Obligor, Administrative Agent, a Co-Collateral Agent or a Lender) shall mean and include the successors and assigns of such Person (but this clause shall not be construed as any consent to any transaction or circumstance giving rise to any successor or assign); (v) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); (vi) subject to the last sentence hereof, dates and times shall mean the date and time at Administrative Agent’s notice address determined under Section 15.1, unless otherwise specifically stated therein (including in the last sentence of this Section). In determining whether any action taken, or to be taken, under this Agreement or any other Loan Document is “commercially reasonable,” Article 9 of the UCC, to the extent applicable thereto, shall govern and control; unless otherwise expressly provided herein or therein. Unless otherwise expressly provided herein or in any other Loan Document with respect to Permitted Discretion, the “discretion” of, as applicable, Administrative Agent, any Co-Collateral Agent, any LC Issuer or any Lender shall mean the sole and absolute discretion of, as applicable, Administrative Agent, such Co-Collateral Agent, such LC Issuer or such Lender. All calculations of value of any Property, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and all determinations (including calculations of the Borrowing Base and Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation (unless otherwise approved by Administrative Agent and Co-Collateral Agents), and otherwise satisfactory to Administrative Agent and Co-Collateral Agents (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision. Whenever the phrase “to the knowledge of” (or words of similar import) are used in any Loan Document in reference to any Borrower, Borrower Representative or another Credit Party, it means actual knowledge of a Responsible Officer of such Borrower, Borrower Representative or Credit Party, or knowledge that such Responsible Officer would have obtained if he or she had engaged in Good Faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a Good Faith attempt to ascertain the matter to which such phrase relates. Any Loan Document signed by a

Responsible Officer acting in such capacity on behalf of a Borrower, Borrower Representative or another Credit Party shall be conclusively presumed to have been authorized by all necessary action on the part of such Borrower, Borrower Representative or other Credit Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such party. A Default or an Event of Default shall be deemed “to continue,” be “continuing,” “exist,” or be “in existence” at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing in accordance with this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement. All references herein and in any other Loan Document (i) to the word “will” shall be to have the same meaning as the word “shall” (and vice versa), (ii) to any Person shall include such Person’s successors and permitted assigns, (iii) to the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and Properties, including cash, securities, accounts and contract rights, (iv) to the words “financial statements” shall include all notes and schedules thereto, and (v) to the words “the continental United States of America” shall include each of the States of the United States of America, other than Hawaii and Alaska, unless otherwise approved by Administrative Agent, but expressly shall not include Puerto Rico or any other United States territory. All documents, instruments, certificates and agreements that are now or hereafter executed and delivered by any Credit Party in connection herewith or pursuant hereto shall constitute “Loan Documents” unless and except to the extent otherwise expressly provided herein or therein. All references herein and in any other Loan Document to date and time of day shall mean and refer to the date and time of day in Atlanta, Georgia.

SECTION 2

THE CREDIT FACILITIES

2.1 Revolving Commitment.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender agrees, severally (and not jointly) on a Pro Rata basis, up to the amount of its Revolving Commitment, to make Revolving Loans to Borrowers from time to time on any Business Day from and after the Closing Date to but excluding the Commitment Termination Date (the “Revolving Commitment Period”); provided, however, that, subject to the entry and terms of the Interim Financing Order and to the satisfaction of each of the conditions set forth in this Agreement, initial Borrowings and other extensions of credit may be obtained by Borrowers on a revolving basis as of the Closing Date and during the Interim Period in an aggregate principal amount at any time outstanding that does not exceed any limitation contained in the Interim Financing Order, and upon entry of the Final Financing Order, and subject to the satisfaction of each of the conditions set forth in this Agreement, the Borrowings and other extensions of credit may be obtained by Borrowers on a revolving basis in an aggregate amount not in excess of the Loan Limit. Subject to the terms and conditions of this Agreement, Revolving Loans may be obtained, repaid and re-borrowed; provided, however, that no Lender shall have any obligation to honor any request for a Revolving Loan if doing so would cause (i) such Lender’s Pro Rata Share of the Aggregate Revolving Obligations to exceed such Lender’s Revolving Commitment (less such Lender’s Pro-Rata Share of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve) or (ii) the Aggregate Revolving Obligations to exceed the Loan Limit.

(b) Revolving Notes. Borrowers shall execute and deliver to (i) each Lender on the Closing Date, and (ii) each Person who is a permitted assignee of such Lender pursuant to Section 13.1, upon its becoming such assignee; in each case, to the extent requested by such Person, a Revolving Note to evidence such Person’s portion of the Revolving Loans.

(c) Termination of Revolving Commitments. The Revolving Commitments shall terminate on the Commitment Termination Date. Borrowers may terminate the Revolving Commitments by giving not less than ten (10) days’ prior written notice to Administrative Agent. Borrowers may not reduce the Revolving Commitments except in connection with the termination of the Revolving Commitments. If the Revolving Commitments are ever terminated by Borrowers, Borrowers must Pay in Full upon such termination becoming effective the Revolving Loans, all other Obligations and the Pre-Petition Lender Debt then outstanding. Except to the extent otherwise agreed in writing by Administrative Agent and the Required Lenders, any request from Borrowers for the termination of the Revolving Commitments shall be irrevocable, once made and received.

(d) Over Line; Over Advances.

(i) Any amount by which at any time the Aggregate Revolving Obligations exceed the Revolving Commitments (less the amount of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve) shall (A) be immediately due and payable ON DEMAND and, once paid to Administrative Agent, shall be applied, first, to the payment of any Swing Line Loans; second, to the payment of all other Revolving Loans; and third, to Cash Collateralize any LC Obligations then outstanding; (B) constitute Obligations secured by the Collateral; and (C) be entitled to all benefits of the Loan Documents. In no event shall Administrative Agent or any Lender be required to honor any request for a Revolving Loan when the Aggregate Revolving Obligations exceed the Revolving Commitments (less the amount of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve) or if, after giving effect to the making of such Revolving Loan, the Aggregate Revolving Obligations would exceed the Revolving Commitments (less the amount of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve).

(ii) Subject to clause (iii) below, any Over Advance shall (A) be immediately due and payable ON DEMAND and, once paid to Administrative Agent, shall be applied, first, to the payment of any Swing Line Loans; second, to the payment of all other Revolving Loans; and, third, to Cash Collateralize any LC Obligations then outstanding; (B) constitute Obligations secured by the Collateral; and (C) be entitled to all benefits of the Loan Documents.

(iii) Unless otherwise directed in writing by the Required Lenders, Administrative Agent may require Lenders to honor requests by Borrowers for Over Advance Loans (in which event, and notwithstanding anything to the contrary set forth in this Agreement, Lenders shall continue to make Revolving Loans up to their Pro Rata Share of the Revolving Commitments (less such Lender’s Pro-Rata Share of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve)) and to forbear from requiring Borrowers to cure an Over Advance immediately, if (A) the Over Advance does not continue for a period of more than thirty (30) consecutive days, following which no new Over Advance exists for at least thirty (30) consecutive days before another Over Advance exists, (B) the amount of the Aggregate Revolving Obligations outstanding at any time does not exceed the aggregate of the Revolving Commitments at such time, (C) the Revolving Credit Exposure of any individual Lender at any time does not exceed such individual Lender’s Revolving Commitment (less such Lender’s Pro-Rata Share of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve), and (D) the Over Advance, when aggregated with all other Over Advances then outstanding, does not exceed the greater of (x) five percent (5%) of the Borrowing Base and (y) Three Million and No/100 Dollars ($3,000,000.00).

(iv) Neither the funding of any Over Advance Loan nor the continued existence of an Over Advance shall constitute any waiver by Administrative Agent or any Lender of any Event of Default which may exist at the time any Over Advance Loan is made or which is caused thereby. Each Lender’s obligations under this Section 2.1(d) are absolute, unconditional, and irrevocable and are not subject to any claim, counterclaim, right of setoff, charge back, discount, defense, qualification, or exception, and each Lender shall perform such obligations, as applicable, regardless of whether the Commitments have terminated, an Over Advance exists or any condition precedent to the making of Loans has not been satisfied.

(v) All Over Advance Loans shall be Revolving Loans.

(vi) The provisions of this Section 2.1(d) are solely for the benefit of Administrative Agent and Lenders, and in no event shall any Borrower or any other Credit Party be deemed to be a third party beneficiary of this Section 2.1(d) or be authorized or permitted to, or have any standing to, rely on or enforce any of the provisions of this Section 2.1(d).

(e) Protective Advances. From time to time, Administrative Agent may, in its discretion, make one or more Revolving Loans to preserve, protect, or defend any Collateral or to increase or improve the likelihood of collecting or obtaining repayment of any Obligations, in each case, if Administrative Agent determines in its discretion that doing so is necessary or desirable (a “Protective Advance”). Administrative Agent may make a Protective Advance without regard to Excess Availability or the satisfaction of any condition precedent to the making of Loans, unless (A) the Required Lenders have, by written notice to Administrative Agent, revoked Administrative Agent’s authority to do so or (B) Administrative Agent has actual knowledge that, after giving effect thereto, the aggregate outstanding principal amount of all Loans made as Protective Advances plus all Loans that are Over Advance Loans (i) would exceed the greater of (x) ten percent (10%) of the Borrowing Base and (y) Three Million and No/100 Dollars ($3,000,000.00) or (ii) would cause either the amount of the Aggregate Revolving Obligations outstanding to exceed the aggregate amount of the Revolving Commitments (less the amount of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve) at such time or any individual Lender’s Revolving Credit Exposure to exceed such individual Lender’s Revolving Commitment (less such Lender’s Pro-Rata Share of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve) at such time. If the terms of the foregoing clauses (A) and (B) above are not applicable, Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. Each Lender shall participate on a Pro Rata basis in each Protective Advance so long as by doing so such Lender’s Revolving Credit Exposure would not exceed such Lender’s Revolving Commitment (less such Lender’s Pro-Rata Share of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve) at such time. The provisions of this Section 2.1(e) are solely for the benefit of Administrative Agent, the Co-Collateral Agents, and Lenders, and in no event shall any Borrower or any other Credit Party be deemed to be a third party beneficiary of this Section 2.1(e) or be authorized or permitted to, or have any standing to, rely on or enforce any of the provisions of this Section 2.1(e). All Protective Advances shall be Revolving Loans.

2.2 [Reserved].

2.3 Swing Line Loans; Settlement.

(a) Swing Line Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make Swing Line Loans to Borrowers in an aggregate amount outstanding at any time up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan and any participation that may result therefrom pursuant to the operation and effect of subsection (b), clause (iv) of this Section 2.3, in no event shall (i) the Aggregate Revolving Obligations exceed the aggregate Revolving Commitments (less the amount of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve) and (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment (less such Lender’s Pro-Rata Share of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve). Amounts borrowed pursuant to this Section 2.3 may be repaid and re-borrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Commitment shall expire on the Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans then outstanding and the Revolving Commitments shall have been Paid in Full no later than such date. Each Swing Line Loan shall constitute a Revolving Loan for all purposes, except that payments thereon shall be made solely to Swing Line Lender for its own account. The obligation of Borrowers to repay Swing Line Loans shall be evidenced by the records of Swing Line Lender, provided that, promptly upon Swing Line Lender’s request (but, in any event, within five (5) Business Days after receipt of such request), Borrowers shall execute and deliver to Swing Line Lender a Swing Line Note to evidence the Debts arising under the Swing Line Loans.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Whenever Borrowers desire that the Swing Line Lender make a Swing Line Loan, Borrower Representative shall deliver to Administrative Agent a Notice of Borrowing no later than 2:00 p.m. on the proposed Borrowing date.

(ii) The Swing Line Lender, if it elects to do so, as provided in Section 2.3(a), and subject to the limitations set forth in clause (v) below, shall make the amount of the requested Swing Line Loan (or so much thereof as it elects to make, or is permitted to make, pursuant hereto) available to Administrative Agent not later than 3:00 p.m. on the applicable funding date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein relative thereto, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrowers on the applicable funding date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from the Swing Line Lender to be credited to the account of Borrowers at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower Representative.

(iii) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrowers pursuant to Section 5.2, the Swing Line Lender may at any time in its discretion, but in any event not less frequently than weekly, on such weekly settlement date as Swing Line Lender may elect from time to time, deliver to Administrative Agent (with a copy to Borrower Representative), no later than 11:00 a.m. on the day of the proposed funding date, a notice (which shall be deemed to be a Notice of Borrowing given by Borrower Representative) requesting that each Lender holding a Revolving Commitment make a Revolving Loan to Borrowers on such date in an amount equal to its Pro Rata Share of the amount of such Swing Line Loans outstanding on the date that such notice is given which Swing Line Lender requests Lenders to prepay (the “Refunded

Swing Line Loans”). Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by Administrative Agent to the Swing Line Lender (and not to Borrowers) and when received shall be applied by the Swing Line Lender to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to Borrowers, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrowers. Borrowers hereby authorize Administrative Agent and Swing Line Lender to charge Borrowers’ Deposit Accounts and Securities Accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such Deposit Account and Securities Account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are insufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of Borrowers from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be shared among all Lenders based on their respective pro Rata Shares thereof in the manner contemplated by Section 5.6.

(iv) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iii) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, then, each Lender then holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the applicable unpaid amount of the Swing Line Loans then outstanding together with accrued interest thereon; provided that any such participation purchased by such Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment (less such Lender’s Pro-Rata Share of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve). On the Business Day that notice is provided by the Swing Line Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this clause (iv), the Swing Line Lender shall be entitled to recover such amount ON DEMAND from such Lender together with interest thereon for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Revolving Loans until such defaulted sum is Paid in Full.

(v) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to clause (iv) above shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, Properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from Borrower Representative or the Required Lenders that any of the conditions under Section 6.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) without limitation of the Swing Line Lender’s discretion in regard thereto, as described in Section 2.3(a), the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in Good Faith believe that all conditions under Section 6.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists, unless the Swing Line Lender has entered into arrangements satisfactory to it and Borrower Representative to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans in a manner satisfactory to the Swing Line Lender and Administrative Agent.

2.4 Letter of Credit Facility.

(a) Issuance of Letters of Credit. Each LC Issuer agrees to issue Letters of Credit from time to time for Borrowers’ account on the terms set forth in this Agreement, including the following:

(i) No LC Issuer shall have any obligation to issue any Letter of Credit unless each of the LC Conditions has been satisfied (as determined by LC Issuer and Administrative Agent); provided that, notwithstanding anything to the contrary set forth in this Agreement or in any other Loan Document, no LC Issuer shall have any obligation to issue, amend, extend or renew any Letter of Credit, including any Existing Letter of Credit, unless such LC Issuer elects to do so in its discretion.

(ii) If any LC Issuer receives written notice from Administrative Agent or a Lender at least five (5) Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, such LC Issuer shall have no obligation to issue the requested Letter of Credit (or any other Letter of Credit) until such notice is withdrawn in writing by Administrative Agent or such Lender or until the Required Lenders have waived the applicable LC Condition in accordance with this Agreement. Before receipt of any such notice, no LC Issuer shall be deemed to have knowledge of any failure to satisfy any LC Condition.

(iii) Borrowers may request and employ Letters of Credit only (A) to support obligations of any Borrower or Subsidiary incurred in the Ordinary Course of Business or (B) for such other purposes, if and to the extent not in contravention of any terms hereof or of any Loan Document, as Administrative Agent and a LC Issuer may approve from time to time in writing; provided, however, that such LC Issuer shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds from which would be made available to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Country, or in any manner that would result in a violation of any Sanctions by any party to this Agreement or such Letter of Credit, (ii) if any order, judgment or decree of any Governmental Authority shall by its terms purport to restrain or enjoin such LC Issuer from issuing letters of credit generally or any such Letter of Credit particularly, or any Applicable Law relating to such LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from the issuance of letters of credit generally or any such Letter of Credit particularly or shall impose on such LC Issuer with respect to any such Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose on such LC Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date which such LC Issuer deems material to it, including, in each case, but without limitation, from any Change in Law, or (iii) if the issuance of any such Letter of Credit would violate one or more policies of such LC Issuer applicable to letters of credit generally or any such Letter of Credit particularly. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that the applicable Borrower or Borrowers need not deliver a new LC Application unless requested to do so by such LC Issuer. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of a Borrower, Borrowers shall be obligated to reimburse LC Issuers hereunder for any and all drawings under such Letter of Credit. Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Subsidiaries of Borrowers shall inure to the benefit of Borrowers, and that Borrowers’ business will derive substantial benefits from the businesses of such Subsidiaries.

(iv) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, a LC Issuer shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation, or communication in whatever form believed by such LC Issuer, in Good Faith, to be genuine and correct and to have been signed, sent, or made by a proper Person. Each LC Issuer may consult with and employ legal counsel, accountants, and other experts including Administrative Agent Professionals (at Borrowers’ expense) to advise it concerning its obligations, rights, and remedies with respect to the issuance and administration of Letters of Credit and LC Documents and shall be entitled to act (or refuse to act) upon, and shall be fully protected in any action taken (or refused to be taken) in Good Faith reliance upon, any advice given by such Persons. Each LC Issuer may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected by it.

(v) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(vi) Unless otherwise expressly set forth in any LC Document or otherwise expressly agreed in writing by the a LC Issuer and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Letter of Credit issued by such LC Issuer and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit issued by such LC Issuer.

(vii) In the event of any conflict between the terms of this Agreement and the terms of any LC Document, the terms of this Agreement shall control, unless otherwise agreed by Administrative Agent and LC Issuers.

(viii) Without limitation of the foregoing provisions, in the event that any Lender is at such time a Defaulting Lender, no LC Issuer shall have any obligation to issue any Letter of Credit unless such LC Issuer has entered into arrangements satisfactory to such LC Issuer (in its discretion) with Borrowers or such Defaulting Lender to eliminate such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (after giving effect to any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding amount of the LC Obligations in a manner satisfactory to such LC Issuer and Administrative Agent.

(b) Reimbursement; Participations.

(i) On the date that any LC Issuer honors any draw under a Letter of Credit (each such date, a “Reimbursement Date”), Borrowers shall reimburse such LC Issuer on such date the amount paid by such LC Issuer on account of such draw, together with interest from the Reimbursement Date until paid by Borrowers (at the interest rate prescribed therefor in clause (v) below). The obligation of Borrowers to reimburse a LC Issuer for any draw made under a Letter of Credit issued by such LC Issuer is absolute, unconditional, and irrevocable, and Borrowers shall make such reimbursement without regard to any lack of validity or enforceability of such Letter of Credit or the existence of any claim, counterclaim, right of setoff, charge back, discount, defense, qualification, exception or other right Borrowers may have at any time against the beneficiary of such Letter of Credit. On each Reimbursement Date, to facilitate their foregoing reimbursement obligations, Borrowers shall be deemed to have requested a Borrowing of Revolving Loans in an amount necessary to pay the amounts due to such LC Issuer on such date (regardless of whether Borrower Representative submits a Notice of Borrowing therefor), and each Lender shall fund its Pro Rata Share of such Borrowing, without claim, counterclaim, right of setoff, charge back, discount, defense, qualification, or exception, and regardless of whether the Commitments have terminated, an Over Advance exists or any condition precedent to the making of Loans has not been satisfied.

(ii) Upon the issuance of a Letter of Credit by an LC Issuer, each Lender shall be deemed to have irrevocably and unconditionally purchased from such LC Issuer, without recourse or warranty, an undivided interest and participation in all LC Obligations relating to such Letter of Credit in an amount equal to such Lender’s Pro

Rata Share thereof. If such LC Issuer honors any draw under a Letter of Credit and Borrowers do not reimburse the amount thereof on the Reimbursement Date, Administrative Agent (at such LC Issuer’s request) shall promptly notify Lenders, and each Lender shall promptly (within one Business Day) unconditionally pay to Administrative Agent, for the benefit of such LC Issuer, such Lender’s Pro Rata Share of such draw at the Principal Office of Administrative Agent. Upon the failure of any Lender to make such payment when due pursuant hereto, such LC Issuer shall be entitled to recover such amount ON DEMAND from such Lender together with interest thereon, computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues, for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Revolving Loans until such defaulted sum is Paid in Full. Upon request by a Lender that has made or is making any such payment, such LC Issuer shall furnish such Lender with copies of any Letters of Credit and LC Documents in its possession at such time.

(iii) The obligations of each Lender to make payments to Administrative Agent for the account of a LC Issuer in connection with such LC Issuer’s honoring any draw under a Letter of Credit are absolute, unconditional, and irrevocable and are not subject to any claim, counterclaim, right of setoff, defense, discount, charge back, qualification, or exception, and such Lender shall perform such obligations, as applicable, (A) irrespective of any lack of validity or unenforceability of any Loan Documents; (B) regardless of whether the Commitments have been terminated, an Over Advance exists, any condition precedent to the making of any Loan has not been satisfied; (C) regardless of whether any draft, certificate, or other document presented under a Letter of Credit is determined to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and (D) regardless of the existence of any setoff or defense that any Credit Party may have with respect to any Obligations. No LC Issuer assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No LC Issuer makes any representation, warranty, or Guarantee, express or implied, with respect to the Collateral, LC Documents, or any Credit Party. No LC Issuer is responsible for (A) any recitals, statements, information, representations, or warranties contained in, or for the execution, validity, genuineness, effectiveness, or enforceability of, any LC Documents; (B) the validity, genuineness, enforceability, collectibility, value, or sufficiency of any Collateral or the perfection of any Lien therein; or (C) the assets, liabilities, financial condition, results of operations, business, creditworthiness, or legal status of any Credit Party.

(iv) No LC Issuer Indemnitee shall be liable to Administrative Agent, any Lender, or any other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment binding on such LC Issuer Indemnitee. No LC Issuer shall have any liability to any Lender if such LC Issuer refrains from taking any action, or refuses to take any action, under any Letter of Credit or LC Documents until it receives written instructions from the Required Lenders.

(v) Borrowers agree to pay to a LC Issuer, with respect to drawings honored under any Letter of Credit issued by such LC Issuer, interest on the amount paid by such LC Issuer in respect of each such honored drawing from the date such drawing is honored to, but excluding, the date such amount is reimbursed by or on behalf of Borrowers in accordance herewith at a rate which is the lesser of (i) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans and (ii) the Highest Lawful Rate.

(vi) Interest payable pursuant to clause (v) above shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues, and shall be payable ON DEMAND or, if no demand is made, on the date on which the related drawing under a Letter of Credit is made by a LC Issuer. Promptly upon receipt by a LC Issuer of any payment of interest pursuant hereto, such LC Issuer shall distribute to each Lender, from the interest received by such LC Issuer in respect of the period from the date such drawing is honored to but excluding the date on which such LC Issuer is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event a LC Issuer shall have been reimbursed by the Lenders for all or any portion of such honored drawing, such LC Issuer shall distribute to each Lender which has paid all amounts payable by it with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such LC Issuer in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which such LC Issuer was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrowers.

(c) Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding (i) at any time that an Event of Default exists; (ii) after the Commitment Termination Date; or (iii) within twenty (20) Business Days before the Stated Revolving Commitment Termination Date (unless Administrative Agent, in its discretion, agrees to any shorter period); or (iv) in any Co-Collateral Agent’s discretion, at any other time, then, Borrowers shall, at any LC Issuer’s or Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to LC Issuer the amount of all other LC Obligations which are then outstanding. If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and, upon written request of Administrative Agent, shall) advance, as Revolving Loans, the amount of the Cash Collateral required (regardless of whether the Commitments have terminated, an Over Advance exists, or any condition precedent to the making of any Loan has not been satisfied). Without limitation of the foregoing, at any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or any LC Issuer (with a copy to Administrative Agent) Borrowers shall Cash Collateralize such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure after first giving effect to any Cash Collateral provided by the Defaulting Lender.

(d) Existing Letters of Credit. Upon entry of the Interim Financing Order, each Letter of Credit issued and outstanding under the Pre-Petition Credit Agreement and listed on Schedule 1.1 shall be deemed to have been issued hereunder and shall cease to be regarded as part of the Pre-Petition Revolving Obligations and Pre-Petition Lender Debt, shall constitute a Letter of Credit for all purposes hereof, and accordingly shall be entitled to all of the benefits and security of this Agreement and the other Loan Documents and shall be governed by the terms hereof. All fees heretofore paid in respect of each such Existing Letter of Credit shall be deemed to have been paid on account of Pre-Petition Revolving Obligations, and any unpaid fees in respect of such Existing Letters of Credit accrued as of the Closing Date and accruing subsequent thereto shall be deemed to be part of the Obligations. Each reference in this Agreement to “Letters of Credit” shall include the Existing Letters of Credit.

2.5 Bank Product Obligations. All Debt and other obligations of any Credit Party or any of its Subsidiaries to any Pre-Petition Lender (or Affiliate thereof) arising from Bank Products, whether such Debt or other obligations arose before or after the Petition Date, shall be deemed to constitute Bank Product Obligations hereunder and shall cease to be regarded as part of the Pre-Petition Lender Debt.

2.6 Section 364(c)(1) and 503(b) Priority. All Revolving Loans, Letters of Credit and other credit accommodations made or issued hereunder to, and all Bank Product Obligations (regardless of when incurred) owing by, any Credit Party, shall constitute and be deemed a cost and expense of administration in the Chapter 11 Cases and shall be entitled to administrative status under Section 503(b) of the Bankruptcy Code and priority under Section 364(c)(1) of the Bankruptcy Code ahead of all other costs and expenses of administration incurred in any of the Chapter 11 Cases or in any superseding Chapter 7 case, as and to the extent set forth in each DIP Financing Order.

SECTION 3

INTEREST, FEES, AND CHARGES

3.1 Interest.

(a) Interest Rates. The Obligations shall bear interest (i) with respect to Revolving Loans, at the Base Rate plus the Applicable Margin, (ii) with respect to Swing Line Loans, at the Swing Line Rate (unless and until converted to a Revolving Loan pursuant to the terms of Section 2.3), and (iii) with respect to any other Obligations which are then due and payable (including, to the extent permitted by law, interest not paid when due), at the Base Rate plus the Applicable Margin, unless and except to the extent that another interest rate is prescribed therefor in the Loan Documents evidencing such Obligations; provided, however, that the Obligations shall bear interest at the Default Rate (whether before or after any judgment) if so elected by Administrative Agent or the Required Lenders, from and after the occurrence of, and during the continuation of, any Event of Default. Each Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and Lenders because of such Event of Default and does not constitute a penalty.

(b) Accrual of Interest. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(c) Payment Dates. Interest accrued on the Loans shall be due and payable (i) in arrears, on each Interest Payment Date, (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid, and (iii) at maturity. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable ON DEMAND. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment due date is provided therein, then, ON DEMAND.

(d) Interest Rate Determination and Disclosure. As soon as practicable after 10:00 a.m. on each Index Rate Determination Date, Administrative Agent shall determine (which determination shall, if made in Good Faith and absent manifest error, be final, conclusive and binding upon all parties) and shall promptly give notice thereof in writing to Borrower Representative and each Lender, in each case, to the extent that each requests same. The Base Rate on the date hereof is five and one-quarter percent (5.25%) per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is eight and one-half percent (8.5%) per annum, for Revolving Loans.

3.2 Fees.

(a) Upfront Fees. On the Closing Date, Borrowers shall pay to Administrative Agent, for the account of the Lenders, the Upfront Fees as set forth in (and as defined in) the Fee Letters, all of which shall be due and payable in the amounts and at the times set forth therein.

(b) Commitment Fee. On the first day of each calendar month following the Closing Date and continuing on a monthly basis thereafter until and including the Commitment Termination Date, Borrowers shall pay to Administrative Agent, in arrears and for the account of the Lenders, a commitment fee in an amount equal to one half of one percent (0.50%) per annum times the average amount by which the Revolving Commitments exceeded the Aggregate Revolving Obligations (other than Swing Line Loans) on each day during the immediately preceding calendar Month; provided that (1) no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time that such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrowers so long as such Lender shall be a Defaulting Lender. For purposes hereof, Swing Line Loans shall not be counted toward or considered as usage of the aggregate Revolving Commitments.

(c) Letter of Credit Fees. On the first day of each calendar month following the date that any Letter of Credit is issued (or renewed or extended), and continuing on a monthly basis thereafter until its expiration date and thereafter ON DEMAND, so long as any Letter of Credit shall remain issued and outstanding or any LC Obligations exist thereunder, Borrowers shall pay, (i) to Administrative Agent, in arrears and for the account of the Lenders, in accordance with their respective Pro Rata Shares thereof, a Letter of Credit fee (the “Letter of Credit Fee”), in an amount equal to (A) a rate per annum equal to the Base Rate plus three and one quarter percent (3.25%) per annum plus, at all times when the Default Rate with respect to such Loans is in effect, two percent (2%) per annum, times (B) the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit), provided that no Letter of Credit Fee shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) except as otherwise provided in Section 4.2(a)(iii), any Letter of Credit Fee accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrowers so long as such Lender shall be a Defaulting Lender, and (ii) directly to each LC Issuer for its own account a fronting fee at the rate per annum specified in the applicable Fee Letter or, as applicable, in any LC Document (but if no such rate is so specified, then, at the rate of twenty-five hundredths of one percent (0.25%) per annum) on the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit), provided that such LC Issuer may elect instead that such fronting fee be payable to it upon issuance of any such Letter of Credit. In addition, Borrowers shall pay directly to a LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such LC Issuer relating to letters of credit as from time to time in effect. Except as otherwise may be provided in any LC Document such customary fees and standard costs and charges shall be due and payable ON DEMAND. All of the foregoing fees and charges shall be fully earned upon issuance of the Letter of Credit, or any amendment thereto, as applicable, and none of such fees or charges shall be refundable, in whole or in part, regardless of any cancellation, termination, or drawing upon the Letter of Credit.

(d) Administrative Agent Fees. Borrowers shall pay to Administrative Agent, for its own account, the fees payable to Administrative Agent which are described in the Fee Letter with respect to which Administrative Agent is a party, all of which shall be due and payable in the amounts and at the times set forth therein.

(e) Other Fees. Borrowers shall pay to each applicable Person the fees payable to such Person which are described in the Fee Letters, all of which shall be due and payable in the amounts and at the times set forth therein.

(f) Calculation and Distribution of Interest Fees, Charges, and Other Amounts. Unless otherwise specifically provided herein or in any other Loan Document, interest, fees, charges and other amounts which are calculated on a per annum basis shall be calculated based on a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues. Each determination by Administrative Agent of any interest, fees, charges or interest rate hereunder or under any other Loan Document shall be final, conclusive, and binding for all purposes if made in Good Faith and absent manifest error. All fees payable under this Section 3.2 are compensation for services and, to the extent of Applicable Law, are not, and shall not be deemed to be, interest or any other charge for the use, forbearance, or detention of money. A certificate as to amounts payable by Borrowers under Section 14 and 15.4, timely submitted to Borrower Representative by Administrative Agent or the affected Lender, as applicable, shall be final, conclusive, and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the applicable Person within ten (10) days following receipt of such certificate. All fees shall be fully earned when due and shall not be subject to rebate, refund, or proration, in whole or in part. All fees paid to Administrative Agent for the account of the Lenders, LC Issuers, or any other Person shall be paid by Administrative Agent to such Persons promptly upon its receipt thereof and, with respect to fees payable for the account of the Lenders, in accordance with each such Lender’s Pro Rata Share thereof.

(g) Maximum Interest. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

SECTION 4

LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolving Loans.

(a) Notice of Borrowing. Borrowers may request new Revolving Loans (including Swing Line Loans), by delivering to Administrative Agent at its Lending Office a Notice of Borrowing (which notice may be transmitted by electronic mail subject to the limitations set forth in Section 15.1(b)). Such Notice of Borrowing must be received by Administrative Agent at or before 11:00 a.m. on the Business Day on which Borrowers desire such Revolving Loan to be made. Any Notice of Borrowing received by Administrative Agent after 11:00 a.m. on a Business Day shall be deemed to have been received on the immediately following Business Day. Each Notice of Borrowing shall specify (i) the amount of the Borrowing; (ii) the requested funding date (which must be a Business Day); and (iii) whether the Borrowing is requested to be made as a Swing Line Loan.

(b) Deemed Requests for Funding. Each Notice of Borrowing for a Revolving Loan received by Administrative Agent shall be irrevocable.

(i) The becoming due of any Obligations shall be deemed to be a request for a Loan on the due date therefor in the amount of such Obligations, and, upon the making of such Loan, Administrative Agent shall apply the proceeds thereof in direct payment of such Obligations. In addition, Administrative Agent may, at its option, debit any of Borrowers’ or Subsidiaries’ Deposit Accounts maintained at Administrative Agent (or any of its Affiliates) by the amount of any Obligations which are then due and apply the proceeds thereof to the payment of such Obligations.

(ii) If Borrowers have established a controlled disbursement Deposit Account with Administrative Agent (or any of its Affiliates), then, the presentation for payment of any check or other item of payment drawn on such Deposit Account at a time when there are insufficient funds on deposit therein to pay the same shall be deemed to be a request for a Loan on the date of such presentation in the amount of the checks and such other Payment Items presented for payment. The proceeds of such Loan may be disbursed directly to the controlled disbursement Deposit Account or other appropriate Deposit Account.

(c) Fundings by Lenders. Except for Borrowings which Swing Line Lender elects to make as Swing Line Loans, Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the requested funding date for Loans. Each Lender shall fund to Administrative Agent such Lender’s Pro Rata Share of each requested Borrowing at the Principal Office of Administrative Agent to the account specified by Administrative Agent in immediately available funds no later than 2:00 p.m. on the requested funding date, unless Administrative Agent’s notice is received after the times provided above, in which case each Lender shall fund its Pro Rata Share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the proceeds of the Revolving Loans in the lawful manner directed by Borrower Representative. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata Share of a Borrowing, Administrative Agent may assume that such Lender has deposited or will deposit in accordance herewith its Pro Rata Share with Administrative Agent, and Administrative Agent may disburse a corresponding amount to Borrowers. If all or a portion of a Lender’s Pro Rata Share of any Borrowing is not in fact received by Administrative Agent, then Borrowers agree to repay to Administrative Agent ON DEMAND the amount of any deficiency, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.2 Defaulting Lender.

(a) Limitation on Actions. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 15.2(a).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 4.2(a)(iii)) received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, as a scheduled payment or by prepayment, at maturity, pursuant to Section 11.2 or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 15.6), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuers or the Swing Line Lender hereunder; third, to Cash Collateralize each LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.6; fourth, as Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower Representative to be held in a non-interest bearing Deposit Account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.6; sixth, to the payment of any amounts owing to the Lenders, LC Issuers or Swing Line Lender as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by any Lender, any LC Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers, or any of them, as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by such Borrower or Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed in a final, non-appealable judgment by a court of competent jurisdiction binding on such Defaulting Lender; provided, that, if (x) such payment is a payment of the principal amount of any Loans or LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Obligations were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders Pro Rata in accordance with their Revolving Commitments without giving effect to Section 4.2(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.2(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any commitment fee, any fees with respect to Letters of Credit (except as provided in clause (B) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees with respect to Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.6.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer or Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified Administrative Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause such Lender’s Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment (less such Lender’s Pro-Rata Share of the Pre-Petition Revolving Obligations Reserve, the Non-Ordinary Course Proceeds Reserve and the Carve-Out Reserve). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize each LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.4.

(b) Defaulting Lender Cure. If Borrower Representative, Administrative Agent, Swing Line Lender and LC Issuers agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held Pro Rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 4.2(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan, and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

4.3 Borrower Representative. Each Credit Party hereby designates Parent (“Borrower Representative”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications (including any Notice of Borrowing, any electronic mail notice or request for a Borrowing, or any request for the issuance of any Letter of Credit), preparation and delivery of Borrowing Base Certificates and all attachments thereto, financial reports and Compliance Certificates, receipt and payment of Obligations, requests for waivers, amendments, or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, any LC Issuer, any Co-Collateral Agent, or any Lender. Borrower Representative hereby accepts such appointment. Administrative Agent, LC Issuers, the Co-Collateral Agents and the Lenders may give any notice to, or communication with, a Credit Party hereunder or under any other Loan Document to or with Borrower Representative on behalf of such Credit Party. Each Credit Party agrees that any notice, election, communication, representation, agreement, or undertaking made on its behalf by Borrower Representative shall be binding upon and enforceable against it. Administrative Agent, LC Issuers, and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, the terms of this Section 4.3, provided that nothing contained herein shall limit the effectiveness of, or the right of Administrative Agent, any LC Issuer, any Co-Collateral Agents or any Lender to rely upon, any notice (including, without limitation, a borrowing notice), instrument, document, certificate, acknowledgment, consent, direction, certification or any other action delivered by any Credit Party pursuant to this Agreement or any other Loan Document.

4.4 One Obligation. The Loans, LC Obligations, and other Obligations shall constitute one general, joint and several obligation of Credit Parties and (unless otherwise expressly provided in any Loan Document) shall be secured by Administrative Agent’s Lien upon all Collateral; provided, however, that Administrative Agent, the Co-Collateral Agents, and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Credit Party to the extent of any Obligations jointly or severally owed by such Credit Party.

4.5 Effect of Termination. On the Commitment Termination Date, all Obligations shall be immediately due and payable, in full, and each Lender may terminate its and its Affiliates’ Bank Products (including, but only with the consent of Administrative Agent, any Treasury Services). All undertakings of all Obligors contained in the Loan Documents shall survive any termination, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents, until Payment in Full of all Obligations. Notwithstanding Payment in Full of all Obligations, Administrative Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Administrative Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Administrative Agent receives (a) a written agreement in form and substance satisfactory to Administrative Agent, executed by Obligors and any Person whose advances are used in whole or in part to satisfy the Obligations (which Person must be acceptable to Administrative Agent), indemnifying Administrative Agent, the Co-Collateral Agents and Lenders from any such damages, or (b) such Cash Collateral as Administrative Agent, in its discretion, deems necessary to protect against any such damages. Section 2.4, Section 13.1, Section 14.1, Section 14.2, Section 14.3, Section 14.4, Section 15.3, Section 15.4, and Section 15.23, this Section 4.5, the obligation of each Credit Party and each Lender with respect to each indemnity given by it in any Loan Document, including under Section 8.9, Section 12.5 and Section 15.3, and each other term, provision, or section of this Agreement or any other Loan Document which states as much, shall survive Payment in Full of the Obligations and any release or termination relating to this Agreement, the other Loan Documents, or any credit facility established hereunder or thereunder.

4.6 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or any LC Issuer (with a copy to Administrative Agent) Borrowers shall Cash Collateralize such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 4.2(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of such LC Issuer, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied in the manner set forth below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and such LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, Borrowers will, ON DEMAND by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.6 or Section 4.2 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.6 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and such LC Issuer that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.6 may be otherwise applied in accordance with Section 5.5) but shall be released upon the waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and such LC Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other Obligations.

SECTION 5

PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without right of offset, recoupment, counterclaim, discount, charge back or other defense of any kind, free of (and without deduction for) any Taxes or other sums, and in immediately available funds, not later than 12:00 noon on the due date to the Principal Office of Administrative Agent, the LC Issuers, the Lenders or other obligee. Any payment after such time shall be deemed made on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of any applicable fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

5.2 Repayment of Revolving Loans.

(a) Payment on Commitment Termination Date. Unless otherwise sooner becoming due and payable in accordance with the terms of this Agreement or any other Loan Document, Revolving Loans shall be due and payable in full on the Commitment Termination Date.

(b) Voluntary Prepayments. After Payment in Full of the Pre-Petition Lender Debt, Revolving Loans may be voluntarily prepaid from time to time, without penalty or premium (subject to Section 14.1(c)), as follows: (i) Borrowers may prepay Revolving Loans (other than Swing Line Loans) on any Business Day in whole or in part, in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount; and (ii) with respect to Swing Line Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part in any amount. All such prepayments shall be made upon written notice on the date thereof given to Administrative Agent, or the Swing Line Lender, as the case may be, by 11:00 a.m. on the date required (and Administrative Agent will promptly transmit such notice for a Borrowing written notice to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 5.5(a).

(c) Mandatory Prepayments. Except as expressly permitted or required under the DIP Financing Orders to be applied to the Pre-Petition Lender Debt, contemporaneously upon (but in any event within one (1) Business Day following): (i) receipt by any Credit Party or Subsidiary of any Net Proceeds (Asset Dispositions) Credit Parties shall prepay the Revolving Loans (or, if the Revolving Loans are, or thereby have been reduced to, Zero Dollars ($0.00), Cash Collateralize the LC Obligations and prepay any other Obligations) in an amount equal to one hundred percent (100%) of such Net Proceeds (Asset Dispositions); (ii) receipt by any Credit Party or Subsidiary or Administrative Agent of any Net Proceeds (Loss), Credit Parties shall prepay the Revolving Loans (or, if the Revolving Loans are or thereby have been reduced to Zero Dollars ($0.00), to Cash Collateralize the LC Obligations and prepay any other Obligations) in an amount equal to one hundred percent (100%) of such Net Proceeds (Loss); and (iii) receipt by any Credit Party or Subsidiary of any Extraordinary Receipts, prepay the Revolving Loans (or, if the Revolving Loans are, or thereby have been reduced to, Zero Dollars ($0.00), to Cash Collateralize the LC Obligations and prepay any other Obligations) in an amount equal to one hundred percent (100%) of such Extraordinary Receipts.

(d) Collection Account. Except as otherwise expressly permitted under the DIP Financing Orders to be applied to the Pre-Petition Lender Debt, the collected balance in the main Collection Account as of the end of each Business Day shall, at the beginning of the next Business Day, be applied, first, to the principal balance of the Revolving Loans (unless such funds are otherwise required to be applied to some other portion of the Obligations in accordance with this Agreement) and then, to other Obligations, as determined by Administrative Agent. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Except to the extent otherwise expressly provided herein, each Borrower irrevocably waives the right to direct the application of any payments or Collateral Proceeds, and agrees that Administrative Agent shall have the continuing, exclusive right to apply, reverse and reapply the same against the Obligations, in such order or manner as Administrative Agent deems advisable. Any of the foregoing to the contrary notwithstanding, Administrative Agent may charge back to any Collection Account (or any other account of a Borrower maintained with Administrative Agent) a Payment Item which is returned for inability to collect, plus accrued interest during the period of Administrative Agent’s provisional credit for such item before receiving notice of dishonor. Administrative Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Collection Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

5.3 [Reserved].

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, ON DEMAND.

5.5 Post-Default Allocation of Payments.

(a) Allocation. Notwithstanding anything herein or in any other Loan Document to the contrary, during an Event of Default, if so directed by the Required Lenders or at Administrative Agent’s discretion, all proceeds of Collateral and other monies to be applied to the Obligations and the Pre-Petition Lender Debt, whether arising from payments by Obligors, realization on Collateral, by exercise of setoff, or otherwise, shall be allocated as follows:

(i) first, except to the extent restricted by an order of the Bankruptcy Court, to the payment of the Pre-Petition Lender Debt until Paid in Full, which payment to the Pre-Petition Lender Debt will be allocated in accordance with the Pre-Petition Credit Agreement;

(ii) second, to (A) all fees, including fees payable pursuant to this Agreement, the Fee Letter or any other Loan Document, then owing, (B) all costs and expenses, including Extraordinary Expenses, reimbursable by Credit Parties, then owing, (C) all Indemnitee Obligations, and (D) any Protective Advances made in accordance with the terms hereof (including principal and interest), in each case, to the extent owing to Administrative Agent in its capacity as Administrative Agent or, with respect to clauses (B) and (C), to the extent owing to Administrative Agent, in its capacity as Administrative Agent, or any Co-Collateral Agent, in its capacity as Co-Collateral Agent;

(iii) third, to (A) all costs and expenses reimbursable by Credit Parties, and (B) all Indemnitee Obligations, to the extent owing to LC Issuers and any Lenders;

(iv) fourth, to all amounts owing to Swing Line Lender on Swing Line Loans (including principal and interest);

(v) fifth, to all amounts owing to LC Issuers with respect to that portion of the LC Obligations which constitutes unreimbursed draws under Letters of Credit (including principal and interest);

(vi) sixth, to all Obligations constituting fees owing to any LC Issuer or any Lender, to the extent not already paid above (other than any then constituting Bank Product Obligations);

(vii) seventh, to all Obligations constituting interest owing to any Lender to the extent not already paid above (other than any then constituting Bank Product Obligations);

(viii) eighth, to (A) all Loans, (B) LC Obligations (including the Cash Collateralization of that portion of the LC Obligations constituting then undrawn amounts under outstanding Letters of Credit), and (C) Bank Product Obligations (including the Cash Collateralization of that portion of any Bank Product Obligations that are then contingent or otherwise not yet due and payable), if and to the extent required by Section 12.13, the applicable Bank Product Provider thereof has delivered a Secured Party Designation Notice to Administrative Agent, up to the amount of Reserves then being imposed by Administrative Agent in regard thereto;

(ix) ninth, to all other Bank Product Obligations (including the Cash Collateralization of that portion of any Bank Product Obligations that are then contingent or otherwise not yet due and payable), described in sub-clause (C) of clause (viii) above, to the extent not already paid;

(x) tenth, to all other Obligations, including any other Bank Product Obligations (including the Cash Collateralization of that portion of any Bank Product Obligations and other Obligations that are then contingent or otherwise not yet due and payable), if and to the extent not already paid, other than any then owing to the Defaulting Lenders;

(xi) eleventh, to all Obligations then owing to the Defaulting Lenders; and

(xii) lastly, the balance, if any, after all of the Obligations have been Paid in Full, to Borrowers or as otherwise then required under Applicable Law.

(b) Manner of Application. In respect of the waterfall of payment application set forth in subsection (a) above, amounts shall be applied to each of the foregoing categories of Obligations in the order presented above within each category before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category.

(c) Bank Product Obligations. In determining the amount to be applied to Bank Product Obligations within clauses seventh, eighth and ninth above, the pro rata share of each Bank Product Provider (other than Regions Bank, Bank of America, N.A. and their respective Affiliates) shall be based on the lesser of (x) the estimated maximum amount thereof to be created or incurred as so designated in the then most recent Secured Party Designation Notice from such Bank Product Provider to

Administrative Agent and (y) the actual amount of such Bank Product Obligations then owing to such Bank Product Provider, which each Bank Product Provider (other than Regions Bank, Bank of America, N.A. and their respective Affiliates) shall be obliged to designate to Administrative Agent at the time of, and as a condition to, its receipt of such amounts. Administrative Agent shall have no duty to investigate whether such Bank Product Obligations are actually owing to such Bank Product Provider in such designated amount, and, instead, shall be entitled to rely in all respects on such Bank Product Provider’s designation thereof. The pro rata share of Regions Bank, Bank of America, N.A. and their respective Affiliates shall not be subject to the foregoing limitations, but shall be determined and reported directly to Administrative Agent by Regions Bank or Bank of America, N.A., as applicable.

(d) Secured Parties as Beneficiaries. The allocations set forth in this Section 5.5 are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them at any time and from time to time without notice to, or the consent of, any Credit Party. No Credit Party is entitled to any benefit under this Section 5.5 or has any standing to enforce this Section 5.5.

(e) Excluded Swaps. Excluded Swap Obligations with respect to any Credit Party shall not be paid with amounts received from such Credit Party or such Credit Party’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in subsection (a) of this Section 5.5.

(f) Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it pursuant to this Section 5.5 if made in Good Faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount ought to have been made shall be to recover the amount from the Person which actually received it (and, if such amount was received by any Secured Party, then such Secured Party, by accepting the benefits of this Agreement, agrees to return it).

5.6 Sharing of Payments. If any Lender shall, by exercising any claim, counterclaim, right of setoff (including any permitted under Section 15.6), charge back, discount, defense, qualification, or exception or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata Share thereof as provided herein, then, the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable (as determined by Administrative Agent), so that the benefit of all such payments shall be shared by the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, based on their respective Pro Rata Shares thereof; provided, however, that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments, Loans, or participations in Swing Line Loans or LC Obligations to any Transferee; and (iii) no Lender or Participant may exercise any right of setoff except as provided in Section 15.6.

5.7 Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally Guarantees to Administrative Agent, each LC Issuer, each Lender and each other Secured Party the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each of the other Borrowers to accept joint and several liability for the payment and performance of the Obligations, not merely as a surety but also as a co-debtor, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower and all Borrowers without preferences or distinctions between or among them. Each Borrower agrees that its Guarantee obligations hereunder with respect to the Obligations of each other Borrower constitute a continuing Guarantee of payment and not of collection, that such obligations shall not be discharged until Payment in Full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination, or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument, or agreement to which any Credit Party is or may become a party or be bound; (ii) the absence of any action by Administrative Agent, each LC Issuer, each Lender or any other Secured Party to enforce this Agreement (including this Section 5.7) or any other Loan Document, or any waiver, consent, or indulgence of any kind given by Administrative Agent, any LC Issuer, any Lender or any Secured Party with respect thereto; (iii) the existence, value, or condition of, or failure to perfect a Lien, or to preserve rights against, any security or Guarantee for the Obligations or any action, or the absence of any action, by Administrative Agent, any LC Issuer, or any Lender in respect thereof (including the release of any security or Guarantee); (iv) the insolvency of any Credit Party or Subsidiary; (v) any election by Administrative Agent, any LC Issuer, any Lender or any other Secured Party in the Chapter 11 Cases for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing of Debt or grant of a Lien by any other Credit Party, whether as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Administrative Agent, any LC Issuer, any Lender or any other Secured Party as against any Credit Party for the repayment of any Obligations whether under Section 502 of the Bankruptcy Code or otherwise; (viii) any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding in respect of any Credit Party; or (ix) any other action, event, circumstance or condition that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Payment in Full of all Obligations.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent, any Lender or any other Secured Party to marshal assets or to proceed against any Credit Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor, or accommodation co-obligor other than Payment in Full of all Obligations. It is agreed among each Borrower, Administrative Agent, LC Issuers and the Lenders that the provisions of this Section 5.7 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent, LC Issuers and the Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its Guarantee pursuant to this Section 5.7 is necessary to the conduct and promotion of its business and can be expected to benefit such business.

(ii) Administrative Agent, LC Issuers, Lenders and any other Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.7. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent, any LC Issuer or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Credit Party or other Person, whether because of any Applicable Law pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Credit Party might otherwise have had. Each of the Borrowers waives, to the fullest extent permitted by Applicable Law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the other Borrowers. Any election of remedies that results in denial or impairment of the right of Administrative Agent, any LC Issuer, any Lender or any other Secured Party to seek a deficiency judgment against any Credit Party shall not impair any Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Borrower, any Credit Party or any other Person. Administrative Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations Guaranteed under this Section 5.7, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent, any LC Issuer, any Lender or any other Secured Party might otherwise be entitled but for such bidding at any such sale.

(c) Contribution Among Borrowers.

(i) Without in any way affecting or modifying each Borrower’s joint and several liability as set forth in Section 5.7(a), solely for purposes of determining each Borrower’s potential claim for contribution, reimbursement or indemnity against any other Borrower, each Borrower’s liability under this Section 5.7 shall be limited to the greater of (A) all amounts for which such Borrower is primarily liable, as described below, and (B) such Borrower’s Allocable Amount (as defined below).

(ii) If any Borrower makes a payment under this Section 5.7 of any Obligations, other than amounts for which such Borrower is primarily liable (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then, such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately before such Guarantor

Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.7 without rendering such payment voidable under Section 548 of the Bankruptcy Code (to the extent applicable) or under any other applicable Debtor Relief Law.

(iii) Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of Excess Availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(iv) Any rights and claims of contribution, indemnification, and reimbursement under this Section 5.7(c) shall be subordinate in right of payment to the prior Payment in Full of all Obligations.

(d) Joint Enterprise. Each Borrower has requested that Administrative Agent, LC Issuers and the Lenders make this credit facility available to Borrowers on a combined basis, to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facilities will enhance the borrowing power of each Borrower and ease the administration of their relationship with credit providers (including Administrative Agent, LC Issuers and the Lenders), all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Administrative Agent, LC Issuers and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e) Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity, to payment, subrogation, reimbursement, exoneration, contribution, indemnification, or set off, that it may have at any time against any other Credit Party, howsoever arising, to Payment in Full of all Obligations and the Pre-Petition Lender Debt.

(f) Keepwell. Borrowers hereby agree to cause each Qualified ECP Guarantor to jointly and severally absolutely, unconditionally and irrevocably undertake to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under its Guarantee and the Security Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under its undertaking pursuant to this Section 5.7 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under its Guarantee, voidable under the Bankruptcy Code and other applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 5.7 shall remain in full force and effect until Payment in Full of the Obligations. Each Borrower, for itself and on behalf of each Qualified ECP Guarantor, intends that this Section 5.7 (and any corresponding provision of any applicable Guaranty) constitute, and this Section 5.7 (and any corresponding provision of any applicable Guaranty) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(g) Inquiry. Each Borrower represents and warrants to the Administrative Agent, Co-Collateral Agents, LC Issuers and Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent, Co-Collateral Agents, LC Issuers and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants to Administrative Agent, Co-Collateral Agents, LC Issuers and Lenders that such Borrower will continue to keep informed of the other Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or non-performance of the Obligations.

(h) Subordination of Certain Rights. Notwithstanding any term of this Agreement or of any Loan Document which may be to the contrary, each Borrower further hereby agrees that it will not enforce (and hereby subordinated to the Full Payment of the Obligations and the Pre-Petition Lender Debt) any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 5.7, including any rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, any LC Issuer, any Lender or any other Secured Party against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations and Pre-Petition Lender Debt have been Paid in Full. Any claim which any Borrower may have against any other Borrower or another Credit Party with respect to any payments to the Administrative Agent, any LC Issuer or any Lender hereunder or under any of the Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Payment in Full of the Obligations and Pre-Petition Lender Debt and all such Obligations and Pre-Petition Lender Debt shall be Paid in Full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower in regard thereto. If any such amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust by such Borrower for the benefit of the Administrative Agent, LC Issuers, Lenders and the other Secured Parties, and shall promptly be paid to the Administrative Agent to be credited and applied to the Pre-Petition Lender Debt and the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Pre-Petition Lender Debt and Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any such rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (a “Foreclosed Borrower”), including after Payment in Full of the Obligations and Pre-Petition Lender Debt, if all or any portion of the Obligations or Pre-Petition Lender Debt have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower, whether pursuant to this Agreement or otherwise.

SECTION 6

CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to any other conditions precedent set forth in this Agreement or any other Loan Document, none of Administrative Agent, any LC Issuer, or any Lender shall be required to fund any requested Loan, issue any Letter of Credit, or otherwise make any extension of credit or financial accommodation to or for the benefit or account of any Borrower hereunder until the date that each of the following conditions precedent has been satisfied (as determined by Administrative Agent) or waived in accordance with the terms of this Agreement:

(a) Loan Documents. Notes shall have been executed by Borrowers and delivered to each Lender that, before the Closing Date, has requested the issuance of a Note. This Agreement and each other Loan Document shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto, and each Credit Party shall be in compliance with all terms hereof and thereof.

(b) Evidence of Filings; Lien Searches. Administrative Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral and UCC, Lien, and Intellectual Property searches and all other searches and other evidence satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral (other than Permitted Liens).

(c) [Reserved.]

(d) Collection Accounts. Administrative Agent shall have received duly executed Article 9 Control Agreements and related agreements establishing each Collection Account and, as applicable, each related lockbox, in form and substance and with financial institutions, satisfactory to Administrative Agent.

(e) Closing Certificate. Administrative Agent shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable Responsible Officer of each Credit Party certifying that, after giving effect to the initial Loans, any initial Letters of Credit and the other transactions contemplated herein, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by Borrowers and the other Credit Parties, if any, in connection with this Agreement and the other Loan Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Loan Documents and the transactions contemplated herein and therein is ongoing, (C) since the date of the most-recent annual audited financial statements for the Tested Companies, as reflected in the Historical Financial Statements, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect, other than the commencement of the Chapter 11 Cases, (D) the most-recent annual audited financial statements of the Tested Companies, as reflected in the Historical Financial Statements, were prepared in accordance with GAAP, except as noted therein, and fairly present in all material respects the financial condition and results from operations of the Tested Companies, and (E) the conditions set forth in Section 6.2 have been met as of the Closing Date.

(f) Officer’s Certificates. Administrative Agent shall have received a certificate of the corporate (company) secretary (or another Responsible Officer) of each Credit Party, certifying (i) that attached copies of such Credit Party’s Organizational Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted by the appropriate Governing Body, have not been amended, modified, or revoked, and constitute all resolutions adopted with respect to the credit facility contemplated in this Agreement and the other Loan Documents; and (iii) to the title, name, and signature of each Person authorized to sign the Loan Documents on behalf of such Credit Party. Administrative Agent may conclusively rely on each such certificate until it is otherwise notified by the applicable Credit Party in writing.

(g) Organizational Documents; Good Standing Certificates. Administrative Agent shall have received copies of the Organizational Documents of each Credit Party, certified currently (if requested by Administrative Agent) by the Secretary of State or other appropriate official of such Credit Party’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Credit Party (other than Reeves-Sain Drug Store, Inc.) issued by the Secretary of State or other appropriate official of such Credit Party’s jurisdiction of organization and, if requested by Administrative Agent, each jurisdiction where such Credit Party’s business activities or ownership of Property necessitates qualification. If requested by Administrative Agent and to the extent available, Administrative Agent shall have received a certificate indicating payment of all corporate or other franchise taxes certified by the appropriate taxing Governmental Authority.

(h) Reserved.

(i) Insurance. Administrative Agent shall have received copies of policies and certificates of insurance for the insurance policies carried by Credit Parties, all of which shall be in compliance with Section 8.3 and any other provisions of the Loan Documents relevant thereto, together with such lender’s loss payable and additional insured endorsements showing Administrative Agent as agent for the Secured Parties, each of which shall be in form and substance satisfactory to Administrative Agent.

(j) Due Diligence. Administrative Agent shall have completed its business, financial and legal due diligence of Credit Parties, including, the Historical Financial Statements, and the results, form, and substance of each of the foregoing items shall be satisfactory to Administrative Agent.

(k) Material Adverse Effect. No event or circumstance (other than the commencement of the Chapter 11 Cases) that, taken alone or in conjunction with other events or circumstances has had, or could be expected to have, a Material Adverse Effect shall have occurred since the date of the audited financial statements of the Tested Companies described in the Historical Financial Statements.

(l) DIP Budget. The Co-Collateral Agents have received and are satisfied with the initial DIP Budget.

(m) Payment of Fees. Borrowers shall have paid all fees and expenses to be paid to Administrative Agent and Lenders on the Closing Date (including pursuant to the Fee Letters) or Administrative Agent shall be satisfied with all arrangements made to pay such fees and expenses on the Closing Date with the proceeds of Loans to be made on the Closing Date.

(n) Borrowing Base Certificate. Administrative Agent shall have received a Borrowing Base Certificate (and all supporting reports as Administrative Agent may require) prepared as of the Business Day immediately prior to the Closing Date.

(o) Interim Financing Order. The Interim Financing Order shall have been entered by the Bankruptcy Court after proper notice and a hearing and shall not be subject to any stay pending appeal or otherwise.

(p) First Day Orders. All of the First Day Orders (other than the Interim Financing Order) presented to the Bankruptcy Court on or about the Petition Date (including the Cash Management Order) shall have been entered by the Bankruptcy Court and shall be in form and substance satisfactory to Administrative Agent and Co-Collateral Agents and shall not be subject to any stay pending appeal or otherwise.

(q) Notice of Borrowing; Payment Authorization. Administrative Agent shall have received a Notice of Borrowing for Loans requested to be made on the Closing Date, together with complete payment authorizations (including the amount thereof) with respect to the disposition of the proceeds of such Loans on the Closing Date.

(r) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, including, without limitation, a Beneficial Ownership Certification in relation to each Credit Party and any other Obligor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

6.2 Conditions Precedent to All Extensions of Credit. Administrative Agent, LC Issuers and the Lenders shall not be required to fund any Loans, issue any Letter of Credit or grant any other financial accommodation to or for the benefit of Borrowers, unless each of the following conditions precedent are satisfied or waived in accordance with the terms hereof:

(a) No Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance, or grant;

(b) Accuracy of Representations and Warranties. The representations and warranties of each Credit Party in this Agreement and the other Loan Documents shall be true and correct in all material respects on the date of, and after giving effect to, such funding, issuance, or grant (provided that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification) in all respects on such effective date), except for those representations and warranties that expressly relate to an earlier date, in which case, they shall have been true and correct in all material respects as of such date;

(c) Conditions Precedent. All applicable conditions precedent in any other Loan Document shall be satisfied or waived in accordance with the terms of this Agreement and each other Loan Document, as applicable;

(d) No Material Adverse Effect. No event shall have occurred or circumstance shall have existed since the Closing Date which has had or could be expected to have a Material Adverse Effect, other than the filing of the Chapter 11 Cases;

(e) LC Conditions. With respect to issuance of any Letter of Credit, each of the LC Conditions shall be satisfied or waived in accordance with the terms of this Agreement;

(f) Additional Information, Etc. Administrative Agent shall have received such other information, documents, instruments, and agreements from or with the Credit Parties as it deems appropriate in connection with such funding, issuance, or grant;

(g) Defaulting Lender. With respect to the issuance of any Letter of Credit to be issued by a LC Lender, there is no Defaulting Lender at the time such Letter of Credit is to be issued, unless arrangements satisfactory to such LC Issuer shall been made with respect to the undivided interest and participation of such Defaulting Lender in and to such Letter of Credit and all other Letters of Credit then outstanding, which arrangements may include Borrowers’ posting of Cash Collateral in an amount equal to such Defaulting Lender’s interest and participation therein on terms satisfactory to Administrative Agent and such LC Issuer;

(h) DIP Financing Orders. (i) With respect to all credit extensions, the then applicable DIP Financing Order shall not be subject to any stay pending appeal or otherwise, and (ii) with respect to any credit extension requested on or after the date that is thirty-five (35) days after entry of the Interim Financing Order, the Final Financing Order shall have been entered.

(i) Proceeds. The proceeds of each credit extension hereunder are requested by a Credit Party only for purposes and in amounts consistent with the DIP Budget (subject to Permitted Variances), this Agreement and the DIP Financing Orders.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit, or grant of an accommodation shall constitute a representation by Credit Parties that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance, or grant.

SECTION 7

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent, LC Issuers and the Lenders to, as applicable, enter into this Agreement, provide their respective Commitments, make Loans and permit them to remain outstanding, issue Letters of Credit, and make any other extension of credit or financial accommodation provided for herein or in the other Loan Documents, each Credit Party makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement and the other Loan Documents and each of which shall be deemed made as of the Closing Date and as of the date of each request for the making of a Loan, the issuance of a Letter of Credit, or the making of any other extension of credit or financial accommodation hereunder or under the other Loan Documents:

7.1 Organization and Qualification. Each Credit Party and each of its Subsidiaries (i) is a corporation, limited liability company, or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, (ii) has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is duly qualified, authorized to do business, and is in good standing in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

7.2 Power and Authority. Each Credit Party and each Subsidiary is duly authorized to execute, deliver, and perform its Obligations under each of the Loan Documents to which it is a party. Each Credit Party’s and Subsidiary’s execution, delivery, and performance of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, company or partnership action. The execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate in any material respect any provision of any Applicable Law relating to any Credit Party, any of the Organizational Documents of any Credit Party, or any order, judgment or decree of any Governmental Authority binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other Material Contract of any Credit Party; (c) result in or require the creation or imposition of any Lien upon any of the Properties or assets of any Credit Party (other than any Liens created under any of the Loan Documents in favor of Administrative Agent for the benefit of the holders of the Obligations) whether now owned or hereafter acquired; or (d) require any approval of stockholders, members or partners of any Credit Party or any approval or consent of any Person under any Material Contract of any Credit Party. The execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Closing Date and other filings, recordings or consents which have been obtained or made, as applicable.

7.3 Enforceability. Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and constitutes a legal, valid, and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as enforceability may be limited by the DIP Financing Orders.

7.4 Capital Structure. Schedule 7.4 sets forth, for each Credit Party and each of its Subsidiaries, (a) such Person’s true and correct legal name; (b) such Person’s jurisdiction of incorporation, organization, or formation, as applicable; (c) such Person’s authorized, issued, and outstanding Equity Interests; (d) the number, type, or class, and holders of such Person’s issued and outstanding Equity Interests (or, with respect to the Parent, the holders of more than ten percent (10%) of such Person’s issued and outstanding Voting Equity Interests), together with the number and percentage of Equity Interests held by each such holder and whether such Equity Interests constitute Voting Equity Interests or otherwise; and (e) all agreements binding on any such holders with respect to their interests or rights in and to such Equity Interests. In the five (5) years preceding the Closing Date, no Credit Party nor any Subsidiary of a Credit Party has consummated any Acquisition or otherwise acquired any substantial part of the assets of any Person or been the surviving Entity in a merger or combination, except as set forth on Schedule 7.4. Each Credit Party and each Subsidiary has good title to its Equity Interests in its Subsidiaries, free and clear of all Liens other than Administrative Agent’s Lien, and all such Equity Interests are duly issued, fully paid, and non-assessable. Except as set forth on Schedule 7.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights, or powers of attorney relating to Equity Interests of any Credit Party or Subsidiary. None of the Equity Interests issued by any Credit Party or Subsidiary has been issued in violation of the Exchange Act or the securities, “Blue Sky,” or any other Applicable Law of any applicable jurisdiction. Except as set forth on Schedule 7.4, no Credit Party nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to make any Restricted Payment with respect to any Equity Interests issued by such Person or to register any such Equity Interests, and none of such Equity Interests is subject to any Restrictive Agreement other than as set forth in Schedule 7.4 or otherwise permitted hereunder.

7.5 Title to Properties; Priority of Liens. Each Credit Party and each of its Subsidiaries has good and marketable title to (or valid leasehold interests in) all of its Property, free and clear of all Liens other than Permitted Liens. Each Credit Party and each of its Subsidiaries has paid and discharged all claims which, if unpaid, could become a Lien (other than a Permitted Lien) on its Properties. Administrative Agent’s Liens in the Collateral are duly perfected and constitute first-priority Liens, subject only to Permitted Liens which are expressly permitted by the terms of this Agreement or the other Loan Documents to have priority over Administrative Agent’s Liens.

7.6 Licenses and Permits. Each Credit Party and each of its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way, and other rights and approvals which are necessary for the operation of its business as presently conducted and as proposed to be conducted and whose absence or failure to obtain could reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any of its Subsidiaries is in violation of the terms of any such franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way, or right or approval in any such case which could reasonably be expected to have a Material Adverse Effect.

7.7 Real Estate; Pharmacies. All Real Estate leased (or subleased) by a Credit Party or any of its Subsidiaries as of the Closing Date, and the name of the lessor (and, as applicable, sub-lessor) of such Real Estate, is set forth in Schedule 7.7. The leases (and subleases) of each Credit Party and each of its Subsidiaries are valid, enforceable, and in full force and effect, and have not been modified or amended, except as otherwise set forth in Schedule 7.7. Each Credit Party and each of its Subsidiaries are the sole holders of the lessee’s (or sub-lessee’s) interests under such leases (and subleases), and have the right to pledge, mortgage, assign, and sublet the same except as set forth in Schedule 7.7. No Credit

Party nor any of its Subsidiaries has made any pledge, mortgage, assignment, or sublease of any of its rights under such leases (or subleases) except pursuant to the Loan Documents and as set forth in Schedule 7.7 and, except for leases rejected in the Chapter 11 Cases in accordance with the Bankruptcy Code and with the approval of the Bankruptcy Court, each Credit Party and Subsidiary timely performs all of its obligations under such leases (or subleases) as, and to the extent, required under Section 365 of the Bankruptcy Code. All Real Estate owned by each Credit Party or a Subsidiary of a Credit Party as of the Closing Date, the book value of such Real Estate as of the Closing Date and the targeted sale date for such Real Estate, if any, is set forth in Schedule 7.7. As of the Closing Date, no Credit Party nor any of its Subsidiaries owns, leases, or uses any Real Estate other than as set forth on Schedule 7.7. Each Credit Party and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and none of its respective owned Real Estate is subject to any Liens, except Permitted Liens. No Credit Party nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal, or any other contractual right to purchase, acquire, sell, assign, or dispose of any Real Estate owned or leased (or subleased) by it. As of the Closing Date, each pharmacy location, the number of Pharmacy Scripts at such location, whether the Pharmacy Inventory and Pharmacy Scripts at such pharmacy are being marketed for sale and, if so, the targeted date for the sale thereof are listed on Schedule 7.7.

7.8 Casualties; Taking of Properties; etc. Other than damage to the roof of the Dublin, Georgia distribution center prior to the Closing Date caused by Hurricane Michael, since the date of the most recent audited financial statements of the Tested Companies described in the Historical Financial Statements, neither the business nor the Properties of any Credit Party or any of its Subsidiaries has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God, or of any public enemy.

7.9 Deposit Accounts; Securities Accounts; Commodity Accounts. As of the Closing Date, no Credit Party has any Deposit Accounts, Securities Accounts or Commodity Accounts except for those listed in Schedule 7.9.

7.10 Intellectual Property. Each Credit Party and each of its Subsidiaries possesses adequate assets, Licenses, patents, patent applications, copyrights, service marks, trademarks, and trade names adequate to continue to conduct its business as heretofore conducted by it without conflict with any rights of others. Schedule 7.10 sets forth with respect to each Credit Party and each of its Subsidiaries (a) all of such Person’s federal, state, and foreign registrations of trademarks, service marks, and other marks, trade names or other trade rights and all pending applications for any such registrations; (b) all of such Person’s patents and copyrights and pending applications therefor; (c) all of such Person’s other trademarks, service marks, and other marks, trade names, and other trade rights used by such Person in connection with its business, in each case necessary for the conduct of such Person’s business, and (d) all of such Person’s Licenses material to the conduct of such Person’s business (other than any software Licenses to the extent such software is fungible and reasonably available for purchase by Administrative Agent for a nominal sum per licensed user) (collectively, the “Proprietary Rights”). Credit Parties and their Subsidiaries are, among them, the owners of each of the trademarks set forth on Schedule 7.10 as indicated on said Schedule 7.10, and no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive. Each of the trademarks set forth on Schedule 7.10 is a federally registered trademark of a Credit Party or its Subsidiary and has the registration number and issue date set forth on Schedule 7.10. The Proprietary Rights set forth on Schedule 7.10 are all those material to the conduct of the business of Credit Parties and their Subsidiaries. Except as set forth on Schedule 7.10, no Person has a right to receive any Royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by any Credit Party or any of its Subsidiaries and no Person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as set forth on Schedule 7.10. No Credit Party nor any of its Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other Person. No Credit Party nor any of its Subsidiaries’ use of any the Proprietary Rights infringes upon or otherwise violates the rights of any Third Party Claimant in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by any Credit Party or any of its Subsidiaries that is presently outstanding alleging that the use of any of the Proprietary Rights infringes upon or otherwise violates the rights of any Third Party Claimant in or to any of the Proprietary Rights. No Credit Party nor any of its Subsidiaries has given notice to any Person that such Person is infringing on any of the Proprietary Rights. To the best of each Credit Party and Subsidiary’s knowledge, no Person is infringing on any of the Proprietary Rights. Each Credit Party and its Subsidiary’s Proprietary Rights are valid and enforceable rights of such Person and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Agreement or the Loan Documents or the consummation of the transactions contemplated hereby or thereby. Credit Parties have delivered to Administrative Agent complete and correct copies of each License material to the conduct of the business of Credit Parties and their Subsidiaries (other than any software Licenses to the extent such software is fungible and reasonably available for purchase by Administrative Agent for a nominal sum per licensed user) in favor of any Credit Party, including all schedules and exhibits thereto. Each such License sets forth the entire agreement, arrangements, or understandings, written or oral, relating to the matters covered thereby or the rights of any Credit Party is the legal, valid, and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. No default under any such License by any such party has occurred, nor does any defense, discount, right of offset, deduction or counterclaim exist thereunder in favor of any such party. No party to any License has given any Credit Party notice of its intention to cancel, terminate, or fail to renew any such License the loss of which would reasonably be expected to have a Material Adverse Effect.

7.11 Financial Statements; DIP Budget.

(a) Annual Audit. The audited consolidated balance sheet of the Tested Companies for the most recent Fiscal Year ended, and the related consolidated statement of income or operations, and cash flows for such Fiscal Year, including the notes thereto, as described more particularly in the Historical Financial Statements, copies of which have been furnished to Administrative Agent and each Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Tested Companies as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Debts and other liabilities, direct or contingent, of the Tested Companies as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b) Interim Quarterly Reports. The unaudited consolidated balance sheet of the Tested Companies for the most recent Fiscal Quarter ended, and the related consolidated statement of income or operations, and cash flows for such Fiscal Quarter, as described more particularly in the Historical Financial Statements, copies of which have been furnished to Administrative Agent and each Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Tested Companies as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material Debts and other liabilities, direct or contingent, of the Tested Companies as of the date of such financial statements, including liabilities for taxes, material commitments and Debt.

(c) DIP Budgets. Each existing DIP Budget was prepared, and each future DIP Budget will be prepared, in Good Faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrowers’ best estimate of their future financial condition and performance.

7.12 Credit Card Receivables and Pharmacy Receivables. In determining which Accounts or General Intangibles are Eligible Credit Card Receivables or Eligible Pharmacy Receivables, Administrative Agent may rely on all statements and representations made by Borrowers with respect thereto. Borrowers represent and warrant that, with respect to each Account or General Intangible, as applicable (and, to the extent applicable, the Account Debtor related thereto), at the time it is included as an Eligible Credit Card Receivable or Eligible Pharmacy Receivable in a Borrowing Base Certificate, that:

(a) such Account or General Intangible, as applicable, satisfies, in all material respects, all of the requirements of an Eligible Credit Card Receivable or Eligible Pharmacy Receivable set forth in the definitions of such terms;

(b) such Account or General Intangible, as applicable, is, in all respects, genuine, and enforceable in accordance with its terms except for such limits thereon arising from any applicable Debtor Relief Laws;

(c) such Account or General Intangible, as applicable, arises out of a completed, bona fide sale and delivery of Goods or rendering of services in the Ordinary Course of Business, substantially in accordance with any purchase order, contract, or other document relating thereto;

(d) such Account or General Intangible, as applicable, is for a sum certain shown on the invoice covering such sale or rendering of services (or a schedule thereto) and will mature as stated in such invoice;

(e) a true and complete copy of the invoice relating to such Account or General Intangible, as applicable, has been furnished to Administrative Agent (but only to the extent Administrative Agent has requested a copy of such invoice);

(f) such Account or General Intangible, as applicable, is absolutely owing by such Account Debtor, without contingency in any respect;

(g) no extension, compromise, settlement, modification, credit, deduction, discount, allowance, or return has been authorized with respect to such Account or General Intangible, as applicable, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Administrative Agent hereunder;

(h) such Account or General Intangible is not subject to any right of offset, Lien (other than Administrative Agent’s Lien), discount, charge back, deduction, defense, dispute, counterclaim, or other adverse condition except as arising in the Ordinary Course of Business;

(i) no purchase order, agreement, document, or Applicable Law restricts assignment of such Account or General Intangible, as applicable, to Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(j) to Borrowers’ knowledge, (i) there are no facts, events, or circumstances that are reasonably likely to impair the validity, enforceability, or collectibility of such Account or General Intangible, as applicable, or reduce the amount payable, or delay payment, thereunder; (ii) the related Account Debtor had the capacity to contract when such Account or General Intangible, as applicable, arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against such Account Debtor that could reasonably be expected to have a Material Adverse Effect on such Account Debtor’s financial condition;

(k) there are no written or oral agreements or understandings between any Borrower and the related Account Debtor for the Account Debtor to make any payment on such Account or General Intangible, as applicable, in any manner inconsistent with the terms of this Agreement or the other Loan Documents; and

(l) none of the transactions giving rise to such Account or General Intangible, as applicable, violate any Applicable Law, all documentation relating thereto is legally sufficient under such Applicable Law, and all such documentation is legally enforceable in accordance with its terms.

7.13 Taxes. For the periods after the Petition Date, each Credit Party and Subsidiary has (a) filed all federal, state, and local tax returns and other reports which it is required by Applicable Law to file, and all such tax returns which have been filed with the applicable taxing authority or provided to Administrative Agent, any LC Issuer or any Lender in connection with this Agreement are true, complete, and correct in all material respects and (b) has paid, or made provision for the payment of (or, with respect to immaterial Taxes that become immediately due and payable prior to the regularly scheduled payment date therefor as a result of a Store closure in Texas, will make payment thereof promptly after the applicable Credit Party or Subsidiary receiving notice thereof), all Taxes imposed, levied, or assessed upon it, its income, and its Properties which are due and payable (except to the extent such Taxes are being Properly Contested). Each Credit Party and each of its Subsidiaries has adequately provided in its books and records for all Taxes for all years not closed by applicable statutes and for its current Fiscal Year. No Credit Party nor any of its Subsidiaries is subject to any federal, state, or local tax Liens, and no Credit Party nor any of its Subsidiaries has received any notice of deficiency or other official notice to pay any Taxes. There is no proposed material tax assessment against any Credit Party or any of its Subsidiaries.

7.14 Insurance. The Properties of the Credit Parties and their Subsidiaries are insured with financially sound and licensed insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the applicable Credit Party or the applicable Subsidiary operates, and otherwise in compliance in all respects with Section 8.3. The insurance coverage of the Credit Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 7.14.

7.15 Reserved.

7.16 Litigation. Except for the Chapter 11 Cases and as otherwise stayed by the Chapter 11 Cases or, in the case of Commercial Tort Claims, as specified on Schedule 7.16, (i) there are no Commercial Tort Claims existing in favor of any Credit Party, and (ii) there are no Adverse Proceedings pending or, to any Credit Party’s knowledge, threatened against any Credit Party or any of its Subsidiaries, or any of their respective businesses, operations, or Properties that (a) relate to this Agreement or any other Loan Document or transactions contemplated herein or therein or (b) are not stayed by the Chapter 11 Cases. No Credit Party nor any of its Subsidiaries is in default with respect to any order, injunction, or judgment of any Governmental Authority. There does not exist any unusual or unduly burdensome restriction, restraint, or hazard relative to the business or Property of any Credit Party or any of its Subsidiaries that is not customary for, or generally applicable to, similarly situated businesses in the same industry as such Credit Party and such Subsidiary.

7.17 Material Contracts and Restrictive Agreements. As of the Closing Date, (i) all Material Contracts are listed on Schedule 7.17; (ii) no Credit Party is a party or subject to any Restrictive Agreement, except as may be set forth in Schedule 7.17; and (iii) all amendments, supplements and other modifications to the Cardinal Supply Agreement are listed on Schedule 7.17 and copies of all of such amendments, supplements and other modifications have been provided to Administrative Agent and Co-Collateral Agents.

7.18 Surety Obligations. No Credit Party nor any of its Subsidiaries has any actual or contingent liability in its capacity as a surety or indemnitor under any bond or other contract which assures any other Person’s payment or performance of any obligation.

7.19 Governmental Approvals. Each Credit Party and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease, and operate its businesses and Properties. Credit Parties and Subsidiaries have obtained all import, export, or other licenses, permits, or certificates necessary to the import or handling of their Goods and other Collateral, and such licenses, permits, and certificates are in full force and effect. Credit Parties and Subsidiaries have complied in all material respects with all foreign and domestic laws with respect to the shipment and importation of their Goods and other Collateral.

7.20 Brokers. Except as disclosed on Schedule 7.20, no brokerage commissions, finder’s fees, investment banking fees, or similar fees, commissions, or charges are payable or will become payable under any circumstances in connection with any transactions contemplated by this Agreement or the other Loan Documents.

7.21 Compliance with Laws. Each Credit Party and its Subsidiaries is in compliance with (a) all Anti-Terrorism Laws and all Anti-Corruption Laws; and (b) except such non-compliance with such other Applicable Law that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, all other Applicable Law not described in clause (a) above. Each Credit Party and each of its Subsidiaries has complied in all material respects, and its Properties and business operations are in all material respects in compliance, with all Applicable Law. No Governmental Authority has issued or, to the best of Credit Parties’ knowledge, threatened to issue to any Credit Party or any of its Subsidiaries any citation, notice, or order asserting or alleging any material non-compliance with, or material violation of, any Applicable Law.

7.22 ERISA. No Credit Party nor any Subsidiary is party to any Plan as of the Closing Date, except as may be set forth on Schedule 7.22, and as to each such Plan (if any) in existence on the Closing Date and set forth on Schedule 7.22, except as set forth on Schedule 7.22:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Credit Parties, threatened claims, actions, or lawsuits, or actions by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Credit Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Credit Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Credit Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) No Credit Party or, to each Credit Party’s knowledge, any of its ERISA Affiliates has made any promises of pension or welfare benefits to employees, except as set forth in any Plan.

(e) No ERISA Event or event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Plan.

(f) No Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA, or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of any Borrower or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(g) With respect to any Foreign Plan (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(h) No Credit Party, nor any of its Subsidiaries, is (and will not be) a Benefit Plan.

7.23 Environmental Matters. Except as otherwise may be set forth on Schedule 7.23:

(a) Each Credit Party and Subsidiary is, and has been for the last four (4) years, in full compliance with all applicable Environmental Laws, including compliance with all permits or other authorizations issued to them by Governmental Authorities under Environmental Laws (“Permits”). Each Credit Party and Subsidiary has filed timely and complete renewal or new applications for all Permits as needed to ensure the continued applicability of such permits or to obtain necessary future permits and there is no proceeding pending which might directly and adversely affect the validity of any current or proposed Permit.

(b) No Environmental Release has occurred as a result of any Credit Party or Subsidiary’s past or present operations, and no Credit Party or Subsidiary’s past or present operations, Real Estate, or other Properties are the subject of any investigation by or at the behest of any Governmental Authority to determine whether any remedial action is needed to address any Hazardous Materials. No Credit Party or Subsidiary has any liability, contingent or otherwise, with respect to any Environmental Release or any Hazardous Materials with respect to any Real Estate now or previously owned or operated by it or with respect to any other Real Estate at which any Credit Party or Subsidiary may otherwise be liable for Environmental Releases of Hazardous Materials. No Credit Party or Subsidiary has generated, managed, stored, or disposed of any Hazardous Materials in or on any portion of its Real Estate or transferred any Hazardous Materials to or from any such Property to or from any other location, in any event, in violation of Environmental Laws.

(c) No Credit Party or Subsidiary has given or received any Environmental Notice.

(d) No Real Estate subject to a Mortgage is subject to any Lien imposed by or arising under Environmental Law, and there is no proceeding pending or, to any Credit Party’s or Subsidiary’s knowledge, threatened for imposition of such Lien.

(e) No Credit Party or Subsidiary, and no Real Estate, is the subject of any outstanding order, consent decree or settlement agreement relating to any Environmental Law, Permit or Environmental Release.

7.24 Regulated Entity.

(a) Investment Company Act. No Credit Party or any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940. No Credit Party or any of its Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company, “ as such terms are defined in the Investment Company Act of 1940.

(b) Enemy Act. No Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. To its knowledge, no Credit Party or any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the PATRIOT Act. No Credit Party or any of its Subsidiaries (i) is a Sanctioned Person (ii) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any Sanctioned Person.

(c) OFAC. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and such Credit Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Credit Party, its directors and agents, are in compliance with applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of the Credit Parties, their Subsidiaries and their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d) Sanctions. None of the Credit Parties and their Subsidiaries or, to the knowledge of each Credit Party or its Subsidiaries, any of their respective directors, officers, employees or Affiliates (i) is a Sanctioned Person, (ii) has any of its assets located in a Sanctioned Country, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons. The proceeds of any Loan, Letter of Credit, credit extension or other transaction contemplated by this Agreement or any other Loan Document have not been used (x) in violation of any Sanctions, (y) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or (z) in any other manner that would result in a violation of Sanctions by any Person (including Administrative Agent, the LC Issuers, the Lenders or any other Person making, issuing or participating in such Loans, Letters of Credit, other credit extensions or other transactions whether as an underwriter, advisor, investor or otherwise).

(e) Anti-Corruption Laws. Each of the Credit Parties and their Subsidiaries and, to the knowledge of each Credit Party and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, is in compliance with Anti-Corruption Laws. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of the Credit Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Loans, Letters of Credit, other credit extension or other transaction contemplated by this Agreement or any other Loan Document will violate Anti-Corruption Laws.

(f) PATRIOT Act. To the extent applicable, each Credit Party and its Subsidiaries are in compliance with the PATRIOT Act. Without limitation of the foregoing, all information set forth in each Beneficial Ownership Certification is true and correct in all respects as of the date hereof and will be true and correct as of the date of each Loan made and each Letter of Credit issued pursuant hereto, except only as to which Administrative Agent has received notice pursuant to Section 8.6(n)(ii)(H).

(g) Margin Stock. No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock; no part of the proceeds of any credit extension made to such Credit Party will be used (i) to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time or (ii) to finance or refinance any (A) commercial paper issued by such Credit Party or (B) any other Debt, except for Debt that such Credit Party incurred for general corporate or working capital purposes, if and to the extent that the financing (and refinancing) thereof are expressly permitted herein.

(h) EEA. No Credit Party is an EEA Financial Institution.

7.25 Labor Relations and Related Matters. Except as set forth on Schedule 7.25:

(a) Collective Bargaining Agreement. No Credit Party or Subsidiary is party to or bound by any collective bargaining agreement, management agreement, or consulting agreement. No Credit Party or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Other than the Worker’s United Action, which is subject to the automatic stay, there is (a) no unfair labor practice complaint pending against any Credit Party or any of its Subsidiaries, or to the best knowledge of each Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or any of its Subsidiaries or to the best knowledge of each Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or to the knowledge of each Credit Party, threatened that involves any Credit Party or any of its Subsidiaries, and (c) to the best knowledge of each Credit Party, no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and, to the best knowledge of each Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(b) Fair Labor. No Goods have been or will be produced, and no services have been or will be rendered, by any Credit Party or Subsidiary in violation of any applicable labor laws or regulations (including any minimum wage or wage-and-hour laws and regulations), any collective bargaining or other labor agreement, or any other similar laws, regulations, or agreements.

(c) WARN Act. No Credit Party or Subsidiary has, within the two (2) year period preceding the date of this Agreement, taken any action that would have constituted or resulted in any liability under the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state, or local law or regulation.

7.26 [Reserved].

7.27 Use of Proceeds. The Credit Parties will use the proceeds of any initial Loan or Letter of Credit only in accordance with Section 8.1; in each case not in contravention of Applicable Law, this Agreement (including particularly, but without limitation, Section 8.1), any other Loan Document or the DIP Financing Orders.

7.28 Accuracy and Completeness of Information. No covenant, representation or warranty of any Credit Party contained in any Loan Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of any Credit Party or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon Good Faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. Except for the filing of the Chapter 11 Cases, there are no facts known to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

7.29 No Defaults. No Default or Event of Default exists. No Credit Party nor any of its Subsidiaries is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract. Other than the commencement of the Chapter 11 Cases, no event or circumstance that, taken alone or in conjunction with other events or circumstances has had, or could reasonably be expected to have, a Material Adverse Effect has occurred since the date of the audited financial statements of the Tested Companies described in the Historical Financial Statements.

7.30 Senior Debt. Effective upon entry of the Interim Financing Order, the obligations of each Credit Party under this Agreement and any other Loan Documents to which it is party do rank and will rank at least pari passu in priority of payment with all other Debt of such Credit Party except Debt, if any, of such Credit Party to the extent secured by Permitted Liens entitled to priority over Administrative Agent’s Liens under the DIP Financing Orders. Without limitation of the foregoing, the Obligations do and will constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Subordinated Debt permitted to be incurred hereunder.

7.31 Chapter 11 Cases. The Chapter 11 Cases were commenced on the Petition Date in accordance with the Bankruptcy Code and other Applicable Law, and proper notice thereof and of the hearing for the approval of the motion for entry of the First Day Orders, including the Interim Financing Order, have been given as identified in the certificate of service filed with the Bankruptcy Court.

7.32 DIP Financing Orders. Each of the Interim Financing Order and, after it has been entered, the Final Financing Order, is in full force and effect and has not, in whole or in part, been reversed, modified, amended, stayed, vacated, appealed or subjected to a stay pending appeal or otherwise successfully challenged on grounds that are not acceptable to Administrative Agent, Co-Collateral Agents and Lenders in their discretion, and is not subject to any pending or threatened challenge or proceeding in any jurisdiction, and each Credit Party is in compliance with each DIP Financing Order.

SECTION 8

AFFIRMATIVE COVENANTS AND CONTINUING AGREEMENTS

Until Payment in Full of the Obligations and termination of the Commitments, each Credit Party shall, and shall cause each Subsidiary, as applicable, to:

8.1 Use of Proceeds. Use proceeds of the Loans and Letters of Credit during the pendency of the Chapter 11 Cases exclusively for one or more of the following purposes: (i) to pay the Pre-Petition Lender Debt to the extent authorized by the Bankruptcy Court; (ii) to pay expenses described (and not to exceed the Permitted Variances provided for herein with regard to such expenses) in the DIP Budget to fund the costs of an orderly liquidation of the Collateral; (iii) to pay Adequate Protection Payments, but only to the extent authorized by the Bankruptcy Court; (iv) to pay fees required to be paid to the office of the U.S. Trustee; (v) to pay Professional Expenses of Professional Persons subject to any limitations in the DIP Financing Orders, allowance by the Bankruptcy Court and Credit Parties’ receipt of an itemized billing and expense statement from such Professional Person; (vi) to pay any of the Obligations; (vii) to pay property taxes with respect to any Collateral to the extent nonpayment thereof is secured by a Lien senior to Administrative Agent’s Liens thereon and (viii) to pay other expenses authorized by the Bankruptcy Court in orders entered in the Chapter 11 Cases that are acceptable to Administrative Agent and Co-Collateral Agents; provided, however, that:

(i) no portion of the proceeds of any Loan or Letter of Credit shall be used, directly or indirectly, (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might constitute a “purpose credit” under

Regulation U, or in any manner or for any other purpose that causes or might cause a violation of, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof, or violation of the Exchange Act, (ii) to finance (or refinance) any commercial paper, including, without limitation, any issued by a Credit Party, or any other Debt, except for Debt that such Credit Party incurred for working capital or general corporate (or company) purposes, if and to the extent that the financing (and refinancing) thereof are expressly permitted herein, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or, in any event, in violation of any applicable Sanctions; and

(ii) notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in no event shall proceeds of Revolving Loans be used to pay Professional Expenses incurred for a Prohibited Purpose (as defined in the DIP Financing Orders) or (without duplication) in connection with the assertion of or joinder in any claim, counterclaim, action, contested matter, objection, defense or other proceeding, the purpose of which is to seek or the result of which would be to obtain any order, judgment, declaration, or similar relief (a) seeking damages from Administrative Agent, any LC Issuer, any Lender or any other Secured Party on account of any alleged cause of action arising on, before or after the Petition Date; (b) invalidating, setting aside, avoiding or subordinating, in whole or in part, (i) any of the Pre-Petition Lender Debt or Obligations, or (ii) any of the Liens in any of the Collateral granted to Administrative Agent under this Agreement or the DIP Financing Orders or under any of the Pre-Petition Loan Documents; (c) declaring any of the Loan Documents or Pre-Petition Loan Documents to be invalid, not binding or unenforceable in any respect; (d) preventing, enjoining, hindering or otherwise delaying Administrative Agent’s enforcement of any of the Loan Documents or Pre-Petition Loan Documents, or any realization upon any Collateral (unless such enforcement or realization is in direct violation of an explicit provision in any of the DIP Financing Orders); (e) declaring any Liens granted or purported to be granted under any of the Loan Documents or Pre-Petition Loan Documents to have a priority other than the priority set forth therein; (f) objecting to the amount or method of calculation by Administrative Agent of the Pre-Petition Lender Debt, or any accounting rendered by Administrative Agent with respect to any of those obligations; or (g) seeking to use the cash proceeds of any of the Collateral without the prior written consent of Administrative Agent and Co-Collateral Agents. Nothing in this Section 8.1 shall be construed to waive Administrative Agent’s right to object to any requests, motions or applications made in or filed with the Bankruptcy Court.

8.2 Maintenance of Existence and Rights; Conduct of Business.

(a) Legal Existence. Except as expressly permitted by Section 9.7, preserve and maintain its legal existence, authorities to transact business, rights, franchises, governmental licenses, and privileges in its jurisdiction of incorporation or organization; and

(b) Qualification. Qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization.

8.3 Insurance.

(a) Maintenance. Maintain insurance with financially sound and reputable insurance companies with an A.M. Best rating of at least “A+,” (unless otherwise approved by Administrative Agent) and otherwise satisfactory to Administrative Agent (a) with respect to the Properties and business of Credit Parties and their Subsidiaries, of such types (including public liability, Property insurance, comprehensive general liability, product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as may be required by Applicable Law and as may be customary for companies similarly situated; (b) with respect to Collateral (wherever located, in storage or in transit in vehicles, vessels, or aircraft, including Goods evidenced by Documents, and without limiting the requirements of clause (a) above), covering casualty, hazard, theft, malicious mischief, flood, and other risks, from such insurers, in such amounts, with such coverages and deductibles, and with such endorsements (including for casualty insurance, evidence that Administrative Agent is named as “lender loss payee” thereon, and, in the case of liability insurance, evidence that Administrative Agent is named as an “additional insured” thereon) , in each case, in a form and manner satisfactory to Administrative Agent; and (c) business interruption insurance in an amount satisfactory to Administrative Agent, with deductibles and with endorsements, in each case, satisfactory to Administrative Agent. Without limitation of the foregoing, if and to the extent that at any time any Real Estate constitutes Collateral, Administrative Agent first shall have requested and received executed flood hazard determinations and a flood zone certification (together with notice to Borrower Representative regarding such flood zone certification), and to the extent that any such Real Estate is determined to be located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and that participates in the National Flood Insurance Program, Borrowers shall have provided Administrative Agent with evidence of flood insurance thereon, with such insurer, in such amount, with such coverages and deductibles, and with such endorsements (including evidence that Administrative Agent is named as “lender loss payee” or, if applicable, “mortgagee” thereon), together with such other documentation and coverages, each in compliance with the FDPA, all of which shall be satisfactory in form and substance to Administrative Agent and each Lender (and for avoidance of any doubt, no Mortgage shall be executed, delivered or recorded in regard to such Real Estate unless and until the foregoing has been completed).

(b) Summaries. Upon request by Administrative Agent from time to time, furnish to Administrative Agent summaries of all insurance policies (and, if requested by Administrative Agent from time to time, true and complete copies thereof) and evidence of insurance in the form of (i) the endorsements required under clause (c) below and (ii) an Acord Form 27 with respect to casualty and Property insurance and an Acord Form 25 with respect to liability insurance and (iii) such other forms as Administrative Agent may request.

(c) Receipts. All proceeds (other than proceeds from workers’ compensation and D&O insurance) under each insurance policy shall be payable to Administrative Agent. Unless Administrative Agent shall agree otherwise, to the extent applicable, each policy shall include endorsements satisfactory to Administrative Agent (i) showing Administrative Agent as the sole “lender loss payee” with respect to Property and casualty insurance and “additional insured” with respect to liability insurance; (ii) requiring (30) days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Person, nor by the occupation of the premises for purposes more hazardous than are permitted by the insurance policy. If Credit Parties fail to provide and pay for any insurance, Administrative Agent may, at its option, but shall not be obligated to do so, procure the insurance and charge Credit Parties therefor. Each Credit Party agrees to deliver to Administrative Agent, promptly as received (but, in any event, within five (5) Business Days after receipt thereof), copies of all reports made to insurance companies. While no Default or Event of Default exists, Credit Parties may settle, adjust, or compromise any insurance claim so long as the Net Proceeds (Loss) are delivered to Administrative Agent for application to the Obligations, as and to the extent provided herein. If a Default or Event of Default exists, only Administrative Agent shall be authorized to settle, adjust, and compromise such claims unless and except to the extent otherwise approved by Administrative Agent in its discretion from time to time.

8.4 Inspections; Appraisals.

(a) Inspections. Permit Administrative Agent or any Co-Collateral Agent, or any of their respective employees or agents, from time to time, subject to advance notice and during normal business hours (except when a Default or Event of Default exists), to visit, inspect, and appraise the Properties of any Credit Party or Subsidiary, inspect, audit, and make extracts from any Credit Party’s or Subsidiary’s books and records and discuss with such Person’s officers, employees, agents, advisors, and independent accountants such Person’s business, financial condition, assets, prospects, and results of operations. None of Administrative Agent, any Co-Collateral Agent, or any Lender shall have any duty to any Credit Party or Subsidiary to make any inspection, appraisal or report nor to share any results of any inspection, appraisal, or report with any Credit Party or Subsidiary. Credit Parties acknowledge that all inspections, appraisals and reports are prepared by Administrative Agent, Co-Collateral Agents and Lenders for their own purposes, and no Credit Party or Subsidiary shall be entitled to receive them or rely upon them.

(b) Reimbursements. Reimburse Administrative Agent for all documented and actually incurred charges, costs, and expenses of Administrative Agent and its agents in connection with (i) field examinations of any Credit Party’s or Subsidiary’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate and (ii) appraisals of Inventory and Pharmacy Scripts. Without limiting the foregoing, Borrowers specifically agree to pay the standard charges of Administrative Agent’s internal field examination group (including Administrative Agent’s then standard per-person charges for each day that an employee or agent of Administrative Agent or its Affiliates is engaged in any field examination activities). This Section 8.4 shall not be construed to limit Administrative Agent’s right to conduct field examinations or obtain appraisals at any time and from time to time in its discretion, or use third parties for such purposes.

8.5 Adequate Books and Records. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions.

8.6 Borrowing Base Reporting; Financial and Other Information. Comply with the following:

(a) Borrowing Base Certificate; Collateral Reports. Borrower Representative shall deliver a fully completed and executed Borrowing Base Certificate to Administrative Agent no later than the 25th day of each Fiscal Month, prepared as of the end of the immediately preceding Fiscal Month (or at greater or lesser frequency and as of the end of such periods as Administrative Agent may require from time to time). Borrower Representative shall attach the following to each Borrowing Base Certificate (if Borrowing Base Certificates are then required to be delivered on a monthly basis) or each Borrowing Base Certificate specified from time to time by Administrative Agent (if Borrowing Base Certificates are then required to be delivered on a basis more frequently than monthly), each of which shall be in form and substance satisfactory to Administrative Agent and certified by Borrower Representative’s Responsible Officer to be complete and accurate and in compliance with the terms of this Agreement and the other Loan Documents:

(i) Accounts Receivable Reports. A report (in form and substance satisfactory to Administrative Agent) listing (A) all of Borrowing Base Borrowers’ Accounts, Payment Intangibles, Eligible Credit Card Receivables and Eligible Pharmacy Receivables as of the last Business Day of the applicable reporting period; (B) the amount, age, invoice date and due date of each Account (or, as applicable, Payment Intangible) on an original invoice and due date aging basis and showing all discounts, allowances, credits, authorized returns, and disputes; (C) the name and mailing address of each Account Debtor; (D) if requested by Administrative Agent from time to time, copies of all or a portion of the documents underlying or relating to Borrowing Base Borrowers’ Accounts and Payment Intangibles; and (E) such other information regarding Borrowing Base Borrowers’ Accounts and Payment Intangibles which Administrative Agent may request from time to time (each, an “Accounts Receivable Report”);

(ii) Inventory Reports. A report (in form and substance satisfactory to Administrative Agent) listing (A) all of Borrowing Base Borrowers’ Inventory and all Eligible Inventory as of the last Business Day of the applicable reporting period; (B) the type, cost, and location of all such Inventory; (C) all of such Inventory which constitutes returned or repossessed Goods; (D) all Inventory which has not been timely sold in the Ordinary Course of Business; (E) all Inventory which is not located at Property owned or leased by a Borrowing Base Borrower or that is in possession of any Person other than a Borrowing Base Borrower and a description of the reason why such Inventory is so located or in the possession of such other Person; and (F) such other information regarding Borrowing Base Borrowers’ Inventory as Administrative Agent may request from time to time (each, an “Inventory Report”);

(iii) Accounts Payable Reports. A report (in form and substance satisfactory to Administrative Agent) listing (A) each Credit Party’s accounts payable; (B) the number of days which have elapsed since the original due date of each such account payable; (C) the name and, if requested by Administrative Agent, address of each Person to whom such account payable is owed; and (D) if requested by Administrative Agent, such other information concerning Credit Parties’ accounts payable as Administrative Agent may request from time to time (each, an “Accounts Payable Report”);

(iv) Other Reports. Such other reports and information in connection with any Collateral (including, without limitation, with respect to Eligible Pharmacy Scripts) or any Credit Party’s or any of its Subsidiaries’ respective businesses, operations, Properties, prospects, or condition (financial or otherwise), each to be prepared with respect to such periods and with respect to such information and reporting as Administrative Agent or any Co-Collateral Agent may request from time to time, and each of which to be in form and substance satisfactory to Administrative Agent or, in the case of any such reports or information provided at the request of a Co-Collateral Agent, such Co-Collateral Agent.

In addition to the foregoing, no later than 2:00 p.m. on each Business Day, Borrowing Base Borrowers shall deliver to Administrative Agent an update to the most recent monthly Borrowing Base Certificate with respect to Borrowing Base Borrowers’ Inventory prepared as of the close of business on the immediately preceding calendar day substantially in the form of a Borrowing Base Certificate or in such other form as may be acceptable to Administrative Agent from time to time in its discretion (such Borrowing Base Certificate, as so updated, shall as of the date of delivery constitute the most recently delivered Borrowing Base Certificate hereunder).

(b) Interim Statements. (i) Promptly upon becoming available but in no event later than 45 days after the end of each Fiscal Quarter, Borrower Representative shall deliver to Administrative Agent, LC Issuers and the Lenders (A) an unaudited consolidated balance sheet of the Tested Companies at the end of such period and a consolidated income statement and statement of cash flows of the Tested Companies for such period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, fairly presenting in all material respects the consolidated financial position and the results of the operations of the Tested Companies as of the end of and through such period (and for the portion of the Fiscal Year ending with such period), in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year and (B) a report reconciling (1) Borrowers’ Accounts and Payment Intangibles (including Credit Card Receivables and Pharmacy Receivables), Pharmacy Scripts, and Inventory as set forth in the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate delivered to Administrative Agent which is as of the same date to (2) Borrowers’ aggregate Accounts and Payment Intangibles (including Credit Card Receivables and Pharmacy Receivables), Pharmacy Scripts and Inventory set forth in the financial statements delivered pursuant to this subsection (b) and (ii) promptly upon becoming available but in no event later than 30 days after the end of each Fiscal Month (other than the end of each of the first three Fiscal Quarters of any Fiscal Year), Borrower Representative shall deliver to Administrative Agent, LC Issuers and the Lenders (A) an unaudited consolidated balance sheet of the Tested Companies at the end of such period and a consolidated income statement and statement of cash flows of the Tested Companies for such period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, fairly presenting in all material respects the consolidated financial position and the results of the operations of the Tested Companies as of the end of and through such period (and for the portion of the Fiscal Year ending with such period), in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year and (B) a report reconciling (I) Borrowers’ Accounts and Payment Intangibles (including Credit Card Receivables and Pharmacy Receivables), Pharmacy Scripts and Inventory as set forth in the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate delivered to Administrative Agent which is as of the same date to (II) Borrowers’ aggregate Accounts and Payment Intangibles (include Credit Card Receivables and Pharmacy Receivables), Pharmacy Scripts and Inventory set forth in the financial statements delivered pursuant to this subsection (b).

(c) Annual Statements. Promptly upon becoming available and in any event within one Business Day after the same is required to be filed with the Securities and Exchange Commission but in no event later than 120 days after the end of each Fiscal Year, Borrower Representative shall deliver to Administrative Agent, LC Issuers, and the Lenders a detailed audited financial report of the Tested Companies containing a consolidated balance sheet at the end of such period and a consolidated income statement, and statement of cash flows for such period, together with all supporting schedules and footnotes, and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the accompanying notes thereto, fairly presenting in all material respects the consolidated financial position and the results of the operations of the Tested Companies as of the end of and for such Fiscal Year, in each case, setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year, together with an audit opinion (qualified only as to “going concern” consistent with such qualification to the audit opinion issued for the 2018 Fiscal Year and as a result of filing of the Chapter 11 Cases and without any exception as to the scope of such audit) of independent certified public accountants of nationally recognized standing selected by Borrower Representative and acceptable to Administrative Agent that the financial statements were prepared in accordance with GAAP and present fairly, in accordance with GAAP, in all material respects the results of operations and financial condition of the Tested Companies as of the end of and for the Fiscal Year then ended.

(d) Compliance and No Default Certificate. Together with the reports and statements required by subsections (b) and (c) of this Section 8.6, Borrower Representative shall deliver a Compliance Certificate signed by a Responsible Officer of Borrower Representative (a) stating that such statements and reports are true and correct and fairly present, in all material respects, the consolidated financial condition and results of operations of the Tested Companies for the period presented and that such statements were prepared in accordance with GAAP (except, with respect to statements delivered for any Fiscal Month or Fiscal Quarter, the absence of footnotes and subject to normal year-end adjustments); (b) stating that no Default or Event of Default then exists or, if a Default or Event of Default exists, the nature and duration thereof and Credit Parties’ intention with respect thereto; (c) to which will be attached or accompanied by a spreadsheet showing calculations of all Financial Covenants, which must be of such detail as requested by Administrative Agent from time to time; and (d) setting forth a list of all Asset Dispositions from the Closing Date through the date of such certificate, together with the total amount for each of the foregoing categories, which must be of such detail as requested by Administrative Agent from time to time. Credit Parties also shall cause their independent auditor to submit to Administrative Agent, LC Issuers, and the Lenders, together with its audit report (if applicable) a statement that, in the course of conducting such audit, it discovered no circumstances which it believes would result in a Default or Event of Default or, if it discovered any such circumstances, the nature and duration thereof.

(e) Access to Accountants. Simultaneously with retaining accountants for their annual audit or at any time thereafter, if requested to do so by Administrative Agent, or any Co-Collateral Agent, Borrower Representative shall send a letter to the aforementioned accountants, with a copy to Administrative Agent, Co-Collateral Agents, LC Issuers and Lenders, notifying such accountants that one of the primary purposes for retaining their services and obtaining audited financial statements is for use by Administrative Agent, Co-Collateral Agents, LC Issuers, and the Lenders. Administrative Agent is authorized to send such notice if Borrower Representative fails to do so for any reason. Each Credit Party hereby authorizes Administrative Agent and Co-Collateral Agents to communicate directly with such Credit Party’s and its Subsidiaries’ independent public accountants and authorizes those accountants to disclose to Administrative Agent and Co-Collateral Agents any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition, and other affairs. On or before the Closing Date, Borrower Representative shall deliver to their independent public accountants a letter authorizing them to comply with the provisions of this Section 8.6(e).

(f) [Reserved].

(g) Pleadings. Borrower Representative shall deliver to Lenders (i) as soon as practicable in advance of filing with the Bankruptcy Court or delivery to a Committee or to the U.S. Trustee, (A) the proposed Final Financing Order, (B) all other proposed orders and pleadings related to the Chapter 11 Cases, the DIP Facility or any sale contemplated in accordance with this Agreement (all of which must be in form and substance satisfactory to Administrative Agent and Co-Collateral Agents), and (C) any Chapter 11 Plan and any disclosure statement related thereto and (ii) on or before the filing with the Bankruptcy Court or delivery to a Committee or to the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of Credit Parties or the Chapter 11 Cases as well as copies of all billing and expense statements received from any Professional Person.

(h) DIP Budget. Borrower Representative shall deliver to Lenders an updated DIP Budget every four weeks commencing on October 10, 2019, and continuing every fourth Thursday thereafter, each in form and substance satisfactory to Administrative Agent and Co-Collateral Agents.

(i) DIP Budget Variance Report. Borrower Representative shall deliver to Lenders on Thursday of each week commencing on September 26, 2019, a DIP Budget Variance Report with respect to the applicable period ending on the immediately preceding Saturday.

(j) Daily Forecast. On Thursday of each week commencing on September 12, 2019, Borrower Representative shall deliver to Lenders a “daily projections-rolling” report for the immediately succeeding week, substantially in the form provided to Lenders prior to the Petition Date or such other form as shall be requested by Co-Collateral Agents in their Permitted Discretion.

(k) Supplements to Schedules. Within two (2) Business Days after its receipt of knowledge or notice thereof, Borrower Representative shall supplement the Schedules annexed hereto with respect to any matter hereafter arising that, if existing or occurring at the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby, and, in each case such Schedule shall be appropriately marked to show the changes made therein; provided that (A) such supplement to any Schedule or representation or warranty shall not be deemed to amend, supplement or otherwise modify such Schedule or representation or warranty, or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Administrative Agent and the Required Lenders or all Lenders, as applicable in accordance with Section 15.2 and (B) no supplement to any Schedule shall be required or permitted with respect to representations and warranties that relate solely to the Closing Date.

(l) Plans. If requested by Administrative Agent from time to time, Credit Parties shall promptly (but, in any event, within two (2) Business Days after the filing thereof), deliver to Administrative Agent copies of any annual report to be filed in connection with each Plan.

(m) Public Filings. Promptly after the sending or filing thereof, (but, in any event, within two (2) Business Days thereafter) Credit Parties shall deliver to Administrative Agent (i) copies of any proxy statements, financial statements, or reports that any Credit Party or any of its Subsidiaries has made generally available to the holders of its Equity Interests; (ii) copies of any regular, periodic, and special reports or registration statements or prospectuses that any Borrower or Subsidiary files with the Securities and Exchange Commission (including any Form 10-Q Quarterly Reports, any Form 10-K Annual Reports, and Form 8-K Current Reports) or with any other Governmental Authority or any national or foreign securities exchange or the National Association of Securities Dealers, Inc.; (iii) copies of any press releases or other statements made available by any Credit Party or any of its Subsidiaries to the public concerning material changes to or developments in the business of such Credit Party or such Subsidiary; and (iv) copies of Credit Parties’ federal income tax returns, as applicable, including all schedules thereto, and any amendments thereto.

(n) Certain Notices. Borrower Representative shall notify Administrative Agent in writing:

(i) of the occurrence or existence of any Default or Event of Default immediately after any Responsible Officer of any Credit Party obtains knowledge thereof and promptly, but in any event within two (2) Business Days, what action (if any) Credit Parties are taking to correct the same; and

(ii) promptly (but in any event within two (2) Business Days) after any Responsible Officer of any Credit Party obtains knowledge thereof, of any of the following which affects any Credit Party or Subsidiary or their respective Properties: (A) the threat or commencement of any Adverse Proceeding whether or not covered by insurance; (B) any material change in any existing Adverse Proceeding; (C) any pending or threatened labor dispute, strike, or walkout, or the expiration of any material labor contract; (D) any default under or termination, cancellation, or suspension of a Material Contract or if any Material Contract is amended or any new Material Contract is entered into (in which event Borrowers shall cause the applicable Person to provide Administrative Agent with a copy of such Material Contract, if requested by Administrative Agent); (E) the entry of any order, judgment, or decree in an amount exceeding One Hundred Thousand and No/100 Dollars ($100,000.00); (F) the assertion of any material claim against any such Person regarding such Person’s use, licensing, or ownership of any Intellectual Property; (G) any material violation or asserted material violation of any Applicable Law (including ERISA, OSHA, FLSA, Anti-Terrorism Laws, Anti-Corruption Laws or any Environmental Laws or securities laws but not any Anti-Terrorism Laws or Anti-Corruption Laws), (H) any change to any information set forth in any Beneficial Ownership Certification or in any document made or delivered in connection therewith; (I) any such Person’s delivery or receipt of any material Environmental Notice; (J) the occurrence of any material Environmental Release by any such Person or on any Property owned, leased, or Controlled by such Person; (K) the termination of any engagement of, or withdrawal or resignation from such engagement by, any such Person’s independent accountants; (L) any notice from any taxing authorities as to claimed deficiencies or any tax Lien; (M) any acceleration of the maturity of any Post-Petition Debt or Cardinal Obligations (regardless of whether such obligations constitute Debt) of any such Person or the occurrence or existence of any event or circumstances which gives the holder of such Post-Petition Debt or securities laws the right to accelerate or terminate any commitment with respect to such Debt or Cardinal Obligations; (N) any loss or threatened loss of any material licenses, franchises, or permits of such Person; (O) the pendency of any proceeding for the condemnation or other taking of any of any such Person’s Property; (P) any material amendment or change approved by the board of directors or other Governing Body of any Borrower or Subsidiary to the DIP Budget submitted pursuant to Section 8.6(h); (Q) any material default by any such Person under any Consignment or vendor agreement pursuant to which such Person, as Consignor or Consignee, has Goods on Consignment with, or is buying or selling Goods on Consignment or otherwise to or from another Person, as Consignor or Consignee; and (R) any material default by any Person providing Treasury Services to any such Person under any agreement relating to the provision of such services.

8.7 Compliance with Laws. Comply with all Applicable Law, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, Anti-Corruption Laws, the WARN Act, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, securities laws and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary for the lawful ownership of its Properties and conduct of its business, unless failure to so comply (other than failure to comply with Anti-Terrorism Laws and Anti-Corruption Laws) or maintain is not material.

8.8 ERISA. (a) Make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Credit Party’s and ERISA Affiliates’ Plans; (b) furnish to Administrative Agent, promptly upon Administrative Agent’s request therefor (but, in any event, within five (5) Business Days after receipt of such request), copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of each Credit Party and ERISA Affiliate; (c) notify Administrative Agent as soon as practicable (but in any event with five (5) Business Days) of any ERISA Event; and (d) furnish to Administrative Agent, promptly upon Administrative Agent’s request therefor (but, in any event, within two (2) Business Days after receipt of such request), such additional information concerning any such Plan as may be requested by Administrative Agent from time to time.

8.9 Environmental.

(a) Assessments. Promptly upon the written request of Administrative Agent (but, in any event, within two (2) Business Days after receipt of such request), and at Credit Parties’ expense, provide Administrative Agent with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable to Administrative Agent to assess (i) the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, remediation, cleanup, or removal of any Hazardous Materials found on, under, at, or within any Credit Party’s or Subsidiaries’ Properties and (ii) the compliance of any Credit Party or Subsidiary with Environmental Laws.

(b) Release. If any Environmental Release occurs or is discovered at or on any Credit Party’s or Subsidiary’s Property, act promptly and diligently to report to all appropriate Governmental Authorities as required under Environmental Law and to Administrative Agent the extent of, and to investigate and take remedial action to contain, mitigate, and remediate such Environmental Release, whether or not directed to do so by any Governmental Authority or required to do so by Environmental Law; provided, that, (i) if Credit Parties fail to initiate, and to the extent possible, complete such action promptly under the circumstances (and, in any event, within thirty (30) days following notice thereof to Administrative Agent), Administrative Agent may, at its election (but shall have no obligation to do so) and at Credit Parties’ sole cost, give such notices, undertake such remediation, and take any and all other actions as it shall deem necessary or advisable to investigate, contain, mitigate, abate, and remediate the Environmental Release and remove such Hazardous Materials and (ii) any investigation covered by this clause (b) shall identify all potential contaminants and the vertical and horizontal extent of the contaminants and the remediation shall eliminate the contamination unless Administrative Agent agrees to an alternative cleanup standard in its discretion.

(c) Compliance. Maintain compliance with all Environmental Laws.

(d) Hazardous Materials. (i) Generate, use, possess, store, release, treat, and dispose of Hazardous Materials only in the Ordinary Course of Business and in compliance with all Environmental Laws, provided that in no instance may Hazardous Materials be disposed of, abandoned or otherwise deposited (whether by way of an Environmental Release or otherwise) in, at, on or under the Property of any Credit Party or Subsidiary by any Credit Party or Subsidiary or any other Person and (ii) shall not, except in the Ordinary Course of Business of such Person and in compliance with all Environmental Laws, (A) store, or permit any Person to store, any Hazardous Material on any Credit Party’s or Subsidiary’s Property or (B) transport or permit the transportation of Hazardous Materials to or from any such Real Estate.

(e) Indemnity. In addition to, and not in limitation of, Section 12.5 and Section 15.3, at all times indemnify, defend and hold harmless each Indemnitee against and from any and all Claims arising under or on account of Environmental Laws or otherwise relating to environmental and health and safety matters, including with respect to (i) the assertion of any Lien thereunder; (ii) any Environmental Release, the threat of any Environmental Release, or the presence of any Hazardous Materials affecting any Credit Party’s or Subsidiary’s Property, whether or not the same originates or emanates from such Properties or any contiguous real estate, including any loss of value of the Properties as a result of any of the foregoing; (iii) any and all costs of removal or remedial action incurred by Administrative Agent or any Governmental Authority and any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources, including all costs of assessing such removal, remediation, injury, destruction, or loss incurred, pursuant to any Environmental Law; (iv) liability for personal injury or Property damage arising under any statutory or common law tort theory (including damages assessed), including for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Credit Party or Subsidiary near the Properties; and (v) any other environmental matter affecting the Properties or any of them.

8.10 Margin Stock. If so requested by Administrative Agent, promptly (but, in any event, within two (2) Business Days) after request, furnish Administrative Agent with (a) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (b) other documents evidencing its compliance with the margin regulations included in said Regulation U, including, if requested by Administrative Agent, an opinion of counsel in regard thereto from legal counsel to the Credit Parties in form and substance satisfactory to Administrative Agent.

8.11 Taxes; Claims. Will, and will cause each of its Subsidiaries to, pay (a) all Post-Petition federal, state and other material taxes imposed upon it or any of its Properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (b) all claims (including claims for Post-Petition labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its Properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such tax or claim need be paid if it is Properly Contested. The Credit Parties will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than any other Credit Party).

8.12 Cash Management; Deposit Accounts.

(a) Collection Accounts. On or before the Closing Date, (i) establish one or more Collection Accounts and related lockboxes and, thereafter, maintain each such Collection Account and lockbox and (ii) direct all of Credit Parties’ Account Debtors to make all payments on Accounts and Payment Intangibles (including Credit Card Receivables and Pharmacy Receivables) and Proceeds of any Inventory and other Collateral to a Collection Account (if made electronically) or lockbox (if in the form of a tangible Payment Item);

(b) Making Deposits. Hold in trust for Administrative Agent (on behalf of the Secured Parties) and (i) promptly (but, in any event, on the Business Day immediately following its receipt thereof) forward to a lockbox or deposit into a Collection Account all tangible Payment Items and cash such Credit Party receives on account of the payment of any of such Credit Party’s Accounts and Payment Intangibles (including Credit Card Receivables or Pharmacy Receivables) or as Proceeds of any Inventory, Pharmacy Scripts or other Collateral or (ii) with respect to any Deposit Account for an individual retail store location, promptly cause such tangible Payment Item and cash to be remitted at least once per Business Day to a Collection Account, to the extent the balance in such Deposit Account for an individual store location exceeds Three Thousand and No/100 Dollars ($3,000.00) on such Business Day.

(c) Maintenance of Accounts. Not establish or maintain any Deposit Accounts or Securities Accounts other than Deposit Accounts and Securities Accounts: (i) listed in Schedule 7.9; (ii) maintained at Administrative Agent; (iii) maintained in the ordinary Course of Business for an individual retail store location of such Credit Party operated after the Closing Date in accordance with the historical practices of such Credit Party; (iv) with the consent of Administrative Agent and Co-Collateral Agents, maintained at any Permitted Third Party Bank subject to Administrative Agent’s Article 9 Control pursuant to an Article 9 Control Agreement having terms acceptable to

Administrative Agent and Co-Collateral Agents; and (v) which Credit Parties deem necessary and use only for payroll, payroll taxes, and employee benefits, petty cash, and local trade payables but which are not subject to Administrative Agent’s Article 9 Control on terms acceptable to Administrative Agent; provided that the aggregate balance of funds on deposit in all such Deposit Accounts and Securities Accounts opened and maintained pursuant to this clause (v) shall not at any time exceed Fifty Thousand and No/100 Dollars ($50,000.00), unless otherwise approved by Administrative Agent;

(d) Control. Without limitation of the generality of the foregoing subsection (c) of this Section 8.12, but in furtherance thereof, to the extent requested by Administrative Agent from time to time, take all actions requested by Administrative Agent to establish or continue Administrative Agent’s Article 9 Control over any of Credit Parties’ Deposit Accounts and Securities Accounts, other than with respect to the accounts described in Section 8.12(c)(iii) and Section 8.12(c)(v) above; and

(e) Notices. (i) Promptly (but, in any event, within two (2) Business Days) after any Credit Party’s entering into any agreement with any Person pursuant to which such Person will provide merchant card services or credit card processing services to such Credit Party, provide notice of such agreement to Administrative Agent and Co-Collateral Agents, together with a true and complete copy of such agreement, the name and address of such Person, and such other information regarding the same as Administrative Agent or any Co-Collateral Agent may request from time to time and (ii) exercise its commercially reasonable efforts to cause such Person to enter into a Third Party Claimant Agreement (and such Credit Party’s compliance with the terms of this clause (e)(ii) shall not diminish Administrative Agent’s rights to establish a Reserve therefor).

8.13 Covenants Regarding Collateral and Property. At all times (i) use all its Property in the Ordinary Course of Business and not permit such Property to be used in violation of any Applicable Law or policy of insurance; (ii) other than with respect to damage to the roof of the Dublin, Georgia distribution center prior to the Closing Date caused by Hurricane Michael, maintain, preserve, and protect all Property used or useful in the conduct of its business; (iii) other than with respect to damage to the roof of the Dublin, Georgia distribution center prior to the Closing Date caused by Hurricane Michael, keep the same in good repair, working order and condition, normal wear and tear excepted; and (iv) other than with respect to damage to the roof of the Dublin, Georgia distribution center prior to the Closing Date caused by Hurricane Michael, make, or cause to be made, all necessary and useful repairs, renewals, replacements, betterments, and improvements to its Property so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in business of a similar type and size.

8.14 [Reserved].

8.15 Further Assurances. At its expense, promptly, (i) execute and deliver to Administrative Agent, LC Issuers and the Lenders, or cause to be executed and delivered to Administrative Agent, LC Issuers and the Lenders, all documents, agreements, and instruments which are, in Administrative Agent’s determination, necessary to (A) correct any omissions in the Loan Documents or any agreement relating to Bank Products; (B) more fully state the Obligations set out in this Agreement or in any other Loan Document or agreement relating to Bank Products; (ii) obtain any consents, as may be necessary or appropriate in connection therewith as may be requested by Administrative Agent; and (iii) deliver such instruments, assignments, title certificates, or other documents or agreements, and take such actions, as Administrative Agent deems appropriate under Applicable Law to evidence or perfect Administrative Agent’s Lien in and to any Collateral.

8.16 DIP Milestones, Rx Sale Milestones and Real Estate Sale Milestones.

(a) Satisfy to the satisfaction of Administrative Agent and Co-Collateral Agents each of the DIP Milestones, Rx Sale Milestones and Real Estate Sale Milestones set forth on Schedule 8.16 on or before the applicable deadline for such DIP Milestones, Rx Sale Milestones and Real Estate Sale Milestones, as applicable.

(b) Ensure that no Stalking Horse Bidder party to a Sale Agreement, if any, terminates or repudiates such Sale Agreement or declares any other party thereto to be in material breach of such Sale Agreement, and ensure no such Sale Agreement of a Stalking Horse Bidder expires in accordance with its terms (except for any termination resulting from entry of a Sale Approval Order approving a Sale pursuant to a Sale Agreement that is not the Sale Agreement of the Stalking Horse Bidder).

(c) Provide to Administrative Agent and Co-Collateral Agents at the time or times requested by Administrative Agent or any Co-Collateral Agent, but in no event less frequently than every other Thursday of each week after the Closing Date, a report on the status of all pending Sales and such other information regarding the pending Sales or other items described on Schedule 8.16 as Administrative Agent or any Co-Collateral Agent may request.

8.17 Compliance with Bankruptcy Code, Rules and Orders. To the extent applicable to any Borrower, comply with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the DIP Financing Orders, the Cash Management Order, the other First Day Orders and all other orders entered by the Bankruptcy Court in the Chapter 11 Cases.

8.18 Bankruptcy Case Notices. Include counsel for Administrative Agent on any “Special Notice List” or other similar list of parties to be served with papers in the Chapter 11 Cases.

8.19 Retention of Consultants.

(a) No later than seven (7) days after the Petition Date, Credit Parties shall file motions seeking to retain the Consultants. The terms and scope of the engagement of and responsibilities of the Consultants shall be acceptable to Administrative Agent and Co-Collateral Agents, and, without limiting the foregoing, Administrative Agent and Co-Collateral Agents shall have the right to communicate directly with the Consultants and authorize and direct the Consultants to communicate directly with Co-Collateral Agents and Administrative Agent and to furnish Co-Collateral Agents and Administrative Agent with such information as Administrative Agent or any Co-Collateral Agent may request, together with copies of all material final written materials provided to the board of directors of Credit Parties by such Consultant. Subject to Bankruptcy Court approval, to be obtained promptly (and in any event no later than forty-five (45) days after the Petition Date), Credit Parties shall continue to retain the Consultants, the scope and terms of each such engagement to be satisfactory to Administrative Agent and Co-Collateral Agents. There shall be no material modifications to the terms (excluding any decreases in compensation but including any other modification in compensation) of the engagement of the Consultants without the consent of Administrative Agent and Co-Collateral Agents. Until such time as all Pre-Petition Obligations and all Obligations have been Paid in Full, Credit Parties shall continue to retain the Consultants to assist Credit Parties with the preparation of the DIP Budget and the other financial and Collateral reporting required to be delivered to the Administrative Agent and Co-Collateral Agents pursuant to this Agreement, and approval of all requests for Borrowing and all disbursements by Borrowers.

(b) Credit Parties authorize Administrative Agent and Co-Collateral Agents to communicate directly with Credit Parties’ independent certified public accountants, appraisers, financial advisors, investment bankers and consultants (including the Consultants), which have been engaged from time to time by Credit Parties, and authorize and shall instruct those accountants, appraisers, financial advisors, investment bankers and consultants to communicate to Administrative Agent and Co-Collateral Agents information relating to each Credit Party with respect to the business, results of operations, prospects and financial condition of such Credit Party. Credit Parties acknowledge and agree that (i) Credit Parties and their representatives will cooperate with the Consultants and any Lender Group Consultant (as defined below), if any, (ii) the Consultants and any Lender Group Consultant shall be granted reasonable access to Credit Parties’ books and records during normal business hours, (iii) Administrative Agent, Co-Collateral Agents and Lenders are authorized to communicate directly with the Consultants and the Consultants are authorized to communicate directly with Administrative Agent, Co-Collateral Agents and Lenders, regarding the DIP Milestones, Rx Sale Milestones and Real Estate Sale Milestones, all financial reports, the DIP Budget and any variances from same, other financial information, operational issues, matters related to the Collateral, and such other matters as Administrative Agent or any Co-Collateral Agent may request, and (v) the Consultants are authorized to provide Administrative Agent, Co-Collateral Agents and Lenders with all reports and other information (including all marketing materials and indications of interest) prepared or reviewed by the Consultants; provided that no Consultant shall be required to provide copies of any reports (financial or otherwise) that are in “draft” form, but, if so requested by Administrative Agent or any Co-Collateral Agent, any such Consultant may elect to do so. The Consultants shall, together with senior management of Credit Parties, participate in weekly telephonic calls with Administrative Agent, Co-Collateral Agents and Lenders (and/or their advisors and counsel) to discuss the matters described above.

(c) Each Credit Party acknowledges that Administrative Agent and Co-Collateral Agents shall be permitted to engage such outside consultants and advisors (each, a “Lender Group Consultant”), for the sole benefit of Administrative Agent, Co-Collateral Agents, LC Issuers, and Lenders, as Administrative Agent or any Co-Collateral Agent may determine to be necessary or appropriate, in its discretion. Each Credit Party covenants and agrees that (i) such Credit Party shall provide its complete cooperation during normal business hours with any Lender Group Consultant (including, without limitation, providing reasonable access to such Credit Party’s business, books and records and senior management); (ii) all documented and actually incurred costs and expenses of any such Lender Group Consultant shall be expenses required to be paid by Credit Parties as required under Section 15.3 and 15.4 hereof; and (iii) all reports, determinations and other written and verbal information provided by any Lender Group Consultant shall be confidential and no Credit Party shall be entitled to have access to same.

8.20 Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder or to the extent non-performance thereof is required by the Bankruptcy Code and other than the filing of the Chapter 11 Case and the effect thereof, (a) make all payments of obligations (and otherwise perform all obligations) under all leases to which any Credit Party or any of its Subsidiaries is a party and with respect to Real Estate on which Collateral is located, and keep such leases in full force and effect unless any such lease is rejected in accordance with the Bankruptcy Code with the prior written consent of Administrative Agent and Co-Collateral Agents, (b) not allow such leases to be terminated due to a default thereunder by a Credit Party or any of their Subsidiaries, (c) notify Administrative Agent and Co-Collateral Agents of any default by any party with respect to such leases and cooperate with Administrative Agent and Co-Collateral Agents in all respects to cure any such default, and (d) cause each of its Subsidiaries to comply with the foregoing; provided, however, that this Section 8.20 shall not apply to any lease terminated prior to the Petition Date and related to a Store closed in a Store closure completed prior to the Commencement Date and permitted by the Pre-Petition Credit Agreement (as modified by any forbearance agreement among the parties to the Pre-Petition Credit Agreement related thereto).

SECTION 9

NEGATIVE COVENANTS

Until Payment in Full of the Obligations and termination of the Commitments, no Credit Party shall, nor shall it permit any Subsidiary to:

9.1 Debt. Create, incur, Guarantee, or suffer to exist any Debt, except:

(a) the Obligations;

(b) (i) the Pre-Petition Lender Debt, and (ii) all other Debt (including the Subordinated Debt) outstanding on the Petition Date; and

(c) Post-Petition Debt arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business;

provided, however, that notwithstanding any provision of the foregoing which may be to the contrary, no Borrower shall Guarantee any Debt of any Credit Party except for Pre-Petition Guarantees of Pre-Petition Debt of another Borrower, and Guarantees of Debt consisting of any Obligations.

9.2 Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Administrative Agent, any LC Issuer or Swing Line Lender arising pursuant hereto or under any other Loan Document;

(b) Liens existing on the Petition Date but only to the extent that such Liens are Pre-Petition Permitted Liens, including Liens in favor of Pre-Petition Agent;

(c) Liens arising as a matter of law in the Ordinary Course of Business after the Petition Date which are subject to Third Party Claimant Agreements;

(d) Post-Petition Liens arising as a matter of law for Taxes not yet due or payable or being Properly Contested (or, with respect to immaterial Taxes that become immediately due and payable prior to the regularly scheduled payment date therefor as a result of a Store closure in Texas, and which will be paid promptly after the applicable Credit Party or Subsidiary receiving notice thereof);

(e) Post-Petition Liens (other than Liens for Taxes or imposed under ERISA or pursuant to any Environmental Law) arising as a matter of law and in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or payable or is being Properly Contested; (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary; and (iii) such Liens do not secure Debt;

(f) Post-Petition Liens consisting of deposits or pledges made in the Ordinary Course of Business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of statutory obligations, and other obligations of a like nature incurred in the Ordinary Course of Business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof and such Liens are at all times subordinate to Administrative Agent’s Liens pursuant to the terms of a Subordination Agreement satisfactory to Administrative Agent by and among or between, as applicable, Administrative Agent, the third party providing such surety, appeal or performance bond or similar obligation, and Borrowers;

(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, which do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Post-Petition Liens of a collecting bank on Payment Items in the course of collection; and

(i) Post-Petition Liens granted as adequate protection to the holder of a Pre-Petition Lien, provided, that such Liens are subject and subordinate to the Liens in favor of Administrative Agent and the Pre-Petition Agent and adequate protection Liens in favor of the Pre-Petition Agent (and, in the case of Cardinal, are and remain expressly subject to the Cardinal Intercreditor Agreement), except to the extent that the Pre-Petition Lien of such holder is valid, perfected, and senior in priority to the Liens in favor of the Pre-Petition Agent and are not primed pursuant to the DIP Financing Orders.

9.3 Restricted Payments. Declare or make any Restricted Payment, except any Subsidiary (other than a Borrower) may pay dividends or make other distributions to a Credit Party.

9.4 Investments. Make any Investment, except the following:

(a) Investments in Subsidiaries to the extent existing on the Petition Date;

(b) Investments in cash or Cash Equivalents, to the extent permitted under Section 8.12, that are subject to Administrative Agent’s Lien and Article 9 Control, pursuant to documentation in form and substance satisfactory to Administrative Agent;

(c) Guarantees of the Credit Parties permitted pursuant to Section 9.1;

(d) Pre-Petition Swap Agreements permitted pursuant to Section 9.1; and

(e) Intercompany Debt, subject to Section 9.1(b).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment that results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 9.3.

9.5 Disposition of Assets. Make or consummate any Asset Disposition, except a Permitted Asset Disposition.

9.6 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance, acquisition, or deposit), or set aside funds for any such payment, with respect to any Pre-Petition Funded Debt (other than the Pre-Petition Lender Debt); provided, however, that Credit Parties and Subsidiaries may make:

(a) Adequate Protection Payments on Pre-Petition Debt secured by a Lien on Property of a Borrower to the extent not violative of an Intercreditor Agreement and approved by order of the Bankruptcy Court after notice and a hearing (provided that nothing herein shall impair Administrative Agent’s right to object to any request for Adequate Protection Payments); and

(b) payment of employee claims entitled to priority under Section 507 of the Bankruptcy Code, payments in respect of indebtedness owed in respect of Bank Products, and other payments consented to in writing by Administrative Agent, in each case to the extent approved by the Bankruptcy Court after notice and a hearing.

9.7 Fundamental Changes.

(a) Merge, Divide, combine, or consolidate with or into any Person, or liquidate (or suffer any liquidation)(other than as contemplated by Schedule 8.16), wind up its affairs, or dissolve itself (or suffer any dissolution), in each case whether in a single transaction or in a series of related transactions.

(b) Without the prior written consent of Administrative Agent thereof and complying with all requirements of Administrative Agent in regard thereto, including with respect to execution and delivery of all documents, certificates, and information requested by Administrative Agent to maintain the validity, perfection, and priority of the security interests of Administrative Agent in the Collateral, (i) change its legal name or the jurisdiction in which it is organized; (ii) conduct business under any trade name, assumed name, or fictitious name that was not listed in Schedule 7.4; (iii) change its tax, charter, or other organizational identification number; (iv) change its organizational form (i.e., corporation, limited liability company, partnership, etc.); or (v) without ten (10) days’ prior written notice thereof, change the location of its chief executive office or other office where books or records are kept.

(c) Locate its chief executive office or keep its books and records in any jurisdiction other than in a State within the United States of America or the District of Columbia;

(d) Amend, restate, or modify its Organizational Documents in any manner;

(e) Form any Subsidiary or consummate any Acquisition;

(f) Permit any Subsidiary to issue any additional Equity Interests;

(g) Become a partner or joint venturer with any third party after the Closing Date;

(h) Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2 or change its year-end for accounting purposes from the Fiscal Year ending the Saturday closest to January 31;

(i) File or consent to the filing of any consolidated income tax return with any Person other than Credit Parties and Subsidiaries;

(j) (i) Engage in any business other than a business in substantially the same field as the business conducted by Credit Parties and the Subsidiaries on the Petition Date; (ii) engage in any business or other activity which is not insured by such policies of insurance required by Section 8.3; or (iii) permit or undergo any changes in its business and related activities that could result in the termination, revocation, ineffectiveness, or unenforceability of any of such policies of insurance; or

(k) (i) Authorize, issue or sell any Equity Interests, or (ii) grant any options, warrants or other rights to purchase any such Equity Interests, or (iii) in any way change the capitalization of any Credit Party from that set forth on Schedule 7.4 , unless and except to the extent provided for in an Acceptable Plan.

9.8 Restrictive Agreements; Certain Restrictions; Inconsistent Agreements.

(a) Become a party to any Restrictive Agreement, except a Restrictive Agreement in effect on the Petition Date and listed on Schedule 7.17.

(b) Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Restricted Payment to a Credit Party or of any Credit Party to make any Restricted Payment to another Credit Party, other than restrictions under this Agreement and the other Loan Documents or in effect on the Petition Date as shown on Schedule 7.17.

(c) Become party to any contract or agreement that would violate the terms hereof, any other Loan Document, or any agreements relating to Bank Products.

9.9 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except the following:

(a) transactions that are expressly permitted under this Agreement or any other Loan Documents;

(b) payment of reasonable compensation to officers and employees for services actually rendered;

(c) payment of usual and customary directors’ fees and indemnities in the Ordinary Course of Business;

(d) transactions with Affiliates consummated on or before the Petition Date and permitted under the Pre-Petition Credit Agreement; and

(e) other transactions with Affiliates not otherwise specifically covered in this Section 9.9 occurring subsequent to the Petition Date in the Ordinary Course of Business upon fair and reasonable terms (which terms shall be fully disclosed to Administrative Agent) which are no less favorable to the affected Credit Party(ies) than would be obtained in a comparable arm’s-length transaction with a non-Affiliate and which otherwise are on terms consistent with the business relationship of such Person and such Affiliate before the Petition Date, if any, and otherwise do not contravene any term of this Agreement or any other Loan Document; provided, that, in no event shall the transactions contemplated by this clause (e) exceed Five Million and No/100 Dollars ($5,000,000.00) in the aggregate in any Fiscal Year; provided further, that such transaction shall be permitted by the Bankruptcy Court.

9.10 Plans. Become a Plan, or become party to any Plan other than any in existence on the Petition Date and disclosed on Schedule 7.22. Fail to meet all of the applicable minimum funding requirements of ERISA and the Code with respect to any Plan, without regard to any waivers thereof, and, to the extent that the assets of any of such Plan would be less (by One Hundred Thousand and No/100 Dollars ($100,000.00) or more) than an amount sufficient to provide all accrued benefits payable under such Plan, Credit Parties shall make the maximum deductible contributions allowable under the Code (based on Credit Parties’ current actuarial assumptions) and not prohibited by the Bankruptcy Code. No Credit Party shall, or shall cause or permit any ERISA Affiliate to (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA; or (b) cause or permit to occur an ERISA Event.

9.11 Sales and Leasebacks. Enter into any arrangement, whereby one Person shall, directly or indirectly, sell or transfer any Property to another Person who shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which such Person intends to use for substantially the same purpose or purposes as the Property sold or transferred.

9.12 Certain Agreements. (a) Permit any Material Contract to be cancelled or terminated before its stated maturity or expiration date; (b) amend, restate, supplement, or otherwise modify any Material Contract; (c) default in the performance under any Material Contract (other than solely as a result of the Chapter 11 Cases); (d) assume or reject any Material Contract under the Bankruptcy Code without the prior written consent of Administrative Agent and Required Lenders or (e) agree to or accept any waiver thereunder which would adversely affect the rights of any Secured Party; in each case in a manner adverse to any Credit Party or any Secured Party.

9.13 Disqualified Equity Interests. Issue or suffer to exist with respect to such Person any Disqualified Equity Interests or be subject to any other obligation that requires such Person to purchase, redeem, retire, or otherwise acquire for value any Equity Interests of such Person, including any “put” or similar rights.

9.14 Finance Insurance Premiums. Enter into any premium finance arrangements to finance all or a portion of any insurance premiums.

9.15 Modifications to DIP Financing Orders. Seek or consent to any amendment, supplement or any other modification of any of the terms of the DIP Financing Orders after such orders are entered by the Bankruptcy Court without the prior written consent of Administrative Agent and Co-Collateral Agents.

9.16 Filing of Motions and Applications. Without the prior written consent of Administrative Agent, Co-Collateral Agents and Required Lenders, apply to the Bankruptcy Court for, or join in or support any motion or application seeking, authority to (a) take any action that is prohibited by the terms of any of the Loan Documents or the DIP Financing Orders, (b) refrain from taking any action that is required to be taken by the terms of any of the Loan Documents or the DIP Financing Orders, or (c) permit any Debt or Claim to be pari passu with or senior to any of the Obligations, except as expressly stated in the DIP Financing Orders.

9.17 Certain Bankruptcy Covenants. Seek, consent to, or permit to exist any of the following:

(a) Any order which authorizes the rejection or assumption of any Leases of any Credit Party with respect to Real Estate on which Collateral is located without Collateral Agents’ and Administrative Agent’s prior written consent; or

(b) Any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

9.18 DIP Budget. Amend or modify the DIP Budget without the prior written consent of Administrative Agent and Co-Collateral Agents.

SECTION 10

FINANCIAL COVENANTS

10.1 Financial Covenants. Until Payment in Full of the Obligations and termination of the Commitments, Credit Parties shall comply, or cause compliance with, each of the following covenants:

(a) DIP Budget. Strictly comply with the terms of the DIP Budget, including timely making all payments to the Lenders and the Pre-Petition Lenders required thereby, subject to any Permitted Variances.

SECTION 11

EVENTS OF DEFAULT; REMEDIES UPON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder and under the other Loan Documents (an “Event of Default”), if the same shall occur for any reason whatsoever, whether voluntary or involuntary, pursuant to any judgment or order of any court or any order, rule, or regulation of any Governmental Authority, or otherwise:

(a) Payment. Any Obligor shall fail to pay any Obligations when the same become due and payable (whether at stated maturity, on demand, upon acceleration, or otherwise); or

(b) Certain Covenants. Any Credit Party shall default in the performance of any agreement, covenant, or obligation contained in either: (a) Sections 8.1, 8.2, 8.3, 8.4, 8.6, 8.10, 8.12, 8.15, 8.16, 8.17, 8.18, 8.19, or 8.20, or Section 9, or Section 10; or (b) Sections 5, 7, 11, 12, 13 or 14 of the Security Agreement; or, subject to any express right to cure set forth therein, any Obligor shall default in the performance of any agreement, covenant, or obligation contained in any Loan Document; or

(c) Other Covenants. Any Obligor shall default in the performance of any other agreement, covenant, or obligation contained in this Agreement or any other Loan Document and not provided for elsewhere in this Section 11.1 and such default shall not have been cured to Required Lenders’ satisfaction within thirty (30) days after the sooner to occur of (i) receipt by such Obligor of notice of such default from Administrative Agent or any Lender and (ii) the date on which such default first became known to such Obligor; provided, however, that such notice and opportunity to cure shall not apply in the case of any such default which is not capable of being cured or cured within such thirty (30) day period or was the result of any action taken or omitted by any Obligor while knowing that such action or omission would result in such default; or

(d) Representations. Any representation or warranty made by or on behalf of any Obligor in this Agreement (including, particularly, but without limitation, Section 7), or in any other Loan Document, that (i) if subject to a materiality, “Material Adverse Effect” or similar qualification, shall be untrue, incorrect, or misleading when made or deemed made or (ii) if not subject to a materiality, “Material Adverse Effect” or similar qualification, shall be untrue, incorrect, or misleading in any material respect when made or deemed made; or

(e) Revocation. Either: (i) any Obligor shall repudiate, revoke, or attempt to repudiate or revoke, in whole or in part, any of its Obligations hereunder or under any other Loan Document; or (ii) any Obligor shall deny or contest the validity or enforceability of this Agreement or any other Loan Document or all or any part of the Obligations or the existence perfection or priority of any Lien granted to Administrative Agent or any Lender as security for payment or performance of any Obligations; or

(f) Cessation of Lien. (i) This Agreement or any other Loan Document, or any material provision hereof or thereof, shall cease to be in full force or effect at any time after its execution and delivery for any reason (other than as expressly permitted hereunder or by waiver or release thereof by Administrative Agent, a LC Issuer, a Lender, the Lenders or a Bank Product Provider, as applicable, made in accordance herewith), it being understood that the application of any Write-Down and Conversion Powers by an EEA Resolution Authority (or the public announcement of the impending application of such powers) with respect to any liabilities of a Credit Party hereunder or under any Loan Document shall be deemed an Event of Default under this subsection (f); or (ii) after the entry of the Interim Financing Order, any Security Document (including this Agreement) shall for any reason fail or cease to create a valid, perfected, and, except to the extent permitted by the terms hereof or thereof, first-priority Lien in favor of Administrative Agent, for the benefit of the Secured Parties, on any Collateral purported to be covered thereby; or (iii) any Swap Agreement entered into between any Obligor or a Subsidiary, on the one hand, and Administrative Agent or any Lender (or any of their respective Affiliates), on the other hand, shall be terminated as a result of a default or event of default by such Obligor or Subsidiary, or otherwise is revoked; or

(g) Cross Default. Obligors or Subsidiaries, or any one or more of them, shall fail to make any payment in respect of outstanding Post-Petition Debt (other than the Obligations, to the extent described in subsection (a) above) and Post-Petition Cardinal Obligations (regardless of whether such obligations constitute Debt) having an aggregate outstanding principal amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) (determined singly or in the aggregate with other Debt of such Obligors or Subsidiaries similarly affected) when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt or Cardinal Obligations (including any required mandatory prepayment or “put” of such Debt to any such Person) or enables (or, with the giving of notice or passing of time or both, would enable) the holder(s) of such Debt or Cardinal Obligations or a commitment related to such Debt (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its normal expiration (including any required mandatory prepayment or “put” of such Debt to such Person), or there shall occur any default under any Bank Product Agreement (including any Swap Agreement) after the expiration of any applicable cure period set forth therein; or

(h) Judgment. (i) A judgment, order, or award for the payment of money shall be entered against any Obligor or Subsidiary in an amount which exceeds, individually or cumulatively with all unsatisfied judgments, orders, or awards against all the Obligors and Subsidiaries, an amount in excess of insurance coverage therefor (as provided by an underwriter acceptable to Administrative Agent, where such underwriter has admitted coverage in writing, and such insurance coverage otherwise fully complies in all respects with Section 8.3)) and the same shall remain undischarged, undismissed, and unstayed for more than thirty (30) days, to the extent payment thereof is not stayed in the Chapter 11 Cases; or (ii) any non-monetary judgment or order shall be rendered against any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or (iii) any order, judgment or decree shall be entered against any Obligor or Subsidiary decreeing the dissolution or split up of such Person and such order shall remain undischarged, unvacated, unbonded or unstayed for a period in excess of thirty (30) days; or (iv) any Person shall issue, order, or institute any levy upon, or attachment, garnishment, or other seizure of (A) any portion of the Collateral or (B) any other assets of any such Person having a value (at greater of cost or market) in excess of One Hundred Thousand and No/100 Dollars ($100,000.00); or

(i) Loss. Any Loss shall occur with respect to any Collateral having a value (determined, for purposes of this clause (i), as the greater of cost or market) in excess of insurance coverage therefor (as provided by an underwriter acceptable to Administrative Agent in its Permitted Discretion, where such underwriter has admitted coverage of such Loss in writing and such insurance coverage otherwise fully complies in all respects with Section 8.3); or

(j) Conduct. Other than as a result of the commencement of the Chapter 11 Cases, (i) any Obligor or Subsidiary shall be enjoined, restrained, or in any way prevented by any Governmental Authority from conducting all or any material part of its business; (ii) any Obligor or Subsidiary shall suffer the loss, revocation, or termination of any material license, permit, lease, or agreement necessary to its business; (iii) any cessation of any material part of the business of any Obligor or Subsidiary shall occur; (iv) any material default shall occur under any Material Contract (other than the payment default under the Cardinal Supply Agreement prior to the Petition Date) or any Material Contract is terminated before its stated maturity or not renewed; or (v) any strike, lockout, labor dispute, embargo, act of terrorism, or act of God, or other casualty shall occur which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Obligor or any Subsidiary shall occur, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(k) ERISA. (i) An ERISA Event shall occur with respect to any Plan that has resulted or could reasonably be expected to result in liability of an Obligor or an ERISA Affiliate to such Plan or to the PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any such Plan; or (ii) an Obligor or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (iv) any Plan or trust created under any Plan of any Obligor or any ERISA Affiliate shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; or (v) there shall be at any time a Lien imposed against the assets of any Obligor or ERISA Affiliate under Code Section 412 or ERISA Sections 302 or 4068;

(l) Indictment. An Obligor or, if applicable, any of its Responsible Officers is criminally indicted or convicted for either: (i) a felony committed in the conduct of an Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and illegal Exportation of War Materials Act) that results in, or could lead to, forfeiture of any Collateral or any other material Properties of any Obligor or; or

(m) Control. A Change of Control shall occur; or

(n) Bankruptcy Matters. The occurrence of any of the following in any of the Chapter 11 Cases:

(i) Any Credit Party shall fail to comply with any of the provisions of the DIP Financing Orders or any other order entered by the Bankruptcy Court;

(ii) Credit Parties shall fail to timely achieve any of the DIP Milestones, Real Estate Sale Milestones or Rx Sale Milestones or fail to comply in any material respect with any Sale Procedures Order or any Sale Approval Order;

(iii) any Credit Party shall breach any material provision of any Sale Agreement for assets with a purchase price of at least $100,000;

(iv) unless otherwise approved by Administrative Agent and Co-Collateral Agents, an order of the Bankruptcy Court shall be entered providing for a change in venue with respect to any Chapter 11 Case;

(v) any Credit Party shall make an expenditure not authorized by the DIP Budget, subject to the Permitted Variances;

(vi) a trustee shall be appointed in any of the Chapter 11 Cases;

(vii) a responsible officer or an examiner shall be appointed in any of the Chapter 11 Cases with enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

(viii) any of the Chapter 11 Cases shall be dismissed or converted to a case under Chapter 7, or the filing by any Credit Party of, or the failure of the Credit Parties to contest, a motion seeking such relief;

(ix) any Credit Party shall make a payment on account of a Pre-Petition Debt other than in accordance with an order of the Bankruptcy Court and permitted by the DIP Budget (subject to any Permitted Variances), including in connection with Adequate Protection Payments, in connection with the assumption of executory contracts and unexpired leases, or in respect of payroll and related expenses and employee benefits accrued as of the Petition Date;

(x) the Bankruptcy Court shall enter an order terminating the exclusive right of any Credit Party to file a Chapter 11 Plan;

(xi) any Credit Party shall obtain Bankruptcy Court approval of a disclosure statement for a Chapter 11 Plan other than an Acceptable Plan or a Confirmation Order shall be entered with respect to a Chapter 11 Plan (regardless of the proponent of such Chapter 11 Plan) if such Chapter 11 Plan is not an Acceptable Plan;

(xii) any Credit Party shall enter into an agreement for, or shall file (or support or fail to oppose) a motion seeking, or the Bankruptcy Court shall enter, an order authorizing, a sale of all or substantially all of any Credit Party’s assets for a cash price or other terms that will not result in Payment in Full of all Obligations and all Pre-Petition Lender Debt at the closing of such sale unless the terms are otherwise consented to in writing by Administrative Agent, Co-Collateral Agents and Required Lenders in their respective discretion;

(xiii) any Credit Party shall file a motion seeking authority to consummate a sale of assets of such Credit Party or any of its Subsidiaries (other than any such sale of assets that is permitted by the Loan Documents) outside the Ordinary Course of Business, or any sale of any part of the Collateral pursuant to Section 363 of the Bankruptcy Code, in each case without Administrative Agent’s, Co-Collateral Agents and Required Lenders’ prior written consent;

(xiv) any substantial part of any Credit Party’s assets, other than the Collateral, shall be sold by such Credit Party and, as a consequence of such sale, such Credit Party is not able to continue its liquidation of the Collateral as contemplated by the Milestones;

(xv) without the prior written consent of Administrative Agent, Co-Collateral Agents and Required Lenders, any Person shall file a motion to alter, amend, vacate, supplement, modify, or reconsider, in any respect, either of the DIP Financing Orders after entry by the Bankruptcy Court, or either of the DIP Financing Orders is amended, vacated, stayed, reversed or otherwise modified, whether on appeal or otherwise;

(xvi) the Bankruptcy Court shall enter an order granting Cardinal relief from the automatic stay to permit foreclosure on or repossession of any Collateral or other assets of any Credit Party;

(xvii) the Bankruptcy Court shall enter an order granting any Person, other than Administrative Agent, relief from the automatic stay to permit foreclosure on or repossession of any Collateral or other assets of any Credit Party, or to permit the commencement or continuation of Pre-Petition litigation against any Credit Party for any purpose other than to liquidate the amount of a disputed claim involving potential liability covered by insurance;

(xviii) an order shall be entered for the substantive consolidation of the Estate of any Credit Party with any other Person, unless such Person is another Credit Party, and such order granting substantive consolidation provides that the assets of such Credit Party shall remain subject to the Liens of Administrative Agent and Pre-Petition Agent securing the Obligations and the Pre-Petition Lender Debt, respectively;

(xix) any order is entered prohibiting or otherwise unduly restricting, or the Bankruptcy Court shall prohibit or otherwise unduly restrict, the ability of Pre-Petition Agent to credit bid the Pre-Petition Lender Debt;

(xx) the DIP Facility shall cease to be in full force and effect, the Bankruptcy Court shall declare the DIP Facility to be null and void, any Credit Party or a Committee shall contest the validity or enforceability of the DIP Facility, any Credit Party shall deny in writing that such Credit Party has any further liability or obligation under the DIP Facility, or Lenders shall cease to have the benefit of the Liens granted by either of the DIP Financing Orders;

(xxi) an order shall be entered by the Bankruptcy Court (A) avoiding or requiring disgorgement by Administrative Agent or any Lender of any amounts received in respect of the Obligations or the Pre-Petition Lender Debt, or (B) surcharging under Section 506(c) of the Bankruptcy Code any Collateral securing the Obligations or the Pre-Petition Obligations, or any Credit Party shall file a motion seeking such a surcharge;

(xxii) any Credit Party shall file any motion or other request with the Bankruptcy Court seeking authority to use any cash proceeds of the Collateral or the Pre-Petition Collateral or to obtain any financing under Section 364(d) of the Bankruptcy Code secured by a priming Lien, or Lien of equal priority with Administrative Agent’s Liens, upon any Collateral, in each case without Administrative Agent’s, Co-Collateral Agents’ and Required Lenders’ prior written consent;

(xxiii) the Bankruptcy Court enters any order in any of the Chapter 11 Cases granting to any Person (A) a Superpriority Claim (other than the Obligations) prior to Full Payment of the Obligations or (B) any Lien that has a priority pari passu with or senior to the Liens granted to Administrative Agent under the Loan Documents and the DIP Financing Orders;

(xxiv) any Credit Party or another party in interest on behalf of any Credit Party shall file any action, suit or other proceeding or contested matter challenging the validity, perfection or priority of any Liens of Pre-Petition Agent securing the Pre-Petition Lender Debt, or the validity or enforceability of any of the Pre-Petition Loan Documents, or asserting any Avoidance Claim against Pre-Petition Agent or any Pre-Petition Lender, or seeking to recover any monetary damages from Pre-Petition Agent or any Pre-Petition Lender;

(xxv) any Credit Party, the Committee or another party in interest on behalf of any Credit Party shall file any action, suit or other proceeding or contested matter challenging the validity, perfection or priority of any Liens of Administrative Agent securing the Obligations, or the validity or enforceability of any of the Loan Documents, or asserting any Avoidance Claim against Administrative Agent or any Lender, or seeking to recover any monetary damages from Administrative Agent, any Co-Collateral Agent or any Lender;

(xxvi) the Bankruptcy Court enters an order (x) upholding any challenge by the Committee to the validity, perfection or priority of any Liens of Pre-Petition Agent securing the Pre-Petition Lender Debt, or the validity or enforceability of any of the Pre-Petition Loan Documents, or asserting any Avoidance Claim against Pre-Petition Agent or any Pre-Petition Lender or (y) awarding monetary damages to the Committee from Pre-Petition Agent or any Pre-Petition Lender; or

(xxvii) or any Credit Party shall file a motion or other pleading seeking relief that, if granted, could reasonably be expected to result in the occurrence of an Event of Default (unless such relief, if granted (or the relevant transaction) would result in Payment in Full of the Obligations and the Pre-Petition Lender Debt immediately upon consummation of the matter addressed by such motion or pleading, whether pursuant to a Chapter 11 Plan or otherwise).

11.2 Remedies upon Default.

(a) Events of Default Generally. Immediately upon the occurrence of any Event of Default, subject to any limitations in the then applicable DIP Financing Order, Administrative Agent may (and, at the written direction of the Required Lenders, Administrative Agent shall) do one or more of the following at any time and from time to time:

(i) declare any Obligations immediately due and payable (other than Obligations under any Swap Agreements between an Obligor and Administrative Agent or any Lender (or any of their respective Affiliates), all of which shall be due in accordance with and governed by the provisions of such Swap Agreements), whereupon they shall be due and payable without diligence, presentment, demand, protest, or notice of any kind, all of which are hereby waived by Credit Parties to the fullest extent permitted by Applicable Law;

(ii) (A) refuse to make Loans, cease the issuance of any Letters of Credit, and refuse to make any other extensions of credit or grant any other financial accommodations to or for the benefit of any Credit Parties; (B) terminate, reduce, or further condition access to any Commitment; (C) without limiting the exercise of any such right existing hereunder prior to any Event of Default occurring, make any adjustment to the Borrowing Base (including by instituting additional Reserves); and (D) without limiting the exercise of any such right existing hereunder prior to any Event of Default occurring, ON DEMAND, require Credit Parties to Cash Collateralize LC Obligations, Bank Product Obligations, and other Obligations that are contingent or not yet due and payable (and, if Credit Parties do not, for whatever reason, provide such Cash Collateral ON DEMAND, Administrative Agent may provide such Cash Collateral with the proceeds of a Revolving Loan funded by itself and each Lender shall fund its Pro Rata Share thereof in accordance with Section 4.1, regardless of whether an Over Advance exists or would result therefrom or any condition precedent to the making of any such Loan has not been satisfied); and

(iii) exercise such other rights and remedies which may be available to it under this Agreement, the other Loan Documents, the DIP Financing Orders, any agreements relating to Bank Products, or under Applicable Law (including the rights of a secured party under the UCC).

(b) Safekeeping. In respect of its exercise of any rights and remedies regarding any Collateral, whether before or after an Event of Default exists, Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto, for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whatsoever, and the same shall be at all times at Credit Parties’ sole risk.

11.3 License. Each Credit Party hereby grants to Administrative Agent during the existence of any Event of Default an irrevocable, non-exclusive license or other right to use, license, or sublicense (without payment of any royalty or other compensation to such Credit Party or any other Person) any or all of such Credit Party’s Intellectual Property, computing hardware, brochures, promotional and advertising materials, labels, packaging materials, and other Property in connection with the advertising for sale or lease, marketing, selling, leasing, liquidating, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Each Credit Party’s rights and interests in and to any Intellectual Property shall inure to Administrative Agent’s benefit. Nothing contained herein is intended, or shall be construed, to limit the exercise of Administrative Agent’s rights and remedies respecting such Intellectual Property and other Properties, to the extent constituting Collateral.

11.4 Receiver. In addition to any other right and remedy available to it, subject to obtaining any required relief from the automatic stay in the Chapter 11 Cases, Administrative Agent, either on its own motion or upon the request of the Required Lenders, shall have the absolute right, during the existence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of any Credit Party and Subsidiaries, and Credit Parties hereby consent (for themselves and on behalf of the Subsidiaries) to such rights and such appointment and hereby waive any objection Credit Parties may have thereto or the right to have a bond or other security posted by Administrative Agent or any Lender in connection therewith.

11.5 Deposits; Insurance. Without limiting the exercise of any such right existing hereunder prior to any Event of Default occurring, Credit Parties (a) authorize Administrative Agent, during the existence of an Event of Default, to settle, collect, and apply against the Obligations any refund of insurance premiums or any insurance proceeds payable to any Credit Party on account of any Loss or otherwise and (b) irrevocably appoint Administrative Agent during the existence of an Event of Default as their attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

11.6 Remedies Cumulative. All rights and remedies of Administrative Agent or any other Secured Party contained herein, in the other Loan Documents, in the DIP Financing Orders, under the UCC, and under Applicable Law upon the occurrence of any Event of Default are cumulative and not in derogation or substitution of each other. In particular, the foregoing rights and remedies of Administrative Agent and the other Secured Parties may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Administrative Agent or the other Secured Parties may have, whether under any Loan Document, the DIP Financing Orders, the UCC, Applicable Law and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Obligor of this Agreement or any of the other Loan Documents. Administrative Agent and the other Secured Parties may at any time or times, proceed directly against any Obligor to collect the Obligations without prior recourse to any other Obligor the Collateral. All rights and remedies of Administrative Agent and the other Secured Parties shall continue in full force and effect until Payment in Full of all Obligations.

SECTION 12

ADMINISTRATIVE AGENT

12.1 Appointment, Authority, and Duties of Administrative Agent and Co-Collateral Agents; Professionals.

(a) Appointment and Authority. Each Lender, LC Issuer and other Secured Party hereby irrevocably appoints Regions Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to (i) take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto and (ii) enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all Security Documents for Administrative Agent’s benefit and the Pro Rata benefit of the Lenders, all of which shall be binding upon the Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as Administrative Agent each Loan Document, including any Intercreditor Agreement or Subordination Agreement, and accept delivery of each Loan Document from any Borrower or other Person; (iii) act as collateral agent for the Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) except for duties expressly delegated to any Co-Collateral Agent, manage, supervise, or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law, or otherwise. Subject to Section 15.2(a)(iv)(C) and the Co-Collateral Agent Rights Agreement, Administrative Agent shall be authorized to determine whether any Accounts, General Intangibles or Inventory constitute Eligible Credit Card Receivables, Eligible Pharmacy Receivables, Eligible Pharmacy Scripts or Eligible Inventory or whether to impose or release any Reserve, which determinations and judgments, if exercised in Good Faith, shall exonerate Administrative Agent and Co-Collateral Agents from liability to any other Secured Party or other Person for any error in judgment. Each Lender and LC Issuer irrevocably appoints each of Regions Bank and Bank of America, N.A. as a Co-Collateral Agent and authorizes each such Person to take such actions on such Lender’s or LC Issuer’s, as applicable, behalf and to exercise such powers as are delegated to a Co-Collateral Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” (or any other similar nomenclature) herein or in any other Loan Documents with reference to

Administrative Agent or any Co-Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Duties; Delegation. The duties of Administrative Agent and Co-Collateral Agents shall be ministerial and administrative in nature, and neither Administrative Agent nor any Co-Collateral Agent shall have any duties or obligations except those expressly set forth in this Agreement or the other Loan Documents. Neither Administrative Agent nor any Co-Collateral Agent shall have a fiduciary relationship with any Lender, LC Issuer, Secured Party, Participant or other Person, whether by reason of this Agreement or any other Loan Document or any transaction relating hereto or thereto or otherwise, and regardless of whether a Default or Event of Default exists. The conferral upon Administrative Agent or any Co-Collateral Agent of any right shall not imply a duty on Administrative Agent’s or such Co-Collateral Agent’s part to exercise such right, unless instructed to do so by Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in Section 15.2) in accordance with this Agreement. Administrative Agent and Co-Collateral Agents each may perform its duties through agents, employees and other Related Parties and Administrative Agent may consult with and employ Administrative Agent Professionals and shall be entitled to act upon (or refrain from acting), and shall be fully protected in any action taken (or omitted to be taken) in Good Faith reliance upon, any advice given by any Administrative Agent Professional. Neither Administrative Agent nor any Co-Collateral Agent shall be responsible for the negligence or misconduct of any agents, employees, other Related Parties or, in the case of Administrative Agent, Administrative Agent Professionals selected by it. Except as otherwise may be expressly set forth herein or in any of the other Loan Documents, neither Administrative Agent nor any Co-Collateral Agent shall have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or as Co-Collateral Agent or any of its agents, employees, other Related Parties or, in the case of Administrative Agent, Administrative Agent Professionals in any capacity.

(c) Instructions of Required Lenders. The rights and remedies conferred upon Administrative Agent or any Co-Collateral Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Administrative Agent and Co-Collateral Agents each may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with this Agreement or any other Loan Document and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 against all Claims which could be incurred by Administrative Agent or such Co-Collateral Agent in connection with any act (or failure to act). Administrative Agent and each Co-Collateral Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and neither Administrative Agent nor any Co-Collateral Agent shall incur liability to any Person by reason of so refraining. Instructions of the Required Lenders shall be binding upon all Lenders, and no Lender or any other Person shall have any right of action whatsoever against Administrative Agent or any Co-Collateral Agent as a result of Administrative Agent’s or such Co-Collateral Agent’s acting or refraining from acting in accordance with the instructions of the Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders (except any Defaulting Lender) shall be required in the circumstances described in Section 15.2(a)(iv). The Required Lenders, without the prior written consent of each Lender, may not direct Administrative Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans or terminate the Commitments of one Lender without terminating the Commitments of all Lenders. Neither Administrative Agent nor any Co-Collateral Agent shall be required to take any action which, in its opinion, or in the opinion of its legal counsel, is contrary to Applicable Law or any Loan Document or could subject any Administrative Agent Indemnitee or any Co-Collateral Agent to liability, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law.

(d) Legal Representation of Administrative Agent. In connection with the negotiation, drafting and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to any amendments, waivers, consents or other modifications to this Agreement or any other Loan Documents, or the administration or enforcement hereof or thereof, Parker, Hudson, Rainer & Dobbs LLP has represented, and such law firm (or its successors serving in such capacity) shall represent, only Regions Bank, in its capacity as Administrative Agent, a Co-Collateral Agent, a LC Issuer and a Lender or other Secured Party, and not any other Lender, Co-Collateral Agent, LC Issuer or other Secured Party.

12.2 Guarantors and Collateral; Intercreditor Agreements; and Field Examination Reports.

(a) Lien Releases; Release of Guarantors; Care of Collateral. Each Secured Party authorizes Administrative Agent to (i) release any Lien with respect to any Collateral (A) upon Payment in Full of the Obligations or (B) that is the subject of an Asset Disposition which Borrower Representative certifies in writing to Administrative Agent and Co-Collateral Agents is a Permitted Asset Disposition (and Administrative Agent may rely conclusively on any such certificate without further inquiry), (ii) subordinate its Liens in any Collateral in favor of any other Lien if Borrower Representative certifies that such other Lien is a Permitted Lien entitled to priority over Administrative Agent’s Liens (and Administrative Agent may rely conclusively on any such certificate without further inquiry) and (iii) release any Guarantor from its obligations under this Agreement and the other Loan Documents if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder or thereunder. Administrative Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor or any other Person, or is cared for, protected, insured or encumbered, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under this Agreement or any other Loan Document pursuant to this Section 12.2(a).

(b) Possession of Collateral. Administrative Agent and the Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or under Article 9 Control of such Lender, to the extent such Liens are perfected by possession or Article 9 Control. If any Lender obtains possession or Article 9 Control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request (but, in any case, within five (5) Business Days) deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

(c) Reports. Upon any such Person’s request therefor, Administrative Agent shall promptly forward to the Co-Collateral Agents, each LC Issuer and each Lender, when complete, copies of any field audit, field examination, or appraisal report prepared by or for Administrative Agent with respect to any Credit Party or Subsidiary or any Collateral (each, a “Report”). Each Co-Collateral Agent, each LC Issuer and each Lender agrees (i) that neither Regions Bank nor Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any Report; (ii) that the Reports are not intended to be comprehensive audits or examinations of any Person, thing, or matter and that Administrative Agent or any other Person performing any such audit, examination, or appraisal will inspect only specific information regarding the subject matter thereof and will rely significantly upon the books and records, as well as upon representations of, the Persons (and their officers and employees) subject to such audit, examination, or appraisal; and (iii) to keep all Reports confidential in accordance with Section 15.14 and, without limitation thereof, not to distribute any Report (or the contents thereof) to any Person (except to such Person’s Participants, attorneys, and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each of the Co-Collateral Agents, LC Issuers and the Lenders agrees to indemnify, defend and hold harmless Administrative Agent and any other Person preparing a Report (excepting therefrom any Obligor) from any action such LC Issuer or such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising in connection with any third parties that obtain any information contained in a Report through such LC Issuer or such Lender.

(d) Rights of Individual Secured Parties. Anything contained in any of the Loan Documents to the contrary notwithstanding, each of the Credit Parties, Administrative Agent and each other Secured Party hereby acknowledge and agree that (i) no Secured Party except Administrative Agent shall have any power, right or remedy hereunder individually to realize upon any of the Collateral or to enforce this Agreement or any other Loan Document, it being understood and agreed that all such powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, Administrative Agent or any other Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of the Secured Parties (but not any of the other Secured Parties in their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition.

(e) Intercreditor Agreements. Lenders, LC Issuers and the other Secured Parties each acknowledges and agrees that the Cardinal Intercreditor Agreement and any consent, filing or other action with respect thereto is or, as applicable, will be binding upon it. Each of the Lenders, LC Issuers and each of the Secured Parties hereby (i) acknowledges that it has received a copy of the Cardinal Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Cardinal Intercreditor Agreement and (iii) reaffirms its prior authorizations and instructions to the Administrative Agent to enter into the Cardinal Intercreditor Agreement.

12.3 Reliance By Administrative Agent and Co-Collateral Agents. Administrative Agent and Co-Collateral Agents each shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, facsimile, Internet or intranet website posting, or other distribution), or any statement made to it (orally or otherwise) which is believed by it to be genuine and to have been made, signed, sent, or otherwise authenticated, as applicable, by the proper Person. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer in accordance with Section 15.1 before the making of such Loan or the issuance of such Letter of Credit. Administrative Agent and Co-Collateral Agents each may consult with legal counsel (who may be counsel for Borrowers), independent accountants and, in the case of Administrative Agent, other Administrative Agent Professionals selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.4 Action Upon Default. Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing and shall not be deemed to have knowledge of any Default or Event of Default unless, in its capacity as a Lender it has actual knowledge thereof, or it has received written notice from any other Lender or any Credit Party specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Administrative Agent and the other Lenders thereof in writing specifying in detail the nature thereof. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales, or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Borrower where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5 Indemnification of Administrative Agent Indemnitees. EACH SECURED PARTY SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS ADMINISTRATIVE AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY ADMINISTRATIVE AGENT INDEMNITEE, PROVIDED SUCH CLAIM RELATES TO OR ARISES FROM AN ADMINISTRATIVE AGENT INDEMNITEE’S ACTING AS OR FOR ADMINISTRATIVE AGENT (IN ITS CAPACITY AS ADMINISTRATIVE AGENT). In Administrative Agent’s discretion, it may reserve for any such Claims made against an Administrative Agent Indemnitee and may satisfy any judgment, order, or settlement relating thereto, from proceeds of Collateral before making any distribution of Collateral proceeds to any other Secured Parties. If Administrative Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession, or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs, and expenses (including attorneys’ fees) incurred in the defense of same, shall be reimbursed to Administrative Agent by each Lender to the extent of its Pro Rata Share. All payment obligations under this Section 12.5 shall be due and payable ON DEMAND, together with interest thereon, computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues, for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Revolving Loans until such defaulted sum is Paid in Full.

12.6 Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable for any action taken or not taken by it under any Loan Document (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in Good Faith shall be necessary, under the circumstances as provided in Section 15.2) or (b) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment binding on Administrative Agent. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or any Secured Party of any obligations under the Loan Documents. Administrative Agent does not make to Lenders any express or implied warranty, representation, or Guarantee with respect to any Obligations, Collateral, Loan Documents, or Borrower. No Administrative Agent Indemnitee shall be responsible to any Secured Party for (a) any recitals, statements, information, representations, or warranties contained in any Loan Documents; (b) the execution, validity, genuineness, effectiveness, or enforceability of any Loan Documents; (c) the genuineness, enforceability, collectibility, value, sufficiency, location, or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (d) the validity, enforceability or collectibility of any Obligations; or (e) the assets, liabilities, financial condition, results of operations, business, creditworthiness, or legal status of any Credit Party or Account Debtor. No Administrative Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein or in any other Loan Document. Administrative Agent shall have no liability with respect to the administration, submission or any other matter related to the rates in the definition of LIBOR Index Rate or with respect to any comparable or successor rate thereto.

12.7 Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving at least thirty (30) days prior written notice thereof to Lenders and Borrowers. Upon receipt of such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent which shall be (i) a Lender or an Affiliate of a Lender (in each case excluding Defaulting Lenders) or (ii) a commercial bank that is organized under the laws of the United States or any state or district thereof, or an Affiliate of such bank. If no successor agent is appointed before the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint a successor agent meeting the qualifications set forth above, provided that if Administrative Agent shall notify Borrowers and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by Administrative Agent on behalf of the Lenders or LC Issuers under any of the Loan Documents the retiring Administrative Agent shall continue to hold such Collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications, and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and each LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon acceptance by a successor Administrative Agent of an appointment to serve as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 12.7) but shall continue to have the benefits of the indemnification set forth in Section 12.5, 15.3, and 15.4. Notwithstanding any Administrative Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Administrative Agent. Any successor to Regions Bank by merger or acquisition of Equity Interests or its Loans hereunder shall continue to be Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above. Any Co-Collateral Agent may resign at any time by giving prior written notice thereof to Administrative Agent, Lenders and Borrowers.

12.8 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Administrative Agent may, with prior written consent of the Co-Collateral Agents (not to be unreasonably withheld, conditioned or delayed) appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If

Administrative Agent appoints a collateral agent or co-collateral agent, then, subject to the terms of any such appointment, each right and remedy intended to be available to Administrative Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Administrative Agent. Lenders shall execute and deliver such documents as Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign, or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Secured Party acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Secured Party, or any of their respective Related Parties, and based upon such documents, information, and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans, issue Letters of Credit, participate in LC Obligations hereunder, make or participate in other credit extensions to Obligors hereunder and grant other financial accommodations to or on behalf of any Obligor pursuant hereto. Each Secured Party has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender believes necessary. Each Secured Party further acknowledges and agrees that the other Secured Parties, including Administrative Agent, or any of their respective Related Parties, have made no representations or warranties concerning any Obligor or Subsidiary, any Collateral, or the legality, validity, sufficiency, or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon the other Secured Parties, including Administrative Agent and or any of their respective Related Parties, and based upon such financial statements, documents, and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, issuing Letters of Credit, participating in LC Obligations, making or participating in other credit extensions to Obligors and granting other financial accommodations to or on behalf of any Obligor and in taking or refraining from any action under any Loan Documents. Except as expressly required hereby and except for notices, reports, and other information expressly requested by a LC Issuer or any Lender, neither Administrative Agent nor any Co-Collateral Agent shall have any duty or responsibility to provide any LC Issuer, any Lender or any other Secured Party with any notices, reports, or certificates furnished to Administrative Agent or any Co-Collateral Agent by any Obligor or Subsidiary or any credit or other information concerning the affairs, financial condition, business, or Properties of any Obligor or Subsidiary which may come into possession of Administrative Agent, such Co-Collateral Agent or any of their Affiliates.

12.10 Remittance of Payments.

(a) Remittances Generally. All payments by any Lender to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 11:00 a.m. on a Business Day, payment shall be made by such Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Lender shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such Lender under the Loan Documents. From and after the due date for payment by Lenders, such payment shall bear interest computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues, for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Revolving Loans until such defaulted sum is Paid in Full.

(b) Failure to Pay. If any Lender fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Administrative Agent.

(c) Recovery of Payments. If Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from each Secured Party that received it. If Administrative Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Administrative Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Administrative Agent to any Obligations are later required to be returned by Administrative Agent pursuant to Applicable Law, each Lender shall pay to Administrative Agent, ON DEMAND, such Lender’s Pro Rata Share of the amounts required to be returned in accordance with Section 4.1. together with interest thereon, computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues, for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Revolving Loans until such defaulted sum is Paid in Full.

12.11 Administrative Agent in its Individual Capacity; Each Co-Collateral Agent in its Individual Capacity. As a Lender, Administrative Agent and each Co-Collateral Agent shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” or any similar term, as and when used herein or in any other Loan Document, unless otherwise expressly provided, shall include Administrative Agent and Co-Collateral Agents each in its capacity as a Lender. Each of Administrative Agent and its Affiliates and each Co-Collateral Agent and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, be a Bank Product Provider to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Borrowers and their Affiliates, as if Administrative Agent or such Collateral Agent were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Administrative Agent and its Affiliates and each Co-Collateral Agent and its Affiliates may receive information regarding Borrowers, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Administrative Agent and its Affiliates and each Co-Collateral Agent and its Affiliates shall be under no obligation to provide such information to Lenders if acquired in such individual capacity and not as Administrative Agent or Co-Collateral Agent hereunder.

12.12 Administrative Agent Titles. Each Lender, other than Administrative Agent or a Co-Collateral Agent, that is designated (on the cover page of this Agreement or otherwise) by Administrative Agent as an “Arranger,” “Documentation Agent,” or “Syndication Agent” or words of similar type or effect shall not have any right, power, responsibility, or duty under any Loan Documents other than those applicable to all Lenders and shall in no event be deemed to have any fiduciary relationship with any other Lender or Secured Party.

12.13 Bank Product Providers. Notwithstanding any term of this Agreement or any other Loan Document to the contrary, Bank Product Obligations owed to any Lender (other than any owed to Regions Bank and its Affiliates or any Co-Collateral Agent and its Affiliates) shall be excluded from the benefits of clauses eighth and ninth of Section 5.5(a) unless such Lender, in its capacity as a Bank Product Provider, has delivered to Administrative Agent a Secured Party Designation Notice in respect thereof; provided, that each holder of Bank Product Obligations not party to this Agreement as a Lender (other than any Affiliate of Regions Bank or a Co-Collateral Agent) shall be excluded from all benefits of this Agreement and the other Loan Documents, including Section 5.5(a), unless such Bank Product Provider has delivered to Administrative Agent a Secured Party Designation Notice in regard thereto; provided, further, that, unless otherwise approved by Administrative Agent, no Secured Party Designation Notice may be delivered by any Lender or other Person (other than an Affiliate of Regions Bank or a Co-Collateral Agent) to Administrative Agent if an Event of Default then exists. Each Bank Product Provider not a party to this Agreement as a Lender (other than any Affiliate of Regions Bank or a Co-Collateral Agent), by its delivery of any such Secured Party Designation Notice, shall be deemed to have agreed to be bound by this Agreement and the other Loan Documents in relation to its Bank Products identified in such notice, to have agreed to perform in accordance with its terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank Product Provider, and to have appointed and authorized Administrative Agent to act as its agent in connection therewith to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto. Each holder of Bank Product Obligations (including any not otherwise a party hereto) shall indemnify, defend and hold harmless Administrative Agent Indemnitees, to the extent not reimbursed by Credit Parties, against all Claims that may be incurred by or asserted against any Administrative Agent Indemnitee in connection with the Bank Product Obligations of such Bank Product Provider. Anything contained in this Agreement or any of the other Loan Documents to the contrary notwithstanding, no Bank Product Provider, in its capacity as such, will create (or be deemed to have created) in its favor any rights in connection with the management or release of any Collateral or of the Obligations of any Borrower or any other Credit Party under the Loan Documents except as otherwise may be expressly provided herein or in the other Loan Documents. Furthermore, it is understood and agreed that each Bank Product Provider, in its capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Loan Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Loan Documents), other than in its capacity (if any) as a Lender and, in any event, only as expressly provided herein or therein.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Administrative Agent, LC Issuers, Lenders and the other Secured Parties and shall survive Payment in Full of the Obligations. This Section 12 does not confer any rights or benefits upon Credit Parties, any Obligor or any other Person, and no Credit Party, Obligor or other Person shall have any standing to enforce this Section 12. As between Credit Parties and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by LC Issuers, the Lenders and the other Secured Parties, as applicable.

12.15 Certifications From Lenders and Participants; PATRIOT Act; No Reliance.

(a) PATRIOT Act Certifications. Each Lender or assignee or Participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender, assignee or Participant is not a “shell” and certifying to other matters as required by Section 313 of the PATRIOT Act and the applicable regulations: (1) within ten (10) days before the Closing Date, and (2) as such other times as are required under the PATRIOT Act.

(b) No Reliance. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, Participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR Section 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

12.16 Credit Bidding.

The holders of the Obligations hereby irrevocably authorize Administrative Agent, acting at the direction of the Required Lenders, to credit bid all or any portion of the Obligations or Pre-Petition Lender Debt (including accepting some or all of the Collateral in satisfaction of all or some of the Obligations or Pre-Petition Lender Debt pursuant to a deed in lieu of foreclosure, strict foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including Sections 363, 1123 or 1129 thereof, or any similar Applicable Law in any other jurisdictions to which a Credit Party is subject, or (b) at any sale or foreclosure or acceptance of collateral in lieu of Debt conducted by (or with the consent of, or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations and Pre-Petition Lender Debt owed to the holders thereof may be credit bid on a ratable basis (with Obligations and Pre-Petition Lender Debt with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or Debt instruments of the acquisition vehicle(s) used to consummate such purchase). In connection with any such credit bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle(s) (provided that any actions by Administrative Agent with respect to such acquisition vehicle(s), including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of the Commitments and (iii) to the extent that any Obligations or Pre-Petition Lender Debt that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (whether as a result of another bid being higher or better, because the amount of Obligations or Pre-Petition Lender Debt assigned to the acquisition vehicle exceeds the amount of Debt which is credit bid by the acquisition vehicle or otherwise), such Obligations or Pre-Petition Lender Debt shall automatically be reassigned to the holders of the Obligations or, as applicable, Pre-Petition Lender Debt pro rata and the Equity Interests or Debt instruments issued by any acquisition vehicle on account of the Obligations or Pre-Petition Lender Debt that had been assigned to the acquisition vehicle shall automatically be cancelled without the need for any Lender or any acquisition vehicle to take any further action.

SECTION 13

ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns.

(a) Binding Effect. Subject to Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the Closing Date. Thereupon, the provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Documents except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 13.1, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 13.1 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 13.1; and any other attempted assignment or transfer by any party hereto shall be null and void ab initio. Nothing in this Agreement or any other Loan Document, whether expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 13.1 and, to the extent expressly contemplated hereby, the Indemnitees and any other express third party beneficiaries) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it) and the other Loan Documents; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least to the amounts specified in subsection (b)(i)(B) of this Section 13.1 in the aggregate) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any event not described in subsection (b)(i)(A) of this Section 13.1, the aggregate amount of the Commitments (which for this purpose includes Loans and Obligations in respect thereof outstanding thereunder) or, if any of the Commitments are not then in effect, the principal outstanding balance of the Loans and other Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent or, if a “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than Five Million and No/100 Dollars ($5,000,000.00), in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, unless Administrative Agent otherwise consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and, unless otherwise agreed to by Administrative Agent and Lenders when an Event of Default exists, the Pre-Petition Credit Agreement with respect to the Commitments and Loans and Pre-Petition Lender Debt assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 13.1 and, in addition thereto:

(A) the consent of Administrative Agent shall be required for assignments hereunder if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(B) the consent of the LC Issuers shall be required for any assignment in respect of any Revolving Commitment; and

(C) the consent of the Swing Line Lender shall be required for any assignment in respect of any Revolving Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee in an amount determined by Administrative Agent, unless waived, in whole or in part by Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and any applicable tax forms as required under Section 14.3(g).

(v) No Assignment to Certain Persons. Unless otherwise agreed to by Administrative Agent and Lenders at any time that an Event of Default exists, no such assignment shall be made by any Lender to (A) any Borrower or other Credit Party or any of a Borrower’s or a Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sub-clause (v).

(vi) No Assignment to Natural Persons. Unless otherwise agreed to by Administrative Agent and Lenders at any time that an Event of Default exists, no such assignment shall be made by any Lender to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Borrower Representative and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each LC Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section 13.1, then, the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 13.1, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 14.2, Section 14.3 and Section 15.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Borrowers will execute and deliver on request, at their own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to any Person (other than a natural Person or a Borrower or other Credit Party or any of a Borrower’s or other Credit Party’s Affiliates or Subsidiaries) (subject to the foregoing prohibitions, each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that, notwithstanding the sale of such participation, (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrowers, Administrative Agent, the LC Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.3 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (iii) and (iv) of Section 15.2(a) that affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 14.1, 14.2 and 14.3 (subject to the requirements and limitations therein, including the requirements under Section 14.3 (it being understood that the documentation required under Section 14.3 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 14.4 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 14.2 or 14.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation pursuant hereto agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 14.4 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 15.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14

YIELD PROTECTION

14.1 LIBOR Index Rate Unavailability.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any date after the Closing Date that (i) reasonable and adequate means do not exist for ascertaining the LIBOR Index Rate on the basis provided for in the definition of LIBOR Index Rate, or (ii) the LIBOR Scheduled Unavailability Date has occurred, Administrative Agent shall on such date give notice to Borrower Representative and each Lender of such determination, whereupon the Base Rate shall be calculated without reference to the LIBOR Index Rate component of the Base Rate until such time as Administrative Agent notifies Borrower Representative and Lenders that the circumstances giving rise to such notice no longer exist.

(b) Illegality or Impracticability of LIBOR Index Rate. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation by such Lender with Administrative Agent) that the determination of the LIBOR Index Rate (i) has become unlawful as a result of compliance by such

Lender in Good Faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” for purposes hereof and it shall on that day give notice to Borrower Representative and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter, the Base Rate shall be determined without reference to the LIBOR Index Rate component of the Base Rate.

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) LIBOR Replacement Rate. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, but without limiting subsections (a) or (b) of this Section 14.1, if Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), or Borrower Representative or Required Lenders shall notify Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower Representative) that Borrowers or Required Lenders (as applicable) shall have determined (which determination likewise shall be final and conclusive and binding upon all parties hereto), that (i) the circumstances described in Section 14.1(a)(i) have arisen and that such circumstances are unlikely to be temporary, (ii) the relevant administrator of LIBOR or a Governmental Authority having or purporting to have jurisdiction over Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining interest rates for loans in the applicable currency (such specific date, the “LIBOR Scheduled Unavailability Date”), or (iii) syndicated credit facilities among national and/or regional banks active in leading and participating in such facilities currently being executed, or that include language similar to that contained in this Section 14.1(h), are being executed or amended (as applicable) to incorporate or adopt a new interest rate to replace LIBOR for purposes of determining interest rates for loans in the applicable currency, then, reasonably promptly after such determination by Administrative Agent or receipt by Administrative Agent of such notice from Borrower Representative or the Required Lenders, as applicable, Administrative Agent and Borrowers may amend this Agreement to replace LIBOR with an alternate interest rate, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative interest rates (any such proposed rate, a “LIBOR Replacement Rate”), and make such other related changes to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to give effect to the provisions of this Section 14.1(h) (provided, that any definition of the LIBOR Replacement Rate shall specify that in no event shall such LIBOR Replacement Rate be less than zero for purposes of this Agreement) and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders do not accept such amendment. The LIBOR Replacement Rate shall be applied in a manner consistent with market practice at such time; provided that, in each case, to the extent that market practice at such time is not administratively feasible for Administrative Agent, such LIBOR Replacement Rate shall be applied as otherwise determined by Administrative Agent in Good Faith (it being understood that any such modification to application by Administrative Agent made as so determined shall not require the consent of, or consultation with, any of the Lenders). For the avoidance of doubt, the parties hereto agree that unless and until a LIBOR Replacement Rate is determined and an amendment to this Agreement is entered into to effect the provisions of this Section 14.1(h), if the circumstances under clauses (i) and (ii) of this Section 14.1(h) exist, the provisions of subsections (a) and (b) above to this Section 14.1 shall apply.

14.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Index Rate) or LC Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such LC Issuer or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, Credit Parties will pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender (including Swing Line Lender) or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swing Line Loans held by, such Lender, or the Letters of Credit issued by such LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time Credit Parties will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section 14.2 and the circumstances giving rise thereto shall be delivered to Borrower Representative and shall be conclusive absent manifest error. In the absence of any such manifest error, Credit Parties shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section 14.2 shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Credit Parties shall not be required to compensate a Lender or LC Issuer pursuant to this Section 14.2 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or LC Issuer, as the case may be, delivers to Borrowers the certificate referenced in Section 14.2(c) and notifies Borrower Representative of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

14.3 Taxes.

(a) Certain Terms. For purposes of this Section 14.3, and without limitation, the term “Lender” shall include LC Issuer and the term “Applicable Law” shall include FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as otherwise may be required by Applicable Law. If any Applicable Law (as determined in the Good Faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then, the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then, the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 14.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification. (i) The Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 14.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower Representative by a Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Lender Indemnity. Each Lender shall severally indemnify Administrative Agent and make payment to Administrative Agent within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 14.3, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment satisfactory to Administrative Agent.

(g) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and Administrative Agent, at the time or times reasonably requested by Borrower Representative or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Representative or Administrative Agent as will enable Borrower Representative or Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower Representative and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in form and content satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E, as applicable) ; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower Representative or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower Representative and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its discretion exercised in Good Faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 14.3 (including by the payment of additional amounts pursuant to this Section 14.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 14.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 14.3 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

14.4 Mitigation Obligations; Designation of a Different Lending Office.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 14.2, or requires Borrowers to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 14.3, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 14.2 or Section 14.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment ON DEMAND.

(b) Replacement of Lenders. If any Lender requests compensation under Section 14.2, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 14.4(a), or if any Lender is a Defaulting Lender, then, Administrative Agent may, at Borrowers’ expense, upon notice to such Lender and Borrower Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 14.2 or Section 14.3) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment); provided that: (i) Borrowers shall pay to Administrative Agent the assignment fee specified in Section 13.1(b)(iv); (ii) such Lender shall receive payment of an amount equal to the outstanding principal of its Loans and participations in LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 14.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 14.2 or payments required to be made pursuant to Section 14.3, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Applicable Law. Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 15

MISCELLANEOUS

15.1 Notices.

(a) Notices Generally. Except as provided in subsection (b) of this Section 15, all notices and other communications provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, as follows:

(i) if to Administrative Agent, Borrowers, Borrower Representative or any other Credit Party, to the address, telecopier number or electronic mail address specified in Appendix B:

(ii) if to any Co-Collateral Agent, any Lender, any LC Issuer or Swing Line Lender, to the address, telecopier number or electronic mail address in its Administrative Questionnaire on file with Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) of this Section 15, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Co-Collateral Agents, the Lenders and LC Issuers hereunder or under any other Loan Document may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures adopted or approved by Administrative Agent from time to time, provided that the foregoing shall not apply to notices to any Co-Collateral Agent, Lender or LC Issuer if such Co-Collateral Agent, Lender or LC Issuer, as applicable, has notified Administrative Agent and Borrower Representative that it is incapable of receiving such notices and other communications by electronic communication. Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures adopted or approved by it, provided that adoption or approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient

(c) Change of Address, Etc. Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder and under any other Loan Documents by written notice to the other parties hereto in the manner prescribed in subsection (a) above.

(d) Platform.

(i) Each Credit Party agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the LC Issuers and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”), at Borrowers’ expense. “Communications” (as used in this subsection (d)) means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any of its Related Parties, including Administrative Agent Professionals (individually, an “Agent Party,” and, collectively, the “Agent Parties”), any Lender or any LC Issuer by means of electronic communications pursuant to this Section 15.1, including through the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim any liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall any Agent Party have any liability to Borrowers or the other Credit Parties, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, punitive, incidental, exemplary or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any other Credit Party’s or Administrative Agent’s transmission of Communications through the Platform.

(iii) Each Credit Party further agrees that certain of the Lenders may not wish to receive material non-public information with respect to the Credit Parties or their securities (each, to such extent, a “Public Lender”). The Credit Parties shall be deemed to have authorized the Agent Parties and the Lenders to treat any Communications marked “PUBLIC” as not containing any material non- public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws. All Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). The Agent Parties, the Credit Parties and the Lenders shall treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(iv) Each Public Lender agrees to cause at least one delegate at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to Communications that are not made available through the “Public Side” portion of the Platform and that may contain material non-public information with respect to any Credit Party or its securities for purposes of United States federal or state securities laws.

15.2 Amendments.

(a) Consent; Amendment; Waiver. None of this Agreement, any other Loan Document or any term hereof or thereof may be amended orally, but only by an instrument in writing signed by the Required Lenders, or in the case of Loan Documents executed by Administrative Agent (and not the other Lenders), signed by Administrative Agent and approved by the Required Lenders and, in the case of an amendment, also by Credit Parties (or Borrower Representative acting on their behalf); provided, however, that:

(i) without the prior written consent of Administrative Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties, or discretion of Administrative Agent; and without the prior written consent of Swing Line Lender and Administrative Agent, no amendment or waiver with respect to the provisions of Section 2.3 shall be effective;

(ii) without the prior written consent of each LC Issuer and Administrative Agent, no modification shall be effective with respect to any LC Obligations, the definitions of “LC Conditions” or “Defaulting Lender” (except to be more inclusive of the facts and circumstances which cause a Lender to become a Defaulting Lender) or the terms of Sections 2.4 and 6.2(e) or which constitutes a waiver of any LC Condition or the condition precedent set forth in Section 6.2(e) (to the extent it relates to the issuance of or any amendment or other modification of or to a Letter of Credit);

(iii) without the prior written consent of each Lender directly affected thereby including a Defaulting Lender but subject to Section 14.1(h), no modification shall be effective that would (A) increase the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 2.1(c)); (B) reduce the amount of, or waive, delay or extend the payment of, or forgive the payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of Borrowers to pay interest at the Default Rate during the existence of an Event of Default; (C) extend the Stated Revolving Commitment Termination Date; (D) make (or permit the payment of) any Loan, interest, fee or other amount payable hereunder or under any other Loan Document in any currency other than a currency expressly provided herein or in any other Loan Document for such payment; or (E) amend or otherwise modify this clause (iii);

(iv) without the prior written consent of all Lenders (except, subject to clause (iii) above, a Defaulting Lender), no modification shall be effective that would (A) amend, waive, or alter the application of payments or obligations of Administrative Agent, any LC Issuer or any Lender under Section 5.5 or Section 5.6 (except to the extent provided in Section 4.2); (B) amend or waive the provisions of this Section 15.2(a); (C) amend the definitions of “Pro Rata,” “Pro Rata Share,” or “Required Lenders” (and any defined terms used in each such definition) or any other provision of this Agreement or any other Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) release all or substantially all of the Collateral, except to the extent expressly permitted by the terms hereof or of any Security Document relative thereto; (E) release any Obligor from liability for any Obligations, except to the extent expressly permitted by the terms hereof or of any Loan Document evidencing such liability; (F) contractually subordinate any of Administrative Agent’s Liens in and to the Collateral, except to the extent expressly permitted by the terms hereof; or (G) contractually subordinate the payment of any Obligations to any other Debt;

(v) without the prior written consent of all Lenders (except a Defaulting Lender), increase the advance rates or amend the definition of “Borrowing Base” (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability; provided that the foregoing shall not impair the ability of Administrative Agent to add, remove, reduce or increase any Reserves;

(vi) without the prior written consent of each Lender, no amendment, waiver or consent with respect to any provision of Section 13 of the Security Agreement shall be effective or, without the prior written consent of each Co-Collateral Agent, no amendment, waiver or consent with respect to any provision of Section 16 of the Security Agreement shall be effective; and

(vii) without the prior written consent of each Co-Collateral Agent, no amendment, waiver or consent that affects the rights and duties of the Co-Collateral Agent shall be effective.

The foregoing notwithstanding (1) this Agreement or any other Loan Document may be amended to increase the interest rate or any fees hereunder with the consent of Administrative Agent and Credit Parties (or Borrower Representative, acting on their behalf) only; (2) modifications to the Loan Documents may be made to the extent necessary to grant a security interest in additional Collateral to Administrative Agent for the benefit of the Secured Parties with the prior written consent of Administrative Agent and affected Credit Parties (or Borrower Representative, acting on their behalf) only pursuant to documentation satisfactory to Administrative Agent and such Credit Parties (or Borrower Representative, acting on their behalf) without the consent of any Lender or LC Issuer; (3) only the consent of Administrative Agent shall be required to amend Appendix A to reflect assignments of the Revolving Commitment and Loans in accordance with this Agreement; (4) modifications of a Loan Document which deal solely with the rights and duties of Lenders, Administrative Agent, Co-Collateral Agents and/or LC Issuers as among themselves shall not require the consent of any Credit Party; (5) modifications of a Loan Document to cure or correct administrative errors or omissions, or any ambiguity, omission, defect or inconsistency, or to effect or reflect administrative changes may be made by Administrative Agent (with the consent of Co-Collateral Agents) and Credit Parties (or Borrower Representative, acting on their behalf) without the consent of any other party to the Loan Documents, so long as (A) such modification does not adversely affect the rights of any Lender in any material respect and (B) all Lenders shall have received at least five (5) Business Days’ prior written notice thereof and Administrative Agent shall not have received within five (5) Business Days after the date of receipt of such notice to the Lenders a written notice from the Required Lenders stating that the Required Lenders object to such modification, (6) if this Agreement or any Loan Document contains any blank spaces, such as for dates or amounts, Credit Parties and Lenders hereby authorize and direct Administrative Agent (subject to the consent of Co-Collateral Agents) to complete such blank spaces according to the terms upon which the transactions contemplated hereby or thereby were contemplated, and (7) only the consent of the parties to any Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender which is party to any agreement relating to a Bank Product shall have no right to participate in any manner in modification of any other Loan Document.

(b) Amendment and Restatement. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Credit Parties (or Borrower Representative, acting on their behalf) and Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall be entitled to the benefit of Sections 14, 15.3, and 15.4), such Lender shall have no other Commitment or other obligation hereunder and shall have been Paid in Full all Obligations owing to it or accrued for its account under this Agreement. Any waiver or consent granted by Administrative Agent, a LC Issuer or a Lender shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or consent, or constitute a course of dealing by such Persons at variance with the terms of the Agreement such as to require further notice by such Persons of such their intent to require strict adherence to the terms of the Agreement in the future.

(c) Strict Compliance. Administrative Agent, LC Issuers and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement and each other Loan Document. No waiver or course of dealing shall be established by (i) the failure or delay of Administrative Agent, any LC Issuer or any Lender to require strict performance of any Credit Party to this Agreement or any other Loan Document or to exercise any rights or remedies with respect to Collateral or otherwise; (ii) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (iii) acceptance by Administrative Agent, any LC Issuer or any Lender of performance by any Credit Party under this Agreement or any other Loan Document in a manner other than that specified herein or therein.

(d) Payment for Consents. No Credit Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee, or otherwise, to any Lender in its capacity as a Lender hereunder as consideration for any consent by such Lender with respect to any amendment, waiver of other modification of or to any Loan Document, unless such remuneration or thing of value is concurrently paid, on substantially the same terms, on a Pro Rata basis, to all Lenders providing their consent. For avoidance of doubt, the foregoing limitation shall not apply to any fees paid to Administrative Agent in its capacity as Administrative Agent in such regard.

15.3 Indemnity; Expenses. EACH CREDIT PARTY SHALL INDEMNIFY, DEFEND, PROTECT, AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY “CLAIMS” AND “EXTRAORDINARY EXPENSES” (AS SUCH TERMS ARE DEFINED IN SECTION 1.1) OR OTHER LOSSES, COSTS, FEES OR EXPENSES THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE; provided, however, that in no event shall any party to this Agreement or any other Loan Document have any obligation thereunder to indemnify, defend or hold harmless an Indemnitee with respect to any Claim, Extraordinary Expense or other loss, cost, fee or expense that is determined in a final, non-appealable judgment by a court of competent jurisdiction by final and non-appealable judgment binding on such Indemnitee to have resulted from the gross negligence or willful misconduct of such Indemnitee. In addition to all other Obligations, the obligations and liabilities described in this Section 15.3 shall (a) constitute Obligations; (b) be in addition to, and cumulative with, any other indemnification provisions set forth elsewhere in this Agreement or any other Loan Document; (c) be secured by the Collateral; (d) be due and payable by Credit Parties ON DEMAND; (e) be chargeable against Borrowers’ in the manner set forth in Section 4.1(b) (provided, however, that Administrative Agent shall have no obligation to charge such amounts in such manner); and (f) survive termination of this Agreement and the other Loan Documents. In addition to the foregoing, Administrative Agent shall have the right at any time or from time to time, to require that the obligations and liabilities described in this Section 15.3 be Cash Collateralized.

15.4 Reimbursement Obligations. Without limiting the terms of Section 15.3, Credit Parties shall reimburse Administrative Agent and each Co-Collateral Agent for all Extraordinary Expenses and for all documented and actually incurred legal, accounting, appraisal, consulting, and other documented and actually incurred fees, costs, and expenses incurred by it in connection with (a) negotiation and preparation of this Agreement and the other Loan Documents, including any amendment, forbearance, waiver, restatement, supplement, or other modification thereof; (b) administration of and actions relating to any Collateral, this Agreement, any Loan Document, and the transactions contemplated hereby and thereby (including any actions taken to establish, perfect or maintain priority of Administrative Agent’s Liens in and to any Collateral, to maintain any insurance required hereunder, or to verify (or preserve) the existence or value of Collateral); (c) use of any Platform or Register, (d) credit investigations and background checks; and (e) each inspection, field audit, field examination, or appraisal with respect to any Obligor, Subsidiary, or Collateral, whether prepared by Administrative Agent’s personnel or a third party. Credit Parties also shall pay all documented and actually incurred Extraordinary Expenses of Administrative Agent and each Co-Collateral Agent and all legal (including all costs of internal counsel or, in lieu thereof, a documentation fee comparable in amount thereto), accounting, appraisal, consulting, and other documented and actually incurred fees, costs, and expenses incurred by Administrative Agent, each Co-Collateral Agent and each Lender in connection with the enforcement of, or any “workout,” “restructuring,” or an Insolvency Proceeding concerning any Credit Party or any of its Subsidiaries (including in connection with (i) the preservation, perfection, protection, pursuit or enforcement of any of Administrative Agent’s or any Co-Collateral Agent’s rights or remedies under this Agreement, any Loan

Document, or applicable law, (ii) the collection of any obligations under this Agreement or any Loan Document, (iii) the monitoring of or participation in the Chapter 11 Cases, and (iv) the review, negotiation of, preparation of documents in connection with, support for or objection to any Chapter 11 Plan, in each case including all filing and recording fees and reasonable fees and expenses of Administrative Agent Professionals and Co-Collateral Agent Professionals in connection with any of the foregoing, which shall form a part of the Obligations and shall be paid by Borrowers (without regard to any limitations in the Budget or the necessity of filing any application with or obtaining an order from the Bankruptcy Court) or in exercising rights or remedies under the Loan Documents), or defending any of the Loan Documents, irrespective of whether a lawsuit or other Adverse Proceeding is brought, or in taking any enforcement action or any remedial action with respect to any Collateral (provided that, the fees and expenses of counsel that are reimbursable pursuant hereto shall in any event be limited to one primary counsel to Administrative Agent, one primary counsel to each Co-Collateral Agent and one primary counsel to the Lenders, one local counsel to Administrative Agent in each jurisdiction, which it determines to be necessary, one specialty counsel to Administrative Agent in each specialty area which it determines to be necessary (including insolvency law), and one or more additional counsel to Lenders in the case of an actual or potential conflict of interest).

15.5 Performance of Credit Parties’ Obligations. Administrative Agent may, in its discretion at any time and from time to time, at Credit Parties’ expense, pay any amount or do any act required of a Credit Party under any Loan Document or otherwise requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of any claim by any Third Party Claimant (including any judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim), or any discharge of a Lien. All payments, costs, and expenses (including Extraordinary Expenses) of Administrative Agent under this Section 15.5 shall be reimbursed to Administrative Agent by Credit Parties, ON DEMAND, with interest from the date incurred to the date of payment thereof at the Default Rate. Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.6 Setoff. Subject to compliance with the DIP Financing Orders, from and after the occurrence of any Event of Default and during the continuance thereof, in addition to (and not in limitation of) any rights now or hereafter granted under Applicable Law to Administrative Agent, any LC Issuer, any Lender, or, subject to the provisions of Section 13.1(d), any Participant, each subsequent holder of any of the Obligations, and each of their respective Affiliates (collectively, for purposes of this Section 15.6, the “Setoff Parties”) is hereby authorized by each Credit Party to set off and to appropriate and apply any and all deposits (general or special, time or demand, including Debt evidenced by certificates of deposit, in each case, whether matured or un-matured, but excluding (x) any amounts held by any Setoff Party in any escrow payroll, trust, tax or fiduciary account and (y) without the prior consent of Administrative Agent, any Collection Account, and any other Debt at any time held or owing by any Setoff Party to or for the credit or the account of any Credit Party, against the Obligations, irrespective of whether (a) any demand for payment of such Obligations has been made; or (b) the Obligations have been accelerated as contemplated in Section 11.2; or (c) such Obligations are contingent or un-matured. Any sums obtained by any Setoff Party shall be subject to the requirements for application of payments to the Obligations as set forth in this Agreement. The rights granted to each Setoff Party under this Section 15.6 may be exercised at any time or from time to time subject to compliance with the DIP Financing Orders, without notice to any Credit Party or any other Person, except that each Setoff Party shall notify Administrative Agent promptly (but in any event within one (1) Business Day) after exercising such right of setoff, specifying the amount thereof. Each Credit Party hereby waives any right that it may have as a matter of Applicable Law to any such notice. In addition to the foregoing, and notwithstanding any provision hereof to the contrary, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 4.2 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuers, Swing Line Lender and the other Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

15.7 Independence of Covenants; Severability. All covenants hereunder and under any other Loan Document shall be given independent effect so that if any particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise would be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. To the extent any such provision is found to be invalid or unenforceable under Applicable Law in a given jurisdiction, then (a) such provision shall be ineffective only to such extent; (b) the remainder of such provision and the other provisions of this Agreement and the other Loan Documents shall remain in full force and effect in such jurisdiction; and (c) such provision shall remain in full force and effect in any other jurisdiction. The foregoing shall be subject to Section 3.2(g).

15.8 Cumulative Effect; Conflict of Terms. The parties to this Agreement and each other Loan Document acknowledge that different provisions of this Agreement and the other Loan Documents may contain requirements, limitations, restrictions, or permissions relating to the same subject matter and, in such case, all of such provisions shall be deemed to be cumulative (rather than instead of one another) and must be satisfied or performed, as applicable. Except as otherwise provided herein or in another Loan Document (by specific reference to the applicable provision of this Agreement), to the extent any provision contained in this Agreement conflicts directly with any provision in another Loan Document, then, the provision in this Agreement shall control.

15.9 Counterparts. This Agreement, the other Loan Documents and any amendments, waivers, or consents relating hereto or thereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which when taken together, shall constitute but one and the same instrument.

15.10 Fax or Other Transmission. Delivery by one or more parties hereto of an executed counterpart of this Agreement and any other Loan Document via facsimile, telecopy or other electronic method of transmission pursuant to which the signature of such party can be seen or presumed sent (including Adobe Corporation’s Portable Document Format or PDF) shall have the same force and effect as the delivery of an original manually executed counterpart of this Agreement and such other Loan Document or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Any party delivering an executed counterpart of this Agreement or any other Loan Document to any other party pursuant hereto to any other Loan Document by facsimile or other electronic method of transmission shall also deliver an original executed counterpart thereof to such party, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement or such other Loan Document. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form.

15.11 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements, supplements, and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings negotiations, discussions, representations, warranties, commitments, proposals, offers, contracts and inducements, whether express or implied, oral or written, shall be deemed merged hereunto. There are no unwritten oral agreements between the parties.

15.12 Relationship with Lenders. The Debts, obligations and Commitments of each Lender hereunder and under each other Loan Document are several, and not joint, and no Lender shall be responsible for any Debts, obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of Entity. Amounts payable hereunder by Administrative Agent, any LC Issuer or any Lender, on the one hand, to any other of such Persons, on the other hand, shall be separate and independent Debts and obligations, and claims by one of such Persons against any other of such Persons may proceed between such Persons without requiring the joinder of Administrative Agent, any LC Issuer or any Lender as an additional party. Nothing in this Agreement and no action of Administrative Agent, LC Issuers or Lenders pursuant to the Loan Documents shall cause Administrative Agent, LC Issuers and the Lenders, or any of them, to be deemed a partnership, association, joint venture, or any other kind of Entity with each other or with any Credit Party, or to have any Control of each other or any Credit Party.

15.13 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Credit Parties acknowledge and agree that: (a) (i) the credit facility(ies) evidenced by this Agreement and each other Loan Document and any related arranging or other services by Administrative Agent, any Lender, any of their Affiliates or any Arranger are arm’s-length commercial transactions between Credit Parties and such Persons; (ii) Credit Parties have consulted their own legal, accounting, regulatory, and tax advisors to the extent they have deemed appropriate, in regard thereto; and (iii) Credit Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks, and conditions of the transactions contemplated by this Agreement and the other Loan Documents; (b) each of Administrative Agent, LC Issuers, Lenders, their Affiliates and any Arranger is and has been acting solely as a principal in connection with the credit facility(ies) evidenced by this Agreement and each other Loan Document, is not the financial advisor, agent, or fiduciary of, to, or for any Credit Party or any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by this Agreement and the other Loan Documents, except as may be expressly set forth herein or therein; and (c) Administrative Agent, LC Issuers, Lenders, their Affiliates and any Arranger now or hereafter may be engaged in a broad range of transactions that involve interests that differ from the Credit Parties and their Affiliates and have no obligation to disclose any of such interests to any Credit Party or any such Affiliate at any time. To the fullest extent permitted by Applicable Law, each Credit Party hereby waives and releases any claims that it may have against Administrative Agent, LC Issuers, Lenders, their Affiliates and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement or any other Loan Document.

15.14 Confidentiality; Credit Inquiries. Administrative Agent, LC Issuers, Lenders and Co-Collateral Agents each agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (provided such Persons are informed of the confidential nature of the Information and instructed to keep the Information confidential); (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it; (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to the extent requested or required by any state, federal, or foreign authority or examiner regulating banks or banking or the making of loans and financial accommodations to others; (e) to any other party hereto or, as contemplated by Section 13.1, to any actual or prospective Transferee, and then only on a confidential basis consistent herewith; (f) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (g) subject to an agreement containing provisions substantially the same as this Section 15.14, to any actual or prospective Bank Product Provider (or its advisors); (h) with the consent of Borrower Representative (which consent shall not be unreasonably withheld, conditioned or delayed); (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 15.14, or (B) is available to Administrative Agent, any LC Issuer or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Obligors; (j) to any rating agency when required by it, provided, that before any such disclosure, such rating agency shall be advised of the confidential nature of such Information; (k) for purposes of establishing a “due diligence” defense; (l) in response to credit inquiries from third Persons concerning any Credit Party or any of its Subsidiaries (although none of Administrative Agent, any Lender or LC Issuer shall be required to respond thereto); and (m) to Gold Sheets and other similar bank trade publications (such information to consist of deal terms and other information customarily found in such publications). Notwithstanding the foregoing, Administrative Agent, LC Issuers and the Lenders may publish or disseminate general information describing the credit facility evidenced hereby, including the names and addresses of Credit Parties and the Subsidiaries and a general description of Credit Parties’’ and the Subsidiaries’ businesses, and may use Credit Parties’ logos, trademarks, insignia, or product photographs in any “tombstone” or comparable advertising materials on its website or in other of Administrative Agent, such LC Issuer, or such Lender’s marketing materials. As used in this Section 15.14, “Information” means all information received (whether before or after the Closing Date) from an Obligor relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section 15.14 shall be deemed to have complied if it exercises the same degree of care in regard thereto that it accords its own confidential information. Each of Administrative Agent, LC Issuers, and the Lenders acknowledges that (A) Information may include material non-public information concerning a Credit Party or Subsidiary; (B) it has developed compliance procedures regarding the use of material non-public information; and (C) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws. Any of the foregoing to the contrary notwithstanding, (i) each Credit Party hereby authorizes each of Administrative Agent, Co-Collateral Agents, LC Issuers and Lenders (each, at its discretion and without any obligation to do so) to respond to usual and customary credit inquiries from third parties concerning any Credit Party, and (ii) Administrative Agent, Co-Collateral Agents, LC Issuers and Lenders shall not be obliged to return to any Obligor any Information received from it, but may do so, subject to compliance with any regulatory and internal recordkeeping requirements then applicable thereto.

15.15 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED BY THE TERMS HEREOF OR THEREOF OR UNLESS THE LAWS OF ANOTHER JURISDICTION MAY, BY REASON OF MANDATORY PROVISIONS OF SUCH LAW, GOVERN THE PERFECTION, PRIORITY, OR ENFORCEMENT OF SECURITY INTERESTS IN ANY COLLATERAL, SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION STATE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES OR OTHER RULE OF LAW WHICH WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAW OF THE JURISDICTION STATE (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE).

15.16 Submission to Jurisdiction. EACH CREDIT PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE BANKRUPTCY COURT AND, AFTER DISMISSAL OF THE CHAPTER 11 CASES OR STAY RELIEF GRANTED TO ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY IN THE CHAPTER 11 CASES, THE COURTS OF THE JURISDICTION STATE AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF THE JURISDICTION STATE, IN RESPECT OF ANY PROCEEDING, DISPUTE, OR ADVERSE PROCEEDING BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY WITH RESPECT HERETO OR THERETO, AND EACH CREDIT PARTY AGREES THAT ANY SUCH PROCEEDING, DISPUTE, OR ADVERSE PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN SUCH COURTS. WITH RESPECT TO SUCH COURTS, EACH CREDIT PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS, AND DEFENSES THAT IT MAY HAVE REGARDING PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE, OR INCONVENIENT FORUM. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF PROCESS OF ANY AND ALL PROCESS SERVED UPON IT AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES GENERALLY IN SECTION 15.1, SUCH SERVICE TO BE EFFECTIVE AT THE TIME SUCH NOTICE WOULD BE DEEMED DELIVERED UNDER SECTION 15.1. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT, OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN ANY OTHER COURT OR JURISDICTION, NOR LIMIT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO PRECLUDE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN ANY FORUM OR JURISDICTION. NOTHING CONTAINED HEREIN SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS (INCLUDING ENFORCEMENT OF ANY JUDGMENT OR ORDER) AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION NOR LIMIT THE RIGHT OF ANY SUCH PERSON TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

15.17 Waivers; Limitation on Damages; Limitation on Liability.

(a) WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY, BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ADVERSE PROCEEDING BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY WITH RESPECT HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT, LC ISSUERS, AND THE LENDERS TO ENTER INTO AND ACCEPT THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT. EACH CREDIT PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH OF THE PARTIES HERETO AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

(b) WAIVER OF CERTAIN DAMAGES. NO PARTY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY SUCCESSOR OR ASSIGNEE OF SUCH PERSON, OR ANY THIRD PARTY BENEFICIARY, OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH ANY SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, IN THE CASE OF ADMINISTRATIVE AGENT, THE TAKING OF ANY ENFORCEMENT ACTION, PROVIDED THAT THE FOREGOING SHALL NOT OPERATE TO LIMIT THE CREDIT PARTIES’ INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN RESPECT OF ANY DAMAGES PAID BY ANY INDEMNITEE TO ANY THIRD PARTY.

(c) OTHER WAIVERS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY WAIVES (I) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, NOTICE OF DISHONOR, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION, OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER, AND GUARANTIES AT ANY TIME HELD BY ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER ON WHICH A CREDIT PARTY MAY IN ANY WAY BE LIABLE; (II) NOTICE BEFORE TAKING POSSESSION OR ARTICLE 9 CONTROL OF ANY COLLATERAL; (III) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT BEFORE ALLOWING ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO EXERCISE ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS; (IV) NOTICE OF ACCEPTANCE HEREOF OR OF ANY OTHER LOAN DOCUMENT; (V) ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, RIGHTS OF SETOFF, DISCOUNTS, CHARGE BACKS OR COUNTERCLAIMS OF ANY NATURE (OTHER THAN COMPULSORY COUNTERCLAIMS) IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, OR ANY MATTER ARISING THEREFROM OR RELATING HERETO OR THERETO; AND (VI) ANY CLAIM UNDER ANY APPLICABLE LAW OR EQUITABLE PRINCIPLE REQUIRING ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO MARSHAL ANY ASSETS IN FAVOR OF ANY CREDIT PARTY OR AGAINST ANY OBLIGATIONS OR OTHERWISE ATTEMPT TO REALIZE UPON ANY COLLATERAL OR ANY CLAIM AGAINST, OR COLLATERAL, OF ANY OBLIGOR, OR ANY APPRAISEMENT, EVALUATION, STAY, EXTENSION, HOMESTEAD, REDEMPTION, OR EXEMPTION LAWS NOW OR HEREAFTER IN FORCE TO PREVENT OR HINDER THE ENFORCEMENT OF THIS AGREEMENT. EACH CREDIT PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT, LC ISSUERS AND THE LENDERS’ ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT ADMINISTRATIVE AGENT, LC ISSUERS AND THE LENDERS ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH CREDIT PARTIES.

(d) ACKNOWLEDGEMENT OF WAIVERS. EACH CREDIT PARTY HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF ANY ADVERSE PROCEEDING, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

15.18 Limitation on Liability; Presumptions. None of Administrative Agent, any LC Issuer or any Lender shall have any liability to any Obligor (whether in tort, contract, equity, or otherwise) for losses suffered by such Person in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Loan Document, or any act, omission, or event occurring in connection herewith or therewith, unless as determined by a court of competent jurisdiction by a final and non-appealable judgment binding on Administrative Agent, any LC Issuer or any Lender that the losses were the result of acts or omissions constituting gross negligence or willful misconduct on the part of Administrative Agent, any LC Issuer or any Lender. In any such litigation, each of Administrative Agent, each LC Issuer and each Lender shall be entitled to the benefit of the rebuttable presumption that each acted in Good Faith and with the exercise of ordinary and reasonable care in the performance by it of the terms of this Agreement and the other Loan Documents.

15.19 PATRIOT Act Notice. Administrative Agent, LC Issuers and the Lenders hereby notify Credit Parties that pursuant to the requirements of the PATRIOT Act and other Applicable Law, including the Beneficial Ownership Regulation, Administrative Agent, LC Issuers and the Lenders are required to obtain, verify, and record information that identifies each Obligor, including its legal name, address, tax ID number, and other information that will allow Administrative Agent, LC Issuers and the Lenders to identify it properly in accordance with the PATRIOT Act, the Beneficial Ownership Regulation and such other Applicable Law. Administrative Agent, LC Issuers and the Lenders may also require information, documents and certifications regarding each Obligor, if any, and may require information, documents and certifications regarding each Obligor’s management and owners, such as legal names, addresses, social security numbers, and dates of birth. in accordance with the PATRIOT Act, the Beneficial Ownership Regulation and such other Applicable Law.

15.20 Powers. All powers of attorney granted to Administrative Agent, any LC Issuer or any Lender herein or in any other Loan Document shall be deemed to be coupled with an interest and are irrevocable.

15.21 No Tax Advice. Each Credit Party acknowledges and agrees that, with respect to all tax and accounting matters relating to this Agreement, the other Loan Documents, or the transactions contemplated herein and therein, it has not relied on any representations made, consultation provided by, or advice given or rendered by Administrative Agent, any LC Issuer, or any Lender, or any of their representatives, agents, or employees; and, instead, such Credit Party has sought, and relied upon, the advice of its own tax and accounting professionals with respect to all such matters.

15.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used to do so shall be that at which, in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the date on which final judgment is given, as determined by Administrative Agent in its discretion. The obligation of each Obligor in respect of any such sum due from it to Administrative Agent, any LC Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is denominated in accordance with the applicable provisions of this Agreement or any other Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent (for itself or on behalf of a LC Issuer or a Lender) of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may, in accordance with normal banking procedures, purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent, a LC Issuer, or a Lender from any Obligor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent, each LC Issuer, and each Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent, a LC Issuer, or a Lender in such currency, Administrative Agent, such LC Issuer, or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law).

15.23 Survival of Representations and Warranties, etc. (a) All representations and warranties made by any Credit Party under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution of this Agreement or any other Loan Document by Administrative Agent, any Co-Collateral Agent, any LC Issuer or any Lender, any investigation or inquiry by Administrative Agent, any LC Issuer or any Lender or the making of any Loan or the issuance of any Letter of Credit. (b) Without limiting the generality of the foregoing clause (a), all of the representations, warranties, covenants, and indemnities of Section 7.23 and Section 8.9 shall survive the termination of this Agreement, Payment in Full of the Obligations, and the release of Administrative Agent’s Lien on any Borrowers or Subsidiaries’ Properties, if any, and shall survive the transfer of any or all right, title, and interest in and to such Properties by such Persons, whether or not the transferee thereof is an Affiliate of such Persons.

15.24 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by or on behalf of any Obligor or the transfer to Administrative Agent, any Co-Collateral Agent, any LC Issuer, or any Lender of any Property (including through setoff) should for any reason subsequently be declared to be void or voidable under any Debtor Relief Law, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of Property (collectively, a “Voidable Transfer”), and if Administrative Agent, any Co-Collateral Agent, any LC Issuer or any Lender, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that such Persons, or any of them, is required or elects to repay or restore, and as to all costs, expenses, and attorneys’ fees of such Persons related thereto, the liability of all affected Obligors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.25 Acknowledgement of and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

15.26 Certain ERISA Matters.

(a) Status. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with such Lender’s entrance into, participation in, administration of and performance in respect of any Loans, Letters of Credit or Commitments; or

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance in respect of any Loans, Letters of Credit or Commitments and this Agreement; or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform in respect of any Loans, Letters of Creditor Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance in respect of any Loans, Letters of Credit or Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of any Loans, Letters of Credit, Commitments or this Agreement.

(b) No Fiduciary. In addition, unless clause (i) in the immediately preceding subsection (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, any Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that none of Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto).

15.27 Time of Essence. Time is of the essence in this Agreement and the other Loan Documents.

15.28 Section Headings. Section headings used herein and in the other Loan Documents are included herein for convenience of reference only and shall not constitute a part hereof or thereof for any other purpose or be given any substantive effect.

15.29 Qualified Financial Contracts. As used in this Section, the following terms have the following meanings: (i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party; (ii) “Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Georgia and/or of the United States or any other state of the United States): In the event that a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered under seal as of the date set forth above.

BORROWERS:

FRED’S, INC., a Tennessee corporation, as “Borrower Representative” and a “Borrower”

By:	/s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer

[CORPORATE SEAL]

FRED’S STORES OF TENNESSEE, INC., a Delaware corporation, as a “Borrower”

By:	/s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer

[CORPORATE SEAL]

NATIONAL PHARMACEUTICAL NETWORK, INC., a Florida corporation, as a “Borrower”

By:	/s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer

[CORPORATE SEAL]

REEVES-SAIN DRUG STORE, INC., a Tennessee corporation, as a “Borrower”

By:	/s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer

[Signatures continue on following pages.]

Post-Petition Credit Agreement (Fred’s)

[CORPORATE SEAL]

505 N. MAIN OPP, LLC, a Delaware limited liability company, as a “Borrower”

By:	/s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer

[SEAL]

SUMMIT PROPERTIES-JACKSBORO, LLC, an Arkansas limited liability company, as a “Borrower”

By:	/s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer

[SEAL]

SUMMIT PROPERTIES-BRIDGEPORT, LLC, an Arkansas limited liability company, as a “Borrower”

By:	/s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer

[SEAL]

NATIONAL EQUIPMENT MANAGEMENT AND LEASING, INC., a Tennessee corporation, as a “Borrower”

By:	/s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer

[Signatures continue on following pages.]

Post-Petition Credit Agreement (Fred’s)

[CORPORATE SEAL]

ADMINISTRATIVE AGENT, CO-COLLATERAL AGENT, LC ISSUER AND LENDERS:

REGIONS BANK, as “Administrative Agent,” “LC Issuer,” “Lender” and “Co-Collateral Agent”

By:	/s/ Gene Wilson
Name: Gene Wilson
Title: Managing Director

Address for Notices:

1180 West Peachtree St. , N.W.
Suite 1000
Atlanta, GA 30309
Tel: (404) 221-4588
Fax: (404) 221-4361
Attention: Fred’s Loan Administration

With a copy to:

250 Park Avenue 6th Floor
New York, NY 10177
Tel: (212) 935-4585
Fax: (212) 935-7458
Attention: Fred’s Loan Administration

[Signatures continue on following pages.]

Post-Petition Credit Agreement (Fred’s)

BANK OF AMERICA, N.A., as a “Lender,” “LC Issuer” and “Co-Collateral Agent”

By:	/s/ Roger Malouf
Name: Roger Malouf
Title: Director

Address for Notices:

Bank of America, N.A. 100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Tel: (617) 434-1446
Fax: (617) 310-3459

Post-Petition Credit Agreement (Fred’s)

APPENDIX A

Lenders, Commitments and Commitment Percentages

Revolving Commitments
Regions Bank	$17,500,000.00
Bank of America, N.A.	$17,500,000.00

Total Revolving Commitments:	$35,000,000.00

APPENDIX B

Notice Information

To any Credit Party:	Fred’s, Inc. 2001 Bryan Street, Suite 1550 Dallas, Texas 75201 Attn: Chief Executive Officer

To Regions Bank:	the address set forth on the signature page of Regions Bank hereto

To any other Lender:	the address set forth on the signature page of such Lender hereto or in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Schedule 8.16

Each of the following DIP Milestones, RX Sale Milestones and Real Estate Sale Milestones (collectively, the “Milestones”), and the applicable deadline therefor:

(a) Debtors shall achieve each of the following milestones (the “DIP Milestones”), in each case on terms and conditions, and subject to documentation (including, in all cases, forms of all applicable orders and agreements) in form and substance, acceptable in all respects to Administrative Agent and Co-Collateral Agents in all respects:

(i) On the Petition Date (i.e., September 9, 2019), Debtors shall file motions with the Bankruptcy Court seeking approval of (x) the Post-Petition Credit Agreement and the other Loan Documents (collectively, the “DIP Senior Credit Facility”); and (y) the assumption of a consulting agreement with SB360 Capital Partners (“SB360”) and the procedures for, and conduct of, going out of business sales (“GOB Sales”) for all of the Debtors’ remaining stores (the “GOB Sale Motion”).

(ii) On or before September 12, 2019, the Bankruptcy Court shall have entered the Interim Financing Order authorizing the Debtors’ entry into and the parties’ performance under the DIP Senior Credit Facility on an interim basis.

(iii) On or before September 12, 2019, the Bankruptcy Court shall have entered an order approving the GOB Sale Motion and authorizing the GOB Sales to commence promptly upon entry thereof in accordance therewith.

(iv) So as to be heard by no later than the “second day hearing” in the Chapter 11 Cases, Debtors shall have filed a motion with the Bankruptcy Court seeking approval of the retention of Berkeley Research Group or another financial consultant acceptable to Administrative Agent and each of the Co-Collateral Agents in their Permitted Discretion.

(v) On or before October 15, 2019, the Bankruptcy Court shall have entered the Final Financing Order authorizing the Debtors’ entry into and the parties performance under the DIP Senior Credit Facility on a final basis.

(vi) On or before October 30, 2019, the GOB Sales shall have been completed with respect to all of the remaining stores of the Debtors.

(b) Debtors shall achieve each of the following milestones (the “Rx Sale Milestones”), in each case on terms and conditions, and subject to documentation (including, in all cases, forms of all applicable orders and agreements) in form and substance, acceptable in all respects to Administrative Agent and Co-Collateral Agents in all respects:

(i) On the Petition Date (i.e., September 9, 2019), Debtors shall file a motion (the “Rx Sale Procedures Motion”), in form and substance satisfactory to Administrative Agent and Co-Collateral Agents, requesting an order of the Bankruptcy Court approving procedures for a sale, in one or a series of related transactions, of all or substantially all of (or, if approved in writing by Administrative Agent and each of the Co-Collateral Agents in their Permitted Discretion, certain of) the Pharmacy Scripts and Pharmacy Inventory of Debtors (the “Rx Sales”) under Section 363 of the Bankruptcy Code. The Rx Sale Procedures Motion shall, among other things, seek approval of procedures for Rx Sales based upon the sale price of Pharmacy Inventory and Pharmacy Scripts for each Rx Sale.

(ii) On or before September 23, 2019, Debtors shall have obtained a Sale Procedures Order approving the Sale Procedure Motion (the “Rx Sale Procedures Order”) to govern the conduct of the Rx Sales. The Rx Sale Procedures Order shall, with respect to the Rx Sales, require that the proceeds of the Rx Sales shall be in a minimum amount satisfactory to Administrative Agent and Co-Collateral Agents in their sole and absolute discretion and that such proceeds be applied to the Obligations and the Pre-Petition Lender Debt in accordance with the Post-Petition Credit Agreement.

(iii) On or before October 18, 2019 (or such later date as shall be approved by Administrative Agent and Co-Collateral Agents in writing in their sole and absolute discretion), Debtors shall consummate and close Rx Sales with respect to all or substantially all of the Pharmacy Inventory and Pharmacy Scripts that are “Contracted Assets” (as defined in the Rx Sale Procedures Motion) as of the Petition Date, with all net proceeds paid to Administrative Agent for application to the Obligations and the Pre-Petition Lender Debt in accordance with the Post-Petition Credit Agreement.

(c) Debtors shall achieve each of the following milestones (the “Real Estate Sale Milestones”), in each case on terms and conditions, and subject to documentation (including, in all cases, forms of all applicable orders) in form and substance, acceptable in all respects to Administrative Agent and Co-Collateral Agents in all respects:

(i) On or before September 16, 2019 (or such later date as shall be approved by Administrative Agent and Co-Collateral Agents in writing in their sole and absolute discretion), Debtors shall file a motion (the “Real Estate Sale Procedures Motion”), in form and substance satisfactory to Administrative Agent and Co-Collateral Agents, requesting an order of the Bankruptcy Court approving procedures for (A) a sale, in one or a series of related transactions, of all or substantially all of (or, if approved in writing by Administrative Agent and each of the Co-Collateral Agents in their Permitted Discretion, certain of) the real estate assets of Debtors (the “Real Estate Sales”) under Section 363 of the Bankruptcy Code. The Real Estate Sale Procedures Motion shall, among other things, (x) seek approval of bidding procedures for the Real Estate Sales, (y) establish the date of the Real Estate Auction (as defined below), and (z) establish a date for a hearing to approve Real Estate Sales to be effectuated pursuant to the Real Estate Auction.

(ii) On or before October 7, 2019 (or such later date as shall be approved by Administrative Agent and Co-Collateral Agents in writing in their sole and absolute discretion), Debtors shall have obtained a Sale Procedures Order approving (A) a stalking horse bidder and (B) the Real Estate Sale Procedure Motion (the “Real Estate Sale Procedures Order”) to govern the conduct of the Real Estate Sales. The Real Estate Sale Procedures Order shall, with respect to the Real Estate Sales, require that the proceeds of the Real Estate Sales be in a minimum amount satisfactory to Administrative Agent and Co-Collateral Agents in their sole and absolute discretion and that such proceeds be applied to the Obligations and the Pre-Petition Lender Debt in accordance with the Post-Petition Credit Agreement.

(iii) On or before October 17, 2019 (or such later date as shall be approved by Administrative Agent and Co-Collateral Agents in writing in their sole and absolute discretion), Debtors shall complete an auction for the Real Estate Sales (the “Real Estate Auction”). At the conclusion of the Real Estate Auction, Debtors shall declare a “winning bidder(s)” and a “back-up bidder(s)” for the each of the Real Estate Sales in consultation with Administrative Agent and Co-Collateral Agents. The terms of each “winning bid” and “back-up bid” shall be acceptable to Administrative Agent and Co-Collateral Agents and shall, among other things, provide for proceeds of the Real Estate Sales in a minimum amount satisfactory to Administrative Agent and Co-Collateral Agents in their sole and absolute discretion.

(iv) On or before November 15, 2019 (or such later date as shall be approved by Administrative Agent and Co-Collateral Agents in writing in their sole and absolute discretion), Debtors shall consummate and close all of the Real Estate Sales, with all net proceeds paid to Administrative Agent for application to the Obligations and the Pre-Petition Lender Debt in accordance with the Post-Petition Credit Agreement.